Form 10-K, Exhibit 13
period 1996-03-28
AMC ENTERTAINMENT INC
filed 1996-06-07
CIK 722077

(Inside Front Cover)

AMC Entertainment, Inc.

Corporate Profile
AMC Entertainment Inc., through its wholly owned subsidiary American Multi-Cinema Inc. (AMC), is one of the largest motion picture exhibition circuits in the world. Over 110 million people watched a movie in an AMC-operated theatre during fiscal 1996.

 Following are some of the characteristics that distinguish AMC from its competitors.

    Nearly 75% of AMC screens are located in the top 20 U.S. markets.

    AMC's average screen count per theatre at 7.6 is higher than the industry average of 4.9.

    Almost 39% of AMC's screens are in theatres with 10 or more screens and 90% of its screens are in theatres with six or more screens.

    AMC's innovative theatre technology ranges from computerized box offices to High Impact Theatre Systems with brighter pictures and clearer sound.

    AMC is the industry leader in value-added services such as MovieWatcher , the first nationwide frequent movie-goer program.

 As of March 28, 1996, the company owned or operated 226 theatres with 1,719 screens in 22 states and the District of Columbia.

 AMC common stock trades on the American and Pacific Stock Exchanges under the symbol AEN. The preferred stock is traded on the American Stock Exchange under the symbol AEN Pr. The company is headquartered in Kansas City, Missouri.

Cover Photo
AMC Entertainment Inc. is changing the way the world sees movies.

Table of Contents
Financial and Operating Highlights                1
Report to Shareholders                            2
Operating Report                                  4
Financial Report                                  5
The Era of the AMC Megaplex                       6
AMC Theatre Locations                            14
Selected Financial Data                          18
Management's Discussion and Analysis of
Financial Condition and Results of Operations    19
Responsibility for Preparation of
Financial Statements                             26
Report of Independent Accountants                27
Consolidated Financial Statements                28
Notes to Consolidated Financial Statements       34
tatements of Operations by Quarter               50
Investor Information                             52
Executive Officers and Directors                 53


(Page 1)

Financial and Operating Highlights
(In thousands, except number of theatres and screens)

                         March 28 March 30, March 31, April 1, April 2,
                         1996 (1) 1995 (1)  1994 (1)  1993 (1) 1992 (1)
Domestic operated theatres:
 Total revenues          $657,872 $564,664 $ 587,453 $404,465 $406,964
 EBITDA (2)              $112,555  $88,942  $ 98,784 $ 57,345 $ 43,178
 Number of patrons        114,506  103,148   107,710   99,957   98,417
 Number of theatres           226      232       236      243      253
 Number of screens          1,719    1,630     1,603    1,617    1,617
 Screens per theatre          7.6      7.0       6.8      6.7      6.4

(1) Fiscal year April 2, 1992 consists of 53 weeks. All other fiscal years have 52 weeks.

(2) Represents operating income plus depreciation and amortization plus estimated loss on future disposition of assets.

GRAPH
Report to Shareholders

(Callout): In fiscal 1996 AMC achieved the highest revenues and cash flows in its history.

I am pleased to report excellent results for fiscal 1996. The company achieved the highest revenues and cash flows in its history. Our new generation of theatres or "megaplexes" opened to rave reviews and extraordinary operating results, totally redefining the moviegoing experience. The company also completed a major debt refinancing, positioning AMC as one of the most financially sound companies in the industry. Additionally, we made a significant stride on the international front with the completion of construction of our first theatre in Asia.

Financial Results
Total revenues increased 16.5% to a record $657.9 million from $564.7 million last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 26.5% to $112.6 million compared to $88.9 million for last year. EBITDA was also 13.9% higher than fiscal 1994's record $98.8 million. Earnings before income taxes and extraordinary item increased 86.8% to $46.7 million from $25.0 million in fiscal 1995.

          Earnings before extra-ordinary item declined 19.4% to $27.4 million from $34.0 million last year due primarily to a $19.8 million tax benefit recorded last year. After deducting for an extraordinary loss of $19.4 million related to a debt refinancing, net earnings were $8.0 million in fiscal 1996 com-pared to net earnings of $34.0 million last year.

          On a per share basis, earn-ings before extraordinary item, after deducting preferred dividends, were $1.21 in fiscal 1996 compared to $1.63 per share in fiscal 1995. After extraordinary item and preferred dividends, net earnings per share were $.06 compared to net earnings of $1.63 per share last year.

Debt Refinancing
During the third quarter we com-pleted a major debt refinancing transaction which involved retiring substantially all of our outstanding public debt securities as well as arranging a new $425 million revolving credit facility.

          Completion of the refinancing transaction represents another significant financial milestone for the company. It lowered our interest costs and increased our available credit which we will use to continue the implementation of our highly successful megaplex strategy.

Strategic Growth Initiative
AMC once again changed the way people see movies when it opened the first and largest megaplex in the United States, the AMC Grand 24 in Dallas, Texas. During fiscal 1996 we opened four additional mega-plexes and expanded two other theatres to megaplex status. All have achieved excellent operating results and continue to rank among the most successful theatres in the industry.

          The outstanding results of the megaplex concept in the United States have reinforced our com-mitment to building large theatres in strategic U.S. and select inter-national markets. The under-screened worldwide market as well as the growing global interest in filmed entertainment present a tremendous international growth opportunity for AMC.

          Our international expansion plans also progressed significantly in fiscal 1996. The AMC Canal City 13 in Fukuoka, Japan opened early in fiscal 1997. With more screens than any other theatre in Japan, the Canal City 13 represents AMC's first theatre in Asia. Construction also began this year on the com-pany's next international theatre, the AMC Arrabida 20 in Porto, Portugal, which is scheduled to open in the fall of 1996. Plans to build our second Pacific Rim theatre, the AMC Festival Walk 11 in Hong Kong, were announced this year as well.

          In total AMC added 150 new and expansion screens in over a dozen locations throughout the United States in fiscal 1996 and began con-struction on over 200 additional domestic and inter-national screens.

          This year's report updates our growth strategy and includes a detailed discussion of our expansion schedule. It also highlights our continuing efforts to increase atten-dance and revenues through exclusive AMC innovative marketing and customer service programs.

         We look forward to continued success in fiscal 1997 and beyond as we move closer to our ultimate goal of becoming the world's premier motion picture exhibition company.
AMC is literally changing the way the world sees movies.

/s/ Stanley H. Durwood
Chairman of the Board,  Chief Executive Officer and President

May 20, 1996

(Callout): In total AMC added 150 new and expansion screens in over a dozen locations throughout the United States in fiscal 1996 and began construction on over 200 additional domestic and international screens.



Operating Report
In fiscal 1996 we continued to increase attendance and control expenses which is our simple but effective operating strategy. Our operating plan not only focuses on improving efficiencies but also emphasizes key personnel develop-ment that will enhance our ability to expand the company worldwide.

          Since the successful implemen-tation of a cost-containment plan four years ago, operating expenses have decreased 14% from $1.71 per patron in fiscal 1992 to $1.47 per patron at the close of the current year. We achieved this performance while continuing to deliver the finest moviegoing experience in the industry.

          The new generation of AMC megaplexes opened this year is forming the foundation of our future in the era of the AMC megaplex. This year's success validates our commitment to growth and strengthens AMC's leadership position in the motion picture exhibition industry.

/s/ Philip M. Singleton
Executive Vice President and
Chief Operating Officer

May 20, 1996

(Callout): The new generation of AMC megaplexes opened this year is forming the foundation of our future in the era of the AMC megaplex.



Financial Report
With the completion of a major refinancing transaction in fiscal 1996, AMC's financial picture continued to develop positively. The refinanc-ing, which was completed in the third quarter, involved retiring substantially all of our high coupon public debt as well as arranging the largest bank facility in the history of our industry. This $425 million facility, along with the tremendous cash flow that the we generate, gives us the financial capacity to execute our successful megaplex or "big store" expansion strategy.

         The refinancing represents the third major step in a financial evolu-tion that started in fiscal 1993 with a $200 million recapitalization that solidified AMC's balance sheet. The evolution continued in fiscal 1994 with the issuance of $100 million of convertible preferred stock which created a solid cushion of equity capital for our growth plans.

         AMC now stands as perhaps the best capitalized company in the motion picture exhibition industry. This position should allow us to execute our strategic plan, and in so doing, continue to increase the value of the company.

/s/Peter C. Brown
Executive Vice President and
Chief Financial Officer

May 20, 1996

(Callout): AMC now stands as perhaps the best capitalized company in the motion picture exhibition industry.


(Callout): AMC continues to execute its strategy of building megaplex theatres in strategic U.S. and select international markets. These new generation theatres offer patrons a new and invigorating moviegoing experience while generating superior operating results.

         Future AMC megaplexes may have as many as 30 screens, occupy as much as 100,000 square feet and contain up to 6,000 seats. An AMC megaplex theatre provides patrons with a broader range of films and a superior viewing environment by incorporating AMC's industry-leading innovations. These innovations include computerized ticketing, stadium-style seating with extra-wide row spacing, plush high back seats with cupholder armrests, Sony Dynamic Digital Sound (SDDS ) and AMC's exclusive High Impact Theatre System (HITS ) which includes Torus compound-curved screens for maximum picture clarity and brilliance.



The Era of the AMC Megaplex
The introduction of the AMC megaplex theatre is redefining moviegoing and setting new industry standards. The success seen from the megaplexes opened to date confirms that our customers desire a quality, out-of-home enter-tainment experience. AMC's new and innovative entertainment experience will appeal to moviegoers around the world.


Fiscal 1996 Openings
From the record-breaking premiere of the AMC Grand 24 in Dallas on May 25,1995 to the opening of the AMC Promenade 16 in Los Angeles on March 28, 1996, virtually every new theatre opened has dramatically exceeded expectations.

         In fiscal 1996 AMC added 150 screens, 114 of which were at new locations and 36 of which were expansions of existing theatres. Consistent with our megaplex strategy, three of the new locations and two of the expanded theatres offer 20 or more screens.


The Success of the AMC Megaplex
AMC's new megaplex theatres have quickly became the dominant force within their markets. Since opening, the AMC Grand 24 in Dallas has become one of the highest grossing theatre complexes in North America. Also, the AMC Mission Valley 20 in San Diego is consistently among the industry's top five grossing theatre complexes and is often the highest grossing theatre in the United States for individual films. For example, the theatre achieved the highest opening week gross in the U.S. for the film "Jumanji."

         The AMC Promenade 16 in Los Angeles is another success story. During its first week of operation, the Promenade's admission revenues for each new film ranked among the top five in the country. Finally, the AMC Independence 20 is one of the top two performing theatres in the Kansas City market sharing top billing with AMC's well-established Ward Parkway 22 theatre.

         New AMC megaplexes should fuel enhanced, company-wide financial performance by generating much higher operating income levels. In fiscal 1996 operating income per patron in AMC theatres with 18 or more screens was 48% higher than those with fewer than 18 screens.

Maximizing Attendance
and Revenue
In addition to our megaplex strategy we remain committed to increasing attendance and revenue at existing theatres. Year after year AMC theatres generate some of the industry's highest attendance and revenues per screen. We believe these results are achieved by our unyielding insistence on providing patrons with the finest and most enjoyable moviegoing experience possible.

         Recognized industry-wide as the leader in both customer service and marketing, individual AMC theatre managers routinely earn coveted industry awards in both categories. At the recent National Association of Theatre Owners (NATO) ShoWest convention in Las Vegas, AMC theatre managers earned first place awards in customer service. AMC theatre managers also swept the prestigious Hollywood Reporter Theatre Excellence and Marketing
(TEAM) honors at the same convention.

         AMC develops national marketing programs in cooperation with major partners such as the Coca-Cola Company, the Walt Disney Company and major league sports franchises and sporting events including the NFL Super Bowl to drive incremental attendance. National promotions are augmented by local programs such as special early morning shows, midnight shows and children's matinees, which also generate additional attendance.

         The AMC MovieWatcher is our premier marketing program and the only one of its kind in the industry. This frequent moviegoer club with almost one million of our best customers enrolled as members rewards frequent AMC moviegoing. The AMC MovieWatcher program has strengthened AMC brand loyalty and provides an invaluable database of avid AMC moviegoers-a powerful tool used for research, analysis and direct marketing programs.

         In addition to revenue from the sale of tickets, concession sales are an important source of revenue at an AMC theatre. We continually review our concession operations to ensure customers a broad selection of the highest quality products as well as quick, courteous service. New methods designed to cut average transaction time in half without eroding service quality are currently in development and are being tested at many of our new megaplexes. The AMC concession menu is constantly evolving to meet the tastes of our ever-changing customer. New items such as frozen carbonated beverages, bulk candy, bottled water and fruit drinks complement AMC's traditional concession menu.

Fiscal 1997 Scheduled Openings
At the close of this year 200 screens were under construction. The pace of new theatre activity will increase dramatically in fiscal 1997 as new screen growth is expected to more than double fiscal 1996 performance.

         Fiscal 1997 will also mark the debut of the first AMC 30-screen megaplex located in Ontario, California. The AMC Ontario Mills 30 will be the largest theatre in the United States when it opens in the third quarter. This new 30-plex and other new AMC megaplexes will continue to revolutionize the industry and change the way people see movies. By fiscal year-end, over 300 screens will be open or under construction.

International Expansion
As international box-office revenues continue to grow at a rapid rate, the international market is becoming a larger component of a film's profit-ability. This fact coupled with a short-age of quality theatres in many coun-tries outside the United States has created a tremendous international growth opportunity.

         AMC's first location in Asia, the AMC Canal City 13, opened on April 20, 1996 in Fukuoka, Japan. The AMC Canal City 13, part of the 2.5 million square-foot Canal City Hakata Project, is the largest in Japan in terms of number of screens. The theatre complex offers Japanese moviegoers their first opportunity to enjoy the new AMC megaplex entertainment experience.

         International screens presently under construction include the AMC Arrabida 20 in Porto, in northern Portugal, which is scheduled to open in the fall of 1996. The AMC Arrabida 20 is located in a major entertainment and retail center and is expected to change moviegoing in Portugal's second largest city.

         We also announced plans to build AMC's second Pacific Rim theatre, the AMC Festival Walk 11 in Hong Kong. The AMC Festival Walk 11 will be Hong Kong's largest theatre in terms of screen count and will be located in an innovative, entertain-ment--oriented center which is expected to draw customers from as far away as southern China.

         AMC has long been recognized as a leader in the exhibition industry. The company is considered the forerunner of nearly every major innovation in the industry. This leadership and vision continues as we move toward the millennium-changing the way people see movies-and toward our objective of becoming the world's premier motion picture exhibition company.

AMC theatre locations
(*    Openings expected in fiscal 1997)
(** Expanding to 12 screens)

Arizona
Phoenix
 Bell Plaza 8
 Fiesta Village 6
 Gateway Village 10
 Laguna Village 10
 Lakes 6
 Metro Village 6
 Sunvalley Plaza 10
 Three Fountains 4
 Town & Country 6
*     Arrowhead 14
*     Ahwatukee 24

Tucson
 El Con 6
 Valencia 4

California
Bakersfield
 Stockdale 6

Los Angeles
 Alondra 6
 Burbank 14
 Century City 14
 Chino Town Square 10
 Commercenter 6
 Fine Arts 1
 Fullerton 10
 Hermosa Beach 6
 Main Place 6
 Marina Pacifica 6 **
 Media Center 8
 Media Center 6
 Montebello 10
 Old Pasadena 8
 Orange Mall 6
 Pine Square 16
 Promenade 16
 Puente East 4
 Puente Plaza 10
 Puente West 6
 Rolling Hills 6
 Santa Monica 7
 Victor Valley 10
*     Norwalk 20
*     Ontario Mills 30

San Diego
 La Jolla 12
 Santee Village 8
 Wiegand Plaza 8
 Mission Valley 20

San Francisco
 Kabuki 8
 Serramonte 6
 Vallejo Plaza 6

San Jose
 Milpitas 10
 Oakridge 6
 Saratoga 6
 Sunnyvale 6
 Town & Country 1
*     Mission College 20

Colorado
Colorado Springs
 Tiffany Square 6

Denver
 Buckingham 4
 Buckingham 6
 Colorado Plaza 6
 Seven Hills 10
 Southbridge Plaza 8
 Tiffany Plaza 6
 Tivoli 12
 Westminster 5
 Westminster 6

Delaware
Philadelphia
 Cinema Center 3
 Concord 2

District of
Columbia
Washington, D.C.
 Union Station 9

Florida
Gainesville
 Oaks 6
 Oaks West 4

Jacksonville
 Orange Park 5
 Regency 6
 Regency Mall 8

Miami
 Cocowalk 16
 Coral Ridge 10
 Fashion Island 16
 Kendall Town & Country 10
 Mall of the Americas 14
 Ocean Walk 10
 Omni 4
 Omni 6
 Ridge Plaza 8
 Sheridan 12
 South Dade 8

Orlando/Daytona
 Daytona 6
 Fashion Village 8
 Interstate 6
 Lake Square 12
 Merritt 6
 Merritt Square 7/12
 Pleasure Island 10
 Volusia Square 8

Ft. Myers
*     Merchant Crossing 16

Tallahassee
*     Tallahassee 20

Tampa/  St. Petersburg
 Clearwater 5
 Countryside 6
 Crossroads Center 8
 Horizon Park 4
 Merchants Walk 10
 Old Hyde Park 7
 Regency 20
 Sarasota 6
 Sarasota Exp 7/12
 Seminole 8
 Tri-City Plaza 8
 Twin Bays 4
 Tyrone Square 6
 Varsity 6

West Palm Beach
Cross County 8
Mizner Park 8

Georgia
Atlanta
 Cobb Place 8
 Colonial 18
 Galleria 8
 Mansell 14
 Northlake Festival 8
 Phipps Plaza 14
*     Market Square 16

Illinois
Carbondale
 University Place 8

Chicago
 Barrington Square 6
 Ogden 6

Kansas
Kansas City
 Indian Springs 6
 Oak Park 6
 Oak Park 7/12

Louisiana
New Orleans
 Galleria 8

Shreveport
 Bossier 6
 St. Vincents 6

Maryland
Washington, D.C.
 Academy 6
 Academy 8
 Carrollton 6
 City Place 10
 Country Club Mall 6
 Rivertowne 12

Massachusetts
Springfield
 Hampshire 6
 Mountain Farms 4

Michigan
Detroit
 Abbey 8
 Americana West 6
 Bel-Air Centre 10
 Eastland 2
 Eastland Mall 5
 Hampton 4
 Laurel Park 10
 Maple 3
 Old Orchard 3
 Southfield City 12
 Southland 4
 Sterling Center 10
 Towne 4
 Wonderland 6
 Woods Complex 6

Lansing
 Elmwood Plaza 8
 Meridian 1/4
 Meridian 5/8
 Meridian Mall 6

Missouri
Kansas City
 Bannister Square 6
 Crown Center 6
 Independence 20
 Metro North 6
 Metro North Plaza 7/12
 Summit 4
 Ward Parkway 22

St. Louis
 Crestwood Plaza 10
 Esquire 7
 Galleria 6
 Northwest Square 10
 Regency 8
 Village 6

Nebraska
Omaha
 Westroads 2
 Westroads 3/8

New Jersey
Metro New York
 Headquarters Plaza 10
 Rockaway 6
 Rockaway 7/12

Philadelphia
 Deptford 8
 Marlton 8
 Millside 4
 Quakerbridge 4
 Vineland 4

New York
Buffalo
 Como 8
 Maple Ridge 8

North Carolina
Charlotte
 *    Carolina Pavilion 22

Ohio
Columbus
 Dublin Village 18
 Eastland Centre 8
 Eastland Plaza 6
 Westerville 6
*     Lennox 24

Oklahoma
Oklahoma City
 Memorial Square 8
 Northwest 8
 Robinson Crossing 6

Pennsylvania
Harrisburg
 Colonial Commons 9
 Eden 2
 Hampden Center 8
 Wonderland 4
 York 4

Philadelphia
 Andorra 8
 Anthony Wayne 2
 Barn 5
 Granite Run Mall 8
 Marple 10
 Olde City 2
 Orleans 8
 Painters Crossing 9
 Plaza 2
 Quakertown 6
 309 Cinema 9
 Tilghman Square 8
 25th Street 4
 Woodhaven 10

Texas
Dallas/Fort Worth
 Central Park 7
 Forum 6
 Glen Lakes 8
 Grand 24
 Green Oaks 8
 Highland Park 4
 Hulen 10
 Irving 8
 Prestonwood 5
 Sundance 11
 Towne Crossing 8
*     Palace 9

Houston
 Almeda Square 5
 Commerce Park 8
 Deerbrook 8
 Festival 6
 Greens Crossing 6
 Meyer Park 16
 Northoaks 6
 Town & Country 10
 Westchase 5
 Willowbrook 10
*     Deerbrook 24
*     Majestic 30

San Antonio
 Rivercenter 9

Virginia
Norfolk/Portsmouth/Newport News
 Circle 4
 Coliseum 4
 Lynnhaven 8
 Newmarket 4
 Patrick Henry 7

Washington, D.C.
 Courthouse Plaza 8
 Potomac Mills 15
 Skyline Center 12

Washington
Seattle/Tacoma
 Center Plaza 6
 Narrows Plaza 8
 Seatac 6

Japan
Fukuoka
 Canal City Hakata 13
 (opened April 20, 1996)

Portugal
Porto
 Arrabida 20*
 (opening Fall 1996)

Table of Contents

Selected Financial Data                          18
Management's Discussion and Analysis
 of Financial Condition and
Results of Operations                            19
Responsibility for Preparation of
 Financial Statements                            26
Report of Independent Accountants                27
Consolidated Financial Statements                28
Notes to Consolidated Financial Statements       34
Statements of Operations by Quarter              50
Investor Information                             52
Executive Officers and Directors                 53


Selected Financial Data
(Dollars in thousands, except per share data)




                                    March 28,   March 30,     March 31,  April 1,   April 2,
                                     1996(1)      1995(1)      1994(1)    1993       1992(3)


Statement of Operations Data:
Total revenues                     $657,872      $564,664     $587,453   $404,465  $406,964
Total cost of operations            496,567       435,915      449,177    310,835   325,901
Depreciation and amortization        43,886        37,913       38,048     28,175    31,385
General and administrative expenses  48,750        39,807       39,492     36,285    37,885
Estimated loss on future disposition
of assets                                -             -            -       2,500     3,000
Operating income                     68,669        51,029       60,736     26,670     8,793

Interest expense                     28,828        35,908       36,375     31,401    30,035
Investment income                     7,052        10,013        1,156      8,239     8,502
Minority interest                        -             -         1,599         -         -
Gain (loss) on disposition of assets  (222)         (156)          296      9,638     8,721
Earnings (loss) before income taxes
 and extraordinary item              46,671        24,978       27,412     13,146   (4,019)
Income tax provision                 19,300       (9,000)       12,100      5,400     1,500
Earnings (loss) before
extraordinary item                   27,371        33,978       15,312      7,746   (5,519)
Extraordinary item                 (19,350)            -            -     (6,483)        -
Net earnings (loss)                  $8,021       $33,978      $15,312     $1,263  $(5,519)
Preferred dividends                   7,000         7,000          538        256       700
Net earnings (loss)
for common shares                    $1,021       $26,978      $14,774     $1,007  $(6,219)
Earnings (loss) per share             $.06(4)     $1.63           $.89      $.06(2)  $(.39)
Common dividends per share              $-            $-           $-          $1.14    $-
Weighted average number of
 shares outstanding                  16,795        16,593       16,521     16,217    16,088

Balance Sheet Data:
Cash, equivalents and investments   $10,795      $140,377     $151,469    $50,106   $36,823
Total debt (including capitalized
 lease obligations)                 188,172       267,504      268,188    255,302   240,231
Stockholders' equity                158,918       157,388      130,404     18,171    39,869
Total assets                        483,458       522,154      501,276    374,102   377,699

Other Financial Data:
EBITDA(5)                          $112,555       $88,942      $98,784    $57,345   $43,178
Capital expenditures                120,796        56,403       10,651      8,786    21,045


(1) Fiscal 1996, 1995 and 1994 include the effects from the acquisition of Exhibition Enterprises Partnership on May 28, 1993.
(2) Fiscal 1993 includes a $6,483 extraordinary loss equal to $.40 per common share.
(3)  Fiscal 1992 includes 53 weeks. All other years have 52 weeks.
(4) Fiscal 1996 includes a $19,350 extraordinary loss equal to $1.15 per common share.
(5) Represents operating income plus depreciation and amortization plus estimated loss on future disposition of assets. EBITDA is a financial measure commonly used in the Company's industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP), an indicator of operating performance, an alternative to cash flows from operating activities (as determined in accordance with GAAP) or a measure of liquidity.


Management's Discussion And Analysis of Financial Condition and Results of Operations

General
The Company's revenues are derived principally from box office admissions and concession sales. Additional revenues are derived from other sources such as on-screen advertising and license fees from video games in theatre lobbies. The Company's principal costs of operations are film rentals, con-cession merchandise and other expenses such as advertising, payroll, occupancy costs and insurance. Set forth below is a summary of operating revenues and expenses for the last three fiscal years.


                        52 Weeks Ended      52 Weeks Ended       52 Weeks Ended
                     March 28,% of Total  March 30, % of Total March 31,% of Total
(Dollars in
 thousands)            1996    Revenues     1995    Revenues    1994    Revenues
  Revenues
Admissions           $431,361      66%   $371,145      66%   $389,454      66%
Concessions           196,645       30    169,120       30    176,274       30
Other                  29,866        4     24,399        4     21,725        4
Total                $657,872     100%   $564,664     100%   $587,453     100%

Cost of Operations
Film rentals         $215,099      33%   $182,669      32%   $197,461      34%
Concession
 merchandise           32,641        5     26,453        5     26,349        4
Other                 248,827       38    226,793       40    225,367       38
Total                $496,567      76%   $435,915      77%   $449,177      76%

Operating Results
Years (52 weeks) Ended March 28, 1996, and March 30, 1995
Total revenues for the year (52 weeks) ended March 28, 1996, increased 16.5%, or $93,208,000, to $657,872,000 compared to $564,664,000 for the year (52 weeks)
ended March 30, 1995. Admissions revenues increased by 16.2% due to a 11.1% increase in attendance and a 4.4% increase in average ticket prices. The increase in attendance resulted from the popularity of films released during the period and the net addition of 89 screens since fiscal 1995 at new and higher performing locations. Attendance during the prior year was impacted by a dispute with a major distributor over film terms, which resulted in the Company licensing a smaller number of runs per film from that distributor. During the current year, the Company licensed what it considers to be a more acceptable number of runs per film from that distributor. Concessions revenues and average concessions per patron increased by 16.3% and 4.2%, respectively, during the current year. The increase in concession revenue was primarily attributable to the attendance increase.

Total cost of operations increased 13.9%, or $60,652,000, during 1996 to $496,567,000 from $435,915,000 for 1995. As a percentage of total revenues, cost of operations was 76% and 77% in fiscal year 1996 and 1995, respectively. Film rentals expense increased 17.8% in the current period due to higher attendance levels and a .7% increase in the percentage of admissions paid to film distributors. Concession and other costs of operations increased 11.1% from the prior year due to increases in payroll, concession merchandise and other theatre operating expenses associated with the increase in admissions and concessions revenues and from the higher number of screens in operation.

Depreciation and amortization increased 15.8% from $37,913,000 to $43,886,000 for 1996. This increase resulted primarily from the reduction, effective December 30, 1994, in the estimated lives of lease rights and location premiums on certain smaller theatres to correspond to the base terms of the theatre leases, an increase in employed theatre assets and the recognition of an impairment loss of $1,799,000 in connection with the adoption of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of (See Note 1 of the Company's "Notes to Consolidated Financial Statements.")

General and administrative expenses increased 22.5%, or $8,943,000, from $39,807,000 for 1995 to $48,750,000 for the current year. The increase in general and administrative expenses is primarily attributable to payroll and other costs associated with the Company's development of theatres in the United States and certain international markets, additional bonus expenses related to improved profitability of the Company and severance payments for two former executive officers. As a percentage of total revenues, general and administrative expenses increased from 7.0% to 7.4%.

Interest expense decreased 19.7%, or $7,080,000, to $28,828,000 for 1996 from $35,908,000 in the prior year. The decrease in interest expense resulted from higher amounts of capitalized interest from increased construction activities and lower interest rates under the Company's New Credit Facility. (See Note 6 of the Company's "Notes to Consolidated Financial Statements.")

Investment income decreased 29.6%, or $2,961,000, during 1996 due primarily to a net gain of $1,407,000 recorded in the prior year from the sales of stock of TPI Enterprises, Inc. and AmeriHealth, Inc. and a decrease of $1,513,000 in interest income during the current year.

Earnings before income taxes and extraordinary item increased 86.8%, or $21,693,000, from $24,978,000 for 1995 to $46,671,000 for the current year. The
Company recorded a $19,350,000 extraordinary loss, net of income tax benefit of $13,400,000, related to extinguishment of debt during the current year. (See
Note 6 of the Company's "Notes to Consolidated Financial Statements.")

For the year (52 weeks) ended March 28, 1996, the Company recorded net earnings of $8,021,000, a $25,957,000 decrease from net earnings of $33,978,000 for the year (52 weeks) ended March 30, 1995. Net earnings per common share, after deducting $7,000,000 of preferred dividends, was $.06 compared to $1.63 for the same period in the prior year. The decrease in net earnings was impacted by an extraordinary loss of $19,350,000 incurred as a result of the Company's repurchase of Senior and Senior Subordinated Notes during 1996. Also, in 1995 the Company had a tax benefit of $9,000,000, as opposed to a tax expense of $19,300,000 in 1996. The 1995 tax benefit resulted from a $19,792,000 reduction in the deferred tax valuation allowance established under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Earnings per share before extraordinary item, after deduction of preferred dividends, was $1.21 compared to $1.63 for the previous year.

Years (52 weeks) Ended March 30, 1995, and March 31, 1994 Total revenues for the year (52 weeks) ended March 30, 1995, decreased 3.9%, or $22,789,000, to $564,664,000 compared to $587,453,000 for the year (52 weeks) ended March 31, 1994. Admissions revenues decreased by 4.7% due to a 4.4% decrease in attendance and a .3% decrease in average ticket prices. Attendance during the year was impacted by a dispute with a major distributor over film terms, which resulted in the Company licensing a smaller number of runs per film from that distributor. Concessions revenues decreased by 4.1% during the current year. The decrease in concession revenue was primarily attributable to the attendance decrease.

Total cost of operations decreased 3.0%, or $13,262,000, during 1995 to $435,915,000 from $449,177,000 for 1994. As a percentage of total revenues, cost of operations was 77% and 76% in fiscal year 1995 and 1994, respectively. Film rentals expense decreased 7.5% in the current year due to lower attendance levels and a 1.5% decrease in the percentage of admissions paid to film distributors. Concession and other costs of operations increased .6% from the prior year.

Depreciation and amortization decreased .4% from $38,048,000 to $37,913,000 for 1995. Effective December 30, 1994, the Company reduced the estimated lives of lease rights and location premiums on certain smaller theatres to correspond to the base terms of the theatre leases. The effect of this change in accounting estimate was to increase amortization expense in 1995 by $1,542,000.

General and administrative expenses increased .8%, or $315,000, from $39,492,000 for 1994 to $39,807,000 for the current year. The increase was primarily the result of the additional professional and consulting and travel and entertainment expenses and the costs related to the restructuring of division offices, offset by decreases in legal fees and bonuses under incentive programs. As a percentage of total revenues, general and administrative expenses increased from 6.7% to 7.0%.

Interest expense decreased $467,000, or 1.3%, to $35,908,000 for 1995 from $36,375,000 in the prior year. The decrease in interest expense resulted primarily from borrowings on the $40 million Credit Facility during the first half of fiscal 1994. The Credit Facility was not utilized in 1995.

Investment income increased $8,857,000 during 1995. This increase was the result of additional interest income of $5,835,000 and an increase in other investment income of $3,022,000. The increase in interest income was due to additional cash and investments as a result of the March 3, 1994, sale of preferred stock. The increase in other investment income was primarily due to the gains on sales of stock of TPI Enterprises, Inc. and AmeriHealth, Inc.

Income from minority interest in the amount of $1,599,000 was recorded in the first quarter of fiscal 1994 relating to TPI Entertainment, Inc.'s ("TPIE") share of the Exhibition Enterprises Partnership ("EEP") operating loss from April 2, 1993, through May 27, 1993, prior to the Company's acquisition of TPIE's partnership interest in EEP.

In 1995, the Company reported earnings prior to taxes of $24,978,000, a decrease of $2,434,000 compared to $27,412,000 in 1994.

The provision for income taxes in 1995 reflects a benefit of $9,000,000 which is a decrease of $21,100,000 from the tax expense of $12,100,000 in 1994. This decrease in the income tax provision resulted primarily from a $19,792,000 reduction in the deferred tax asset valuation allowance established under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Based on the Company's positive earnings in recent years and the expectation of continued earnings, management believes that the uncertainties that led to the establishment of the valuation allowance have been removed with respect to the realization of deferred tax assets. Accordingly, the valuation allowance was eliminated.

For the year (52 weeks) ended March 30, 1995, the Company recorded net earnings of $33,978,000, a $18,666,000 increase from net earnings of $15,312,000 for the year (52 weeks) ended March 31, 1994. Net earnings for common shares in 1995, after deducting $7,000,000 for preferred dividends, were $26,978,000, or $1.63 per share, compared to net earnings for common shares of $14,774,000, or $.89 per share, in 1994 after deducting $538,000 for preferred dividends.

Liquidity and Capital Resources
The Company's revenues are principally collected in cash through box office admissions and theatre concession sales. Cash flow from operating activities, as reflected in the Consolidated Statements of Cash Flows, was $86,453,000, $44,184,000 and $63,680,000 in fiscal 1996, 1995 and 1994, respectively. The
Company has an operating "float" which finances its operations and which permits the Company to maintain a small amount of working capital capacity. This "float" exists because admissions revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors from 30 to 45 days following receipt of box office admission revenues. The Company is only occasionally required to make advance payments or non-refundable guarantees of film rentals.

On December 28, 1995, the Company completed the redemption of substantially all of its Senior and Senior Subordinated Notes and entered into a new loan agreement (the "Refinancing Plan"). The Company redeemed $99,383,000 of its 117_8% Senior Notes Due 2000 at a price of $1,117.90 per $1,000 principal amount and $95,096,000 of its outstanding 125_8% Senior Subordinated Notes Due 2002 at a price of $1,144.95 per $1,000 principal amount. The Company utilized cash and investments along with borrowings of $130,000,000 under a new loan agreement to redeem the Senior and Senior Subordinated Notes. The Refinancing Plan was intended to improve the Company's financial and operating flexibility, reduce its net interest expense, extend the average life of its indebtedness and increase its available credit.

As a part of the Refinancing Plan, the Company entered into a new loan agreement with several banks to provide a revolving credit facility of up to $425,000,000 (the "Credit Facility"). The Credit Facility matures in 2002, permits borrowings at interest rates based on either the bank's base rate or LIBOR and requires an annual commitment fee based on margin ratios, as defined in the loan agreement, that could result in a rate of .25% or .375% on the unused portion of the commitment. As of March 28, 1996, the Company had outstanding borrowings of $120,000,000 under the Credit Facility at an average rate of 5.8%.

The Credit Facility contains covenants that generally limit the Company's capital expenditures, as defined in the loan agreement, to $150,000,000 per year plus amounts for unused capital expenditures from the prior year of approximately $34,000,000 and amounts received for assets placed in sale and leaseback and other comparable funding arrangements. The Company is pursuing various financing arrangements to allow it to continue with its increased rate of capital expenditures and comply with the terms of the loan agreement. The Company anticipates that its capital expenditures in 1997 will comply with the limits in the loan agreement.

Additionally, other covenants impose limitations on the incurrence of additional indebtedness, creation of liens, a change of control, transactions with affiliates, mergers, investments, guaranties and asset sales. The Company is required to maintain a maximum net indebtedness to consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") ratio, as defined in the loan agreement, of 4.50 to 1 during the first four years of the Credit Facility and a ratio of 4.0 to 1 thereafter, and a minimum cash flow coverage ratio, as defined in the loan agreement, of 1.40 to 1. The Company does not anticipate that any such covenants will materially impede its operations. As of March 28, 1996, the Company was in compliance with all financial covenants relating to the Credit Facility. The terms of the Indentures governing the remaining Senior and Senior Subordinated Notes were amended to eliminate certain restrictive covenants.

In 1996, the Company had capital expenditures of $120,796,000, primarily for the development of new theatres and the addition of screens at existing locations. The Company anticipates that total capital expenditures in 1997 will be approximately $240,000,000. The Company believes that cash generated from operations, existing cash and cash equivalents and the unused commitment amount under its Credit Facility will be sufficient to fund operating results and planned capital expenditures for the next twelve months.

During the current fiscal year, the Company opened two owned theatres with 40 screens, opened one ground lease theatre with 20 screens, opened four leased theatres with 54 screens and added 36 screens at existing leased theatres. In addition, the Company closed one owned theatre with two screens and closed 12 leased theatres with 59 screens resulting in a circuit total of 1,719 screens in 226 theatres as of March 28, 1996.

Impact of Inflation
Historically, the principal impact of inflation and changing prices upon the Company has been with respect to the construction of new theatres, the purchase of theatre equipment and the utility and labor costs incurred in connection with continuing theatre operations. Film rental fees, which are the largest operating expense incurred by the Company, are customarily paid as a percentage of box office admission revenues and hence, while the film rental fees may increase on an absolute basis, the percentages are not directly affected by inflation. Except as set forth above, for the three years ended March 28, 1996, inflation and changing prices have not had a significant impact on the Company's total revenues and results of operations.

Recently Issued Financial Accounting Pronouncements
During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which was adopted early by the Company during the fourth quarter of 1996. As a result, the Company recognized an impairment loss of $1,799,000. (See Note 1 of the Company's "Notes to Consolidated Financial Statements.")

During 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The Statement allows companies to measure compensation cost in connection with employee stock compensation plans using a fair value based method or to continue to use an intrinsic value based method to account for stock options and awards. The Company currently plans to continue using the intrinsic value based method.



Responsibility for Preparation of Financial Statements

To the Stockholders of AMC Entertainment Inc.

The accompanying consolidated financial statements and related notes of AMC Entertainment Inc. and subsidiaries were prepared by management in conformity with generally accepted accounting principles appropriate in the circumstances. In preparing the financial statements, management has made judgments and estimates based on currently available information. Management is responsible for the information; representations contained elsewhere in this Annual Report are consistent with the financial statements.

The Company has a formalized system of internal accounting controls designed to provide reasonable assurance that assets are safeguarded and that its financial records are reliable. Management monitors the system for compliance to measure its effectiveness and recommends possible improvements. In addition, as part of their audit of the consolidated financial statements, the Company's independent accountants review and test the internal accounting controls on a selected basis to establish a basis of reliance in determining the nature, extent and timing of audit tests to be applied.

The Board of Directors oversees financial reporting and internal accounting control through its Audit Committee. This committee meets (jointly and separately) with the independent accountants, management and internal auditor to monitor the proper discharge of responsibilities relative to internal accounting controls and consolidated financial statements.

/s/ Peter C. Brown
Peter C. Brown
Executive Vice President and Chief Financial Officer



Report of Independent Accountants

To the Board of Directors and Stockholders of AMC Entertainment Inc. Kansas City, Missouri

We have audited the accompanying consolidated balance sheets of AMC Entertainment Inc. and subsidiaries as of March 28, 1996, and March 30, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years (52 weeks) in the period ended March 28, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMC Entertainment Inc. and subsidiaries as of March 28, 1996, and March 30, 1995, and the consolidated results of their operations and their cash flows for each of the three years (52 weeks) in the period ended March 28, 1996, in conformity with generally accepted accounting principles.

/s/ Coopers & Lybrand L.L.P.

Kansas City, Missouri
May 17, 1996

Consolidated Statements of Operations
(In thousands, except per share amounts)

                                             52 Weeks   52 Weeks 52 Weeks
                                       Ended        Ended         Ended
                                     March 28,    March 30,     March 31,
                                      1996         1995            1994
Revenues
   Admissions                       $431,361       $371,145        $389,454
   Concessions                       196,645        169,120         176,274
   Other                              29,866         24,399          21,725
   Total revenues                    657,872        564,664         587,453

Expenses
   Film rentals                      215,099        182,669         197,461
   Concession merchandise             32,641         26,453          26,349
   Other                             248,827        226,793         225,367
   Total cost of operations          496,567        435,915         449,177

   Depreciation and amortization      43,886         37,913          38,048
   General and administrative
    expenses                          48,750         39,807          39,492
   Total expenses                    589,203        513,635         526,717
   Operating income                   68,669         51,029          60,736

Other expense (income)
   Interest expense
   Corporate borrowings               18,099         24,502          25,699
   Capitalized lease                  10,729         11,406          10,676
   Investment income                 (7,052)       (10,013)         (1,156)
   Minority interest                      -              -          (1,599)
   (Gain) loss on disposition
    of assets                            222            156           (296)
Earnings before income taxes
 and extraordinary item               46,671         24,978          27,412
Income tax provision                  19,300        (9,000)          12,100
Earnings before extraordinary item    27,371         33,978          15,312
Extraordinary item -
 Loss on extinguishment of debt
   (net of income tax benefit
    of $13,400)                     (19,350)             -               -
Net earnings                          $8,021        $33,978         $15,312
Preferred dividends                    7,000          7,000             538
Net earnings for common shares        $1,021        $26,978         $14,774
Earnings per share before
 extraordinary item:
   Primary                             $1.21          $1.63            $.89
   Fully diluted                       $1.20          $1.45            $.89
Earnings per share:
   Primary                             $0.06          $1.63            $.89
   Fully diluted                       $0.06          $1.45            $.89


See Notes to Consolidated Financial Statements.

Consolidated Balance Sheets
(In thousands, except share amounts)

                                                       March 28,    March 30,
                                                        1996         1995
Assets
Current assets:
 Cash and equivalents                                   $10,795    $71,233
 Investments                                                 -      69,144
 Receivables, net of allowance for
 doubtful accounts of $801
  as of March 28, 1996, and $1,529
 as of March 30, 1995                                    20,503      8,572
 Other current assets                                    15,179     12,069
   Total current assets                                  46,477    161,018

Property, net                                           355,485    279,904
Intangible assets, net                                   36,483     42,926
Other long-term assets                                   45,013     38,306
   Total assets                                        $483,458   $522,154


Liabilities and Stockholders' Equity
Current liabilities:
 Accounts payable                                       $64,353    $29,047
 Accrued expenses and other liabilities                  38,319     33,794
 Current maturities of corporate borrowings
 and capital lease obligations                            2,904      2,516
   Total current liabilities                            105,576     65,357

Corporate borrowings                                    126,127    200,183
Capital lease obligations                                59,141     64,805
Other long-term liabilities                              33,696     34,421
   Total liabilities                                    324,540    364,766

Commitments and contingencies

Stockholders' equity
 Cumulative Convertible Preferred Stock;
  4,000,000 shares issued
  and outstanding (aggregate liquidation
  preference of $100,000)                                 2,667      2,667
 Common Stock; 5,388,880 and 5,306,380
  shares issued
   as of March 28, 1996, and March 30, 1995,
  respectively                                            3,593      3,538
 Convertible Class B Stock; 11,157,000 shares
 issued and outstanding                                   7,438      7,438
 Additional paid-in capital                             107,986    107,163
 Retained earnings                                       37,603     36,582
                                                        159,287    157,388
 Less - Common Stock in treasury, at cost,
 20,500 shares as of March 28, 1996                         369         -
   Total stockholders' equity                           158,918    157,388
   Total liabilities and stockholders' equity          $483,458   $522,154

See Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows
(In thousands)

                                                52 Weeks    52 Weeks 52 Weeks
                                                 Ended         Ended    Ended
                                               March 28,   March 30,  March 31,
                                                  1996      1995       1994
Increase (Decrease) in Cash and Equivalents
Cash flows from operating activities:
 Net earnings                                    $8,021     $33,978    $15,312
 Adjustments to reconcile net earnings to
  net cash provided by operating activities:
     Depreciation and amortization
     - property                                  34,508      29,647     29,074
     - other long-term assets                     9,378       8,266      7,075
     Deferred income taxes                      (1,328)    (21,285)    (4,023)
     Gain on sale of available
     for sale investments                            -      (1,407)         -
     Extraordinary item                          19,350          -          -
     Minority interest                               -           -       1,599
     Gain (loss) on sale of long-term assets        222         156      (296)
     Change in assets and liabilities, net of
      effects from acquisition:
      Receivables                              (11,931)         625    (2,843)
      Other current assets                       10,167       (578)        412
      Accounts payable                            7,458         341      5,187
      Accrued expenses and other liabilities      7,640     (5,763)     11,892
     Other, net                                   2,968         204        291
      Total adjustments                          78,432      10,206     48,368
 Net cash provided by operating activities       86,453      44,184     63,680

Cash flows from investing activities:
 Capital expenditures                         (120,796)    (56,403)   (10,651)
 Purchases of available for
  sale investments                            (424,134)   (314,368)         -
 Proceeds from maturities of available
  for sale investments                          493,278     364,374         -
 Proceeds from sales of available
  for sale investments                               -       11,689         -
 Net purchase of short-term investments              -           -    (93,041)
 Purchase of partnership interest,
  net of cash acquired                               -           -     (8,486)
 Proceeds from disposition of long-term assets    2,243          70      1,270
 Other, net                                     (7,045)     (1,516)      (597)
 Net cash provided by (used in)
  investing activities                         (56,454)       3,846  (111,505)

Cash flows from financing activities:
 Net borrowings under revolving
  credit facility                               120,000          -          -
 Principal payments under capital
  lease obligations                             (2,455)     (2,088)    (1,700)
 Repayment of acquired subsidiary
  indebtedness                                       -           -    (37,000)
 Repurchase of Senior and
  Senior Subordinated Notes                   (220,734)          -          -
 Cash overdrafts                                 22,848          -          -
 Other repayments                                 (404)        (34)    (1,720)
 Proceeds from exercise of stock options            878         239      1,321
 Proceeds from issuance of preferred stock           -           -      95,600
 Dividends paid on preferred stock              (7,000)     (7,233)         -
 Deferred financing costs and other             (3,570)          -       (354)
 Net cash provided by (used in)
 financing activities                          (90,437)     (9,116)     56,147

Net increase (decrease) in
 cash and equivalents                          (60,438)      38,914      8,322
Cash and equivalents at beginning of year        71,233      32,319     23,997
Cash and equivalents at end of year             $10,795     $71,233    $32,319

                                               52 Weeks  52 Weeks52 Weeks
                                                  Ended   Ended   Ended
                                                March 28,March 30,March 31,
                                                 1996      1995    1994
Supplemental Schedule of Noncash Investing and Financing Activities:

During 1995 and 1994, capital lease obligations of $1,363 and $5,219, respectively were incurred in connection with property acquired.

On May 28, 1993, a subsidiary of American Multi-Cinema, Inc. ("AMC"), acquired a fifty percent partnership interest in Exhibition Enterprises Partnership ("EEP") from TPI Entertainment, Inc. Together with the fifty percent partnership interest already owned by AMC, EEP became a wholly-owned subsidiary. Cash and equivalents held by EEP as of May 28, 1993, totaled $9,014. Liabilities assumed from the May 28, 1993, transaction follow:

Fair value of assets acquired
 (including cash and equivalents)                                $70,170
Cash paid                                                        (17,500)
Liabilities assumed                                              $52,670



Supplemental Disclosures of Cash Flow Information:

                                              52 Weeks    52 Weeks  52 Weeks
                                                 Ended       Ended     Ended
                                                March 28, March 30, March 31,
                                                1996        1995     1994
Cash paid during the period for:
 Interest (net of amounts capitalized
    of $3,003, $870 and $49)                    $34,775   $35,878     $35,742
   Income taxes, net                              9,787    14,822      13,659


See Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholders' Equity
(In thousands, except share amounts)

                                                                                          Additional  Retained  Common Stock  Total
                                 Preferred Stock        Common Stock    Class B Stock      Paid-in Earnings   in Treasury Stockhold
                               Shares    Amount       Shares    Amount   Shares  Amount    Capital(Deficit)Shares  Amount    Equity
Balance, April 2, 1993            -            -    4,539,380  $3,026  11,730,000 $7,820  $12,800  $(5,475)     -      $-   $18,171
Net earnings                      -            -           -       -          -        -        -    15,312     -       -    15,312
Exercise of options on
 Common Stock                     -           -       154,450     103         -        -    1,218        -      -       -     1,321
Net proceeds from sale of
Preferred Stock            4,000,000      2,667          -        -          -        -    92,933        -      -       -    95,600
Conversion of Class B
 Stock                            -           -       573,000     382   (573,000)   (382)       -         -      -       -        -

Balance, March 31, 1994    4,000,000      2,667    5,266,830   3,511  11,157,000   7,438  106,951     9,837     -       -   130,404
Net earnings                      -           -           -        -          -        -       -     33,978     -       -    33,978
Exercise of options on
 Common Stock                     -           -        39,550      27         -        -      212        -      -       -       239
Dividends declared:
$1.75 Preferred Stock            -           -           -        -          -        -        -    (7,233)     -       -   (7,233)

Balance, March 30, 1995    4,000,000      2,667    5,306,380   3,538  11,157,000   7,438  107,163    36,582     -       -   157,388
Net earnings                      -           -           -        -         -        -        -      8,021     -       -     8,021
Exercise of options on
 Common Stock                    -           -        82,500      55         -        -       823        -      -       -       878
Dividends declared:
 $1.75 Preferred Stock           -           -          -          -         -        -        -  (7,000)       -       -   (7,000)
Acquisition of Common
Stock in Treasury                -           -          -          -         -        -        -       -  (20,500)   (369)    (369)

Balance, March 28, 1996    4,000,000     $2,667   5,388,880    $3,593 11,157,000  $7,438 $107,986 $37,603 (20,500)  $(369) $158,918

See Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements
Years (52 Weeks) Ended March 28, 1996, March 30, 1995, and March 31, 1994

Note 1 - The Company and Significant Accounting Policies
AMC Entertainment Inc. ("AMCE"), through American Multi-Cinema, Inc. ("AMC") and its subsidiaries (collectively with AMCE, unless the context otherwise requires, the "Company") is principally involved in the operation of motion picture theatres throughout the United States.

Approximately 84% of AMCE's outstanding voting securities are owned by Durwood, Inc. ("DI"). See Note 13 for further description of AMCE's related party transactions.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Although these estimates are based on management's knowledge of current events and actions it may undertake in the future, they may ultimately differ from actual results.

Principles of Consolidation: The consolidated financial statements include the accounts of AMCE and all subsidiaries. Minority interest in AMC Philadelphia, Inc., an 80% owned subsidiary, with a book value of $5,000,000 and $3,583,000, as of March 28, 1996, and March 30, 1995, respectively, is recorded as a liability. All significant intercompany balances and transactions have been eliminated.

Fiscal Year: The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. The 1996, 1995 and 1994 fiscal years each reflect a 52 week period. Fiscal year 1997 will reflect a 53 week period.

Revenues and Film Rental Costs: Revenues are recognized when admissions and concessions sales are received at the theatres. Film rental costs are recognized based on the applicable box office receipts and the terms of the film licenses.

Cash and Equivalents: Cash and equivalents consists of cash on hand and temporary cash investments with original maturities of less than thirty days. The Company invests excess cash in deposits with major banks and in temporary cash investments. Such investments are made only in instruments issued or enhanced by high quality financial institutions (investment grade or better). Amounts invested in a single institution are limited to minimize risk. Under the Company's cash management system, checks issued but not presented to banks frequently result in overdraft balances for accounting purposes and are classified within accounts payable in the balance sheet. The amount of these checks included in accounts payable as of March 28, 1996 was $22,848,000.

Investments: Effective April 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards No. 115 ("SFAS 115"), Accounting for Certain Investments in Debt and Equity Securities. Upon adoption, the Company classified its debt and equity securities as available for sale which did not have a material impact to the consolidated financial statements. In accordance with SFAS 115, prior years financial statements have not been restated to reflect the change in accounting method.

As of March 30, 1995, investments in available for sale debt securities are carried at amortized cost which approximates market value due to the short-term nature of the securities.

For purposes of determining gross realized gains and losses, the cost of securities sold is determined upon specific identification.

Refundable Construction Advances: Included in receivables as of March 28, 1996, and March 30, 1995, is $12,117,000 and $1,723,000, respectively, advanced to developers to fund a portion of the construction costs of new theatres that are to be operated by AMC pursuant to lease agreements. These advances are refunded by the developers either during construction or shortly after completion.

Property: Property is recorded at cost. The Company uses the straight-line method in computing depreciation and amortization for financial reporting purposes and accelerated methods, with respect to certain assets, for income tax purposes. The estimated useful lives are generally as follows:

Buildings and improvements                                20 to 40 years
Leasehold improvements                                     5 to 25 years
Furniture, fixtures and equipment                          3 to 10 years

Expenditures for additions (including interest during construction), major renewals and betterments are capitalized, and expenditures for maintenance and repairs are charged to expense as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses resulting from property disposals are credited or charged to operations currently.

Intangible Assets: Intangible assets are recorded at cost and are comprised of lease rights, which are amounts assigned to theatre leases assumed under favorable terms, and location premiums on acquired theatres which are being amortized on a straight-line basis over the estimated remaining useful life of the theatre.

Effective December 30, 1994, the Company reduced the estimated lives of lease rights and location premiums on certain smaller theatres to correspond to the base terms of the theatre leases. This change in accounting estimate was made to better match the estimated life of the intangible assets with the life of the theatre due to the Company's strategic plans to primarily own and operate larger theatres. The effect of this change in estimate was to increase amortization expense in 1995 by $1,542,000 and decrease net earnings by $876,000, or $.05 per share. Accumulated amortization on intangible assets as of March 28, 1996, and March 30, 1995, was $36,035,000 and $29,960,000, respectively.

Other Long-Term Assets: Other long-term assets are comprised principally of costs incurred in connection with the issuance of debt securities which are being amortized over the respective life of the issue; investments in real estate; investments in partnerships and corporate joint ventures accounted for under the equity method; and long-term deferred income taxes.

Income Taxes: Income taxes are calculated in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. The statement requires that deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

The Company, pursuant to a tax sharing agreement, joined with DI in filing a consolidated federal income tax return through March 3, 1994. Upon issuance of the Cumulative Convertible Preferred Stock, DI no longer owns the requisite 80% of the Company. The Company has filed a separate consolidated federal income tax return after that date. The provisions of the tax sharing agreement will remain effective for any changes to taxable income for years covered under such agreement. Prior to March 3, 1994, the Company's provision for income tax expense was computed as if it filed a separate consolidated return.

Earnings per Share: Primary earnings per share is computed by dividing net earnings for common shares by the sum of the weighted average number of common shares outstanding and outstanding stock options, when their effect is dilutive. The average shares used in the computations were 16,795,000 in 1996, 16,593,000 in 1995 and 16,521,000 in 1994. On a fully diluted basis, both net earnings and shares outstanding are adjusted to assume the conversion of Cumulative Convertible Preferred Stock, if dilutive. The average shares used in the computations were 17,031,000 in 1996, 23,509,000 in 1995 and 16,550,000 in 1994.

Changes in Accounting Principles: During the fourth quarter of 1996, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used. In connection with the adoption of this Statement, the Company reviewed the assets and related intangibles of its motion picture theatres for impairment on a disaggregated basis. The expected future cash flows of certain theatres, undiscounted and without interest charges, were less than the carrying value of the assets. As a result, the Company recognized an impairment loss of $1,799,000. The impairment loss represents the amount by which the carrying value of the theatre assets, including intangibles, exceeded the estimated fair value of those assets. The estimated fair value of assets was determined as the present value of estimated expected future cash flows. The loss is included in depreciation and amortization in the Consolidated Statements of Operations.

Presentation: Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current year presentation.


Note 2 - Acquisition
- -Prior to May 28, 1993, Exhibition Enterprises Partnership ("EEP" or the "Partnership") was a partnership jointly owned by a subsidiary of AMC and TPI Entertainment, Inc. ("TPIE"), a wholly-owned subsidiary of TPI Enterprises, Inc. ("TPI"). On April 19, 1991, the Partnership acquired the ownership interest in 57 movie theatres (56 theatres previously purchased by TPIE from AMC in 1989 and 1990 and 1 theatre constructed by TPIE), subject to obligations under notes, loans and capital leases. From inception through April 1, 1993, the Company accounted for its 50% ownership of EEP on the equity method.

On May 28, 1993, a subsidiary of AMC acquired a fifty percent partnership interest in EEP from TPI for $17,500,000 in cash. The acquisition also required the repayment of $37,000,000 in EEP bank indebtedness. The acquisition was accounted for under the purchase method of accounting and EEP was consolidated, for financial reporting purposes, as a wholly-owned subsidiary. Pro forma financial information of the Company for 1994 has been omitted as the effect is immaterial.


Note 3 - Investments
Investments as of March 30, 1995 consist of U.S. Treasury obligations with contractual maturities within one year. The carrying value of these investments approximates fair value, and therefore, there are no unrealized gains or losses.

Proceeds and gross realized gains from the sales in 1995 of equity securities classified as other long-term assets as of March 30, 1995, were $11,689,000 and $1,407,000, respectively.


Note 4 - Property
A summary of property is as follows (in thousands):

                                                        1996      1995
Property owned:
  Land                                            $      35,610 $    30,112
  Buildings and improvements                            146,061     105,370
  Furniture, fixtures and equipment                     205,761     173,328
  Leasehold improvements                                146,152     122,276
                                                        533,584     431,086
  Less-accumulated depreciation and amortization        213,654     192,204
                                                        319,930     238,882

Property leased under capitalized leases:
  Buildings                                              67,274      69,723
  Less-accumulated amortization                          31,719      28,701
                                                         35,555      41,022
Net Property                                      $     355,485 $   279,904

Included in property is $35,289,000 and $26,104,000 of construction in progress as of March 28, 1996, and March 30, 1995, respectively.

Note 5 - Other Assets and Liabilities
Other assets and liabilities consist of the following (in thousands):

                                                          1996    1995
Other current assets:
  Prepaid rent                                   $       6,412 $      5,974
  Prepaid income taxes                                   3,074          515
  Deferred income taxes                                  3,207        3,330
  Other                                                  2,486        2,250
                                                 $      15,179 $     12,069

Other long-term assets:
  Investments in real estate                     $       6,922 $      4,277
  Investments in partnerships and
   corporate joint ventures                              1,121        1,327
  Deferred charges, net                                  6,203        6,991
  Deferred income taxes                                 24,506       23,055
  Other                                                  6,261        2,656
                                                 $      45,013 $     38,306

Accrued expenses and other liabilities:
  Taxes other than income                        $       7,110 $      5,860
  Interest                                                 841        3,893
  Payroll and vacation                                   6,149        5,794
  Casualty claims and premiums                           2,034        2,268
  Deferred income                                       11,634       10,070
  Accrued bonus                                          7,634        3,293
  Other                                                  2,917        2,616
                                                 $      38,319 $     33,794


Note 6 - Borrowings and Capital Lease Obligations
Debt Securities: On December 28, 1995, the Company completed the redemption of $99,383,000 of its outstanding 117/8% Senior Notes Due 2000 at a price of $1,117.90 per $1,000 principal amount and $95,096,000 of its outstanding 125/8% Senior Subordinated Notes Due 2002 at a price of $1,144.95 per $1,000 principal amount. In addition, the terms of the Indentures governing the remaining Senior and Senior Subordinated Notes were amended to eliminate certain restrictive covenants. Sources of funds for the redemption were cash and investments on hand and borrowings on the Company's new revolving credit facility. Premiums paid to redeem the Senior and Senior Subordinated Notes, together with the write-off of unamortized debt issue costs and other costs directly related to the debt redemptions, resulted in an extraordinary loss of $19,350,000, net of income tax benefit of $13,400,000. The extraordinary loss reduced earnings per share by $1.15 for the year (52 weeks) ended March 28, 1996.

The discounts on the remaining Senior and Senior Subordinated Notes are being amortized to interest expense following the interest method of amortization. Costs related to the issuance of the debt securities were capitalized and are charged to expense, following the interest method, over the lives of the respective securities. Unamortized issuance costs of $175,000 and $6,201,000 as of March 28, 1996, and March 30, 1995,
respectively, are included in other long-term assets.

Line of Credit: In connection with the redemption of Senior Notes and Senior Subordinated Notes, the Company entered into a new loan agreement to provide a revolving credit facility of up to $425 million (the "Credit Facility"). The Credit Facility will mature on December 26, 2002. The commitment thereunder will reduce by $25 million on each of September 30, 2001, December 31, 2001, March 31, 2002 and June 30, 2002, and by $50 million on September 30, 2002. Under the Credit Facility, the Company has the option to borrow at rates based on either the bank's base rate or LIBOR and is required to pay an annual commitment fee based on margin ratios, as defined in the loan agreement, that could result in a rate of .25% or .375% on the unused amount of the commitment.

The Credit Facility includes several financial covenants. The Company is required to maintain a maximum net indebtedness to consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") ratio, as defined in the loan agreement, of 4.50 to 1 during the first four years of the Credit Facility and a ratio, as defined in the loan agreement, of 4.0 to 1 thereafter, and a minimum cash flow coverage ratio of 1.40 to 1. In addition, the Credit Facility i) generally limits the Company's capital expenditures and investments to $150 million, subject to certain adjustments, per year, ii) generally limits investments in entities which are unrestricted subsidiaries, are not guarantors of the Credit Facility, or are not wholly-owned subsidiaries of the Company, to $100 million in the aggregate, plus the greater of 25% of free cash flow or 50% of consolidated net income (minus 100% of consolidated net income if negative), as defined in the Credit Facility, and iii) imposes limitations on the incurrence of additional indebtedness, creation of liens, a change of control, transactions with affiliates, mergers, investments, guaranties and asset sales. As of March 28, 1996, the Company was in compliance with all financial covenants relating to the Credit Facility.

Costs related to the establishment of the Credit Facility were capitalized and are charged to interest expense over the life of the Credit Facility. Unamortized issuance costs of $3,208,000 as of March 28, 1996 are included in other long-term assets.

Summary of Borrowings: The Company is obligated under notes, capital leases and other indebtedness as follows (in thousands):

                      Rates of             Maturity         Due in                   Totals
                      Interest               Dates         Fiscal 1997            1996    1995
Senior Debt
Credit Facility      5.8%          December, 2002                 $-           $120,000        $-
Senior notes         11.875%       August, 2000                     -               614     99,510
Capital lease
 obligations         7.25% to 20%  Serially to 2025             2,881            62,022     67,282
Other indebtedness   Various       Various                         23               658      1,306
  Total senior debt                                             2,904           183,294    168,098

Subordinated Debt
Senior subordinated
 notes               12.625%       August, 2002                     -             4,878     99,406
  Total borrowings                                             $2,904          $188,172   $267,504

Minimum annual payments required under existing capital lease obligations, net present value thereof, and maturities of total indebtedness as of March 28, 1996, are as follows (in thousands):

                              Capital Lease Obligations
                      Minimum                 Net
                       Lease      Less       Present     Other
                    Payments    Interest      Value   Indebtedness      Total
1997              $    12,910 $   10,029 $   2,881 $       23         $      2,904
1998                   13,022      9,461     3,561         26                3,587
1999                   13,027      8,766     4,261         30                4,291
2000                   12,392      8,040     4,352         34                4,386
2001                   11,939      7,293     4,646        655                5,301
Thereafter             81,271     38,950    42,321    125,382              167,703
  Total           $   144,561 $   82,539 $  62,022 $  126,150         $    188,172

Letter of Credit: The Company maintains a letter of credit in the normal course of its business. The unused portion of the letter of credit was $2,000,000 as of March 28, 1996.


Note 7 - Stockholders' Equity
Common Stock: The authorized Common Stock of AMCE consists of two classes of stock. Each holder of Common Stock (66 2/3 cents par value; 45,000,000 shares authorized) is entitled to one vote per share, and each holder of Class B Stock (66 2/3 cents par value; 30,000,000 shares authorized) is entitled to 10 votes per share. Common stockholders voting as a class are presently entitled to elect two of the five members of AMCE's Board of Directors with Class B stockholders electing the remainder.

Holders of the Company's stock have no pre-emptive or subscription rights and there are no restrictions with respect to transferability. Holders of the Common Stock have no conversion rights, but holders of Class B Stock may elect to convert at any time on a share-for-share basis into Common Stock.

Cumulative Convertible Preferred Stock: The Company has authorized
10,000,000 shares of Cumulative Convertible Preferred Stock (66 2/3 cents par value) (the "Convertible Preferred"). Dividends are payable quarterly at an annual rate of $1.75 per share. The Convertible Preferred has preference in liquidation in the amount of $25 per share plus accrued and unpaid dividends. The Convertible Preferred is convertible at the option of the holder into shares of Common Stock at a conversion price of $14.50 per share of Common Stock, subject to change in certain events. In lieu of conversion the Company may, at its option, pay to the holder cash equal to the then market value of the Common Stock. After March 15, 1997, the Company may redeem in whole or in part the Convertible Preferred at a redemption price beginning at $26.00 per share, declining ratably to $25.00 per share after March 15, 2001.

Stock Option and Incentive Plans
1983 Plan: In June 1983, AMCE adopted a stock option plan (the "1983 Plan") for selected employees. This plan provided for the grant of rights to purchase shares of Common Stock under both incentive and non-incentive stock option agreements. The number of shares which could be sold under the plan could not exceed 750,000 shares. The 1983 Plan provided that the exercise price could not be less than the fair market value of the stock at the date of grant and unexercised options expired no later than ten years after date of grant. Pursuant to the terms of the 1983 Plan, no further options may be granted under this plan.

1984 Plan: In September 1984, AMCE adopted a non-qualified stock option plan (the "1984 Plan"). This plan provided for the grant of rights to purchase shares of Common stock under non-qualified stock option agreements. The number of shares which could be sold under the plan could not exceed 750,000 shares. The 1984 Plan provided that the exercise price would be determined by the Company's Stock Option Committee and that the options expired no later than ten years after date of grant. Pursuant to the terms of the 1984 Plan, no further options may be granted under this plan.

1994 Plan: In November 1994, AMCE adopted a stock option and incentive plan (the "1994 Plan"). This plan provides for three basic types of awards: (i) grants of stock options which are either incentive or non-qualified stock options, (ii) grants of stock awards, which are either performance or restricted stock awards, and (iii) performance unit awards. The number of shares of Common Stock which may be sold or granted under the plan may not exceed 1,000,000 shares. The 1994 Plan provides that the exercise price for stock options may not be less than the fair market value of the stock at the date of grant and unexercised options expire no later than ten years after date of grant.

Pertinent information relating to stock options is as follows:

                              1996                        1995                       1994
                       Number     Option Price     Number     Option Price    Number    Option Price
                       of Shares   Per Share       of Shares  Per Share       of Shares   Per Share
Outstanding at
 beginning of year       776,500 $9.25-$11.75      813,300  $4.67-$11.13      242,750   $4.67-$11.13
Granted                   23,250 $14.50             36,500  $11.75            725,000   $9.25-$9.375
Cancelled              (229,750) $9.375-$14.50    (33,750)  $9.375                 -
Exercised               (82,500) $9.375-$11.13    (39,550)  $4.67-$9.375    (154,450)   $4.67-$9.00

Outstanding at
 end of year             487,500 $9.25-$14.50      776,500  $9.25-$11.75      813,300   $4.67-$11.13

Exercisable at
 end of year             233,250 $9.25-$11.75     230,000   $9.25-$11.75       88,300   $4.67-$11.13

Available for grant at
 end of year             746,500                   817,500                    252,529

Expiration dates for outstanding stock options as of March 28, 1996, are as follows:

                               Number            Option Price
Fiscal year                  of Shares             Per Share
 2004                           435,000          $9.25-$9.375
 2005                            31,500               11.75
 2006                            21,000               14.50
 Total options outstanding      487,500


Note 8 - Income Taxes
Income taxes reflected in the Consolidated Statements of Operations for the three years ended March 28, 1996, are as follows (in thousands):

                                                 1996      1995    1994
Current:
  Federal                            $5,134        $7,738        $13,977
  State                               2,094         4,547          2,146
   Total current                      7,228        12,285         16,123
Deferred:
  Federal                            (1,121)       (1,238)        (5,203)
  State                                (207)         (255)        (1,071)
  Change in valuation allowance      -            (19,792)         2,251
   Total deferred                    (1,328)      (21,285)        (4,023)
Total provision                       5,900        (9,000)        12,100
Tax benefit of extraordinary item
 - extinguishment of debt            13,400       -              -
Total provision before
 extraordinary item                  $19,300      $(9,000)       $12,100

The effective tax rate on income before extraordinary items was 41.4%, (36.0%) and 44.1% in 1996, 1995 and 1994, respectively. The difference between the effective rate and the U.S. federal income tax statutory rate of 35% in 1996 and 1995 and 34% in 1994 is accounted for as follows (in thousands):

                                                 1996      1995    1994
Tax on earnings before provision for income tax
 and extraordinary items at statutory rates     $16,335  $ 8,742   $9,594
Add (subtract) tax effect of:
  State income taxes, net of federal tax benefit  3,163    2,973      699
  Change in valuation allowance                      -   (19,792)   2,251
  Other, net                                       (198)    (923)    (444)
Income tax provision before extraordinary item  $19,300  $(9,000) $12,100

The significant components of deferred income tax assets and liabilities as of March 28, 1996, and March 30, 1995, are as follows (in thousands):

                                            1996               1995
                                     Deferred Income   TaxDeferred Income Tax
                                     Assets Liabilities  Assets    Liabilities
Accrued reserves and liabilities     $5,323     $343      $5,775    $297
Investments in partnerships               -      419           -     456
Capital leases                        10,852       -      10,767      -
Depreciation                           7,842      -        6,797      -
Deferred rents                         5,266      -        4,287      -
Other                                    683   1,491         240     728
Total                                 29,966   2,253      27,866   1,481
Less: Current deferred income taxes    3,702     495       3,952     622
Total noncurrent deferred income
 taxes                               $26,264  $1,758     $23,914    $859
Net noncurrent deferred income taxes $24,506             $23,055

SFAS 109 requires that a valuation allowance be provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Based upon positive earnings in recent years and the expectation that taxable income will continue for the foreseeable future, management believes it is more likely than not that the Company will realize its deferred tax assets and, accordingly, no valuation allowance has been provided as of March 28, 1996 and March 30, 1995.


Note 9 - Leases
The majority of the Company's operations are conducted in premises occupied under lease agreements with base terms ranging generally from 15 to 25 years, with certain leases containing options to extend the leases for up to an additional 20 years. The leases provide for fixed rentals and/or rentals based on revenues with a guaranteed minimum. The Company also leases certain equipment under leases expiring at various dates. The majority of the leases provide that the Company will pay all, or substantially all, taxes, maintenance, insurance and certain other operating expenses. Assets held under capital leases are included in property. Performance under some leases has been guaranteed by DI.

The Company has entered into agreements to lease space for the operation of theatres not yet fully constructed. Of the total number of anticipated openings, leases for 12 new theatres with 200 screens have been finalized. The scheduled completion of construction and theatre openings are at various dates during fiscal 1997. The estimated minimum rental payments that may be required under the terms of these leases total approximately $294 million.

Following is a schedule, by year, of future minimum rental payments required under these leases and existing operating leases that have initial or remaining non-cancellable terms in excess of one year as of March 28, 1996 (in thousands):

          Fiscal year:
          1997                                  $       62,497
          1998                                          73,549
          1999                                          81,973
          2000                                          81,755
          2001                                          80,143
          Thereafter                                 1,052,254
Total minimum payments required                 $    1,432,171

The Company records rent expense on a straight-line basis over the term of the lease. Included in long-term liabilities as of March 28, 1996, and March 30, 1995, is $12,858,000 and $10,537,000, respectively, of deferred rent representing pro rata future minimum rental payments for leases with scheduled rent increases.

Rent expense is summarized as follows (in thousands):

                                             1996       1995       1994
Minimum rentals                              $63,099   $58,374      56,813
Percentage rentals based on revenues           2,354     1,970       1,968
Equipment rentals                                876       647         692
                                             $66,329   $60,991     $59,473


Note 10 - Employee Benefit Plans
Defined Benefit Plans: The Company sponsors a non-contributory defined benefit pension plan covering, after a minimum of one year of employment, all employees age 21 or older, who have completed 1,000 hours of service in their first twelve months of employment or in a calendar year and who are not covered by a collective bargaining agreement.

The plan calls for benefits to be paid to eligible employees at retirement based primarily upon years of credited service with the Company (not exceeding thirty-five) and the employee's highest five year average compensation. Contributions to the plan reflect benefits attributed to employees' services to date, as well as services expected to be earned in the future. Plan assets are invested in a group annuity contract with an insurance company pursuant to which the plan's benefits are paid to retired and terminated employees and the beneficiaries of deceased employees.

The following table sets forth the plan's funded status as of December 31, 1995 and 1994 (plan valuation dates) and the amounts included in the Consolidated Balance Sheets as of March 28, 1996, and March 30, 1995 (in thousands):

                                                          1996    1995
Actuarial present value of accumulated benefit
 obligation,
 including vested benefits of $10,041 and $7,699   $10,205         $7,856

Projected benefit obligation for service
 rendered to date                                  $17,051        $12,512
Plan assets at fair value                          (9,580)        (8,291)
Projected benefit obligation in excess
 of plan assets                                      7,471          4,221
Unrecognized net gain (loss) from past
 experience different from that assumed
 and effects of changes in assumptions             (1,509)          1,117
Unrecognized net obligation upon adoption
 being recognized over 15 years                    (1,588)        (1,764)
Pension liability included in Consolidated
 Balance Sheets                                     $4,374         $3,574


Net pension expense includes the following components (in thousands):

                                              1996        1995        1994

Service cost                                  $855       $1,261      $1,157
Interest cost                                  966          971         852
Actual return on plan assets                (1,630)          55        (864)
Net amortization and deferral                1,096         (190)        698
Net pension expense                         $1,287       $2,097      $1,843

The Company also sponsors a non-contributory Supplemental Executive Retirement Plan (the "SERP") which provides certain employees additional pension benefits. The actuarial present value of accumulated plan benefits related to the SERP was $379,000 and $224,000 as of March 28, 1996 and March 30, 1995, respectively, which is reflected in the Consolidated Balance Sheet.

The weighted average discount rate used to measure the plans' projected benefit obligations was 7.00%, 7.75% and 5.75% for 1996, 1995 and 1994, respectively. The rate of increase in future compensation levels was 6.0% for 1996 and 1995 and 6.5% for 1994 and the expected long-term rate of return on assets was 8.5% for 1996, 1995 and 1994.

A limited number of employees are covered by collective bargaining agreements under which payments are made to a union-administered fund.

401(k) Plan: The Company sponsors a voluntary thrift savings plan covering the same employees eligible for the pension plan. Since inception of the savings plan, the Company has matched 50% of each eligible employee's elective contributions, limited to 3% of the employee's salary.

The Company's expense under the thrift savings plan was $1,032,000, $1,015,000 and $907,000 for 1996, 1995, and 1994, respectively.

Other Retirement Benefits: The Company currently offers eligible retirees the opportunity to participate in a health plan (medical and dental) and a life insurance plan. Substantially all employees may become eligible for these benefits provided that the employee must be at least 55 years of age and have 15 years of credited service at retirement. The health plan is contributory, with retiree contributions adjusted annually; the life insurance plan is noncontributory. The accounting for the health plan anticipates future modifications to the cost-sharing provisions to provide for retiree premium contributions of approximately 20% of total premiums, increases in deductibles and co-insurance at the medical inflation rate and coordination with Medicare.

Retiree health and life insurance plans are not funded. The Company is amortizing the transition obligation on the straight-line method over a period of 20 years.

The following table sets forth the plans' accumulated postretirement benefit obligation reconciled with the amounts included in the Consolidated Balance Sheets as of March 28, 1996, and March 30, 1995 (in thousands):

                                                           1996    1995
Accumulated postretirement benefit obligation:
  Retirees                                           $      557 $       791
  Fully eligible active plan participants                   438         332
  Other active plan participants                          1,292       1,397
Accumulated postretirement benefit obligation             2,287       2,520
Unrecognized net obligation upon
 adoption being recognized over 20 years                  (747)       (797)
Unrecognized loss                                           105       (521)
Postretirement benefit liability included in
 the Consolidated Balance Sheets                     $    1,645 $     1,202

Postretirement expense includes the following components (in thousands):

                                                   1996       1995      1994

Service cost                                        $192      $188      $175
Interest cost                                        208       202       169
Net amortization and deferral                         66        66        94
Postretirement expense                              $466      $456      $438

For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 1996 was 8.5% for medical and 6.0% for dental. The rates were assumed to decrease gradually to 5.0% for medical and 3.0% for dental at 2020 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of March 28, 1996, by $456,000 and the aggregate of the service and interest cost components of postretirement expense for 1996 by $144,000. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.00%, 7.75% and 7.25% for 1996, 1995 and 1994, respectively.


Note 11 - Contingencies
The Company, in the normal course of business, is party to various legal actions. Management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition or results of operations of the Company.


Note 12 - Future Disposition of Assets
The Company has provided reserves for estimated losses from discontinuing the operation of fast food restaurants, for theatres which have been or are expected to be closed and for other future dispositions of assets.

In conjunction with the opening of certain new theatres in fiscal 1986 through 1988, the Company expanded its food services by leasing additional space adjacent to those theatres to operate specialty fast food restaurants. The Company discontinued operating the restaurants due to unprofitability. The Company continues to sub-lease or to convert to other uses the space leased for these restaurants. The Company is obligated under long-term lease commitments with remaining terms of up to twelve years. As of March 28, 1996, the base rents aggregate approximately $884,000 annually, and $8,314,000 over the remaining term of the leases. As of March 28, 1996, the Company has subleased approximately 77% of the space with remaining terms ranging from five months to 144 months. Non-cancellable subleases currently aggregate approximately $650,000 annually, and $2,730,000 over the remaining term of the subleases.

As of March 28, 1996, the Company remains obligated under lease commitments for two closed theatres and for a closed office with remaining terms of up to five years. The current leasing costs of these closed locations approximates $354,000 annually, and $951,000 over the remaining term of the leases. Non-cancellable subleases currently aggregate approximately $58,000 annually, and $92,000 over the remaining term of the subleases.


Note 13 - Transactions with Related Parties
The Company and DI maintain intercompany accounts. Charges to the intercompany accounts include the allocation of AMC general and administrative expense and payments made by AMC on behalf of DI. As of March 28, 1996, DI and non-AMCE subsidiaries owed the Company $795,000. As of March 30, 1995, the Company owed DI and Non-AMCE subsidiaries $37,000.


Note 14 - Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it was practicable to estimate that value.

The carrying value of cash and equivalents and investments in debt securities approximates fair value because of the short duration of those instruments. The fair value of publicly held corporate borrowings was based upon quoted market prices. For other corporate borrowings, the fair value was based upon rates available to the Company from bank loan agreements or rates based upon the estimated premium over U.S. treasury notes with similar average maturities.

The estimated fair values of the Company's financial instruments are as follows (in thousands):

                                       1996                   1995
                                Carrying    Fair      Carrying    Fair
                                 Amount     Value       Amount     Value
Financial assets:
  Cash and equivalents          $ 10,795  $ 10,795     $71,233   $71,233
  Investments                         -         -       69,144    69,144

Financial liabilities:
  Cash overdrafts               $ 22,848   $22,848    $-        $     -
  Corporate borrowings           126,150   126,992     200,222   215,952

Statements of Operations by Quarter
(In thousands, except per share amounts) (Unaudited)
                         June 29,   June 30, Sept. 28, Sept. 29, Dec. 28,  Dec. 29, March 28, March 30,     Fiscal Year
                           1995       1994     1995       1994     1995       1994     1996       1995     1996       1995
Total revenues          $153,810  $128,481  $185,066 $164,591   $155,426  $142,625  $163,570  $128,967  $657,872  $564,664
Total cost of
 operations              120,001   101,435   136,883  125,839    119,508   108,001   120,175   100,640   496,567   435,915
Depreciation and
 amortization              9,972     8,360    10,471    9,801     10,399     8,977 13,044(3) 10,775(1)    43,886    37,913
General and
 administrative expenses  10,223     9,620    13,695    9,983     10,637     9,777    14,195    10,427    48,750    39,807
Operating income          13,614     9,066    24,017   18,968     14,882    15,870    16,156     7,125    68,669    51,029
Interest expense           8,309     8,960     8,318    9,321      7,883     8,931     4,318     8,696    28,828    35,908
Investment income          2,226     2,563     2,440    2,954      1,958     2,064       428     2,432     7,052    10,013
Gain (loss) on
 disposition of assets      (15)         2     (123)     (77)        159       (4)     (243)      (77)     (222)     (156)
Earnings before income taxes
 and extraordinary item    7,516     2,671    18,016   12,524      9,116     8,999    12,023       784    46,671    24,978
Income tax provision       3,100     1,100     7,400    5,100      3,800     3,600     5,000  (18,800)(2) 19,300   (9,000)
Earnings before
 extraordinary item        4,416     1,571    10,616    7,424      5,316     5,399     7,023    19,584    27,371    33,978
Extraordinary item
 - Loss on extinguishment
 of debt (net of
 income tax benefit
 of $13,400)                  -         -         -        -    (19,350)        -         -         -   (19,350)        -
Net earnings (loss)       $4,416    $1,571   $10,616   $7,424  $(14,034)    $5,399    $7,023   $19,584    $8,021   $33,978
Preferred dividends        1,750     1,750     1,750    1,750      1,750     1,750     1,750     1,750     7,000     7,000
Net earnings (loss)
 for common shares        $2,666    $(179)    $8,866   $5,674  $(15,784)    $3,649    $5,273   $17,834    $1,021   $26,978
Earnings (loss) per
 share before
 extraordinary item:
Primary                    $.16    $(.01)      $.53      $.34     $.21       $.22      $.31    $1.07     $1.21     $1.63
Fully diluted              $.16    $(.01)      $.45      $.32     $.21       $.22      $.29     $.83     $1.20     $1.45
Earnings (loss) per share:
Primary                    $.16    $(.01)      $.53      $.34    $(.93)      $.22      $.31    $1.07      $.06     $1.63
Fully diluted              $.16    $(.01)      $.45      $.32    $(.93)      $.22      $.29     $.83      $.06     $1.45

(1)During the fourth quarter of 1995, the Company reduced the estimated lives of lease rights and location premiums on certain smaller theatres to correspond to the base term of the theatre lease. This change in accounting estimate resulted in an increase in amortization expense of $1,542.

(2)During the fourth quarter of 1995, the Company reduced the deferred tax asset valuation allowance established under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Based on the Company's positive earnings in recent years and the expectation of continued earnings, management believes uncertainty was removed with respect to the realization of deferred tax assets. Accordingly, the valuation allowance was reduced.

(3)During fourth quarter of 1996, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. As a result, the Company recognized an impairment loss of $1,799.


Investor Information

Stock Listing/Symbol
amc Entertainment Inc. Common Stock is traded on the American and Pacific Stock Exchanges under the symbol aen. The Preferred Stock is traded on the American Stock Exchange under the symbol aen Pr.


Quarterly Common Stock Price Range
                                    Fiscal 1996               Fiscal 1995
                              High             Low           High         Low
First Quarter            $    14.50      $    11.00    $     12.75  $     9.75
Second Quarter                18.12           13.50          13.25       11.12
Third Quarter                 23.50           17.62          12.37       10.37
Fourth Quarter                24.12           19.25          12.62        9.87
Year                    $     24.12     $     11.00   $      13.25  $     9.75
(As reported on the American Stock Exchange)


Stock Ownership
At the end of fiscal 1996, the Company had 5,368,380 common shares outstanding, 50.7% of which were beneficially owned by company man-agement. There were 458 shareholders of record on May 15, 1996.


SEC Form 1O-K
A copy of the report to the Securities and Exchange Commission on Form 10-K, may be obtained without charge upon written request to the Finance Department at amc headquarters.


Annual Meeting
The annual meeting of stockholders will be held on Thursday, November 14, 1996, at 11:00 a.m. cst at the Ward Parkway 22 Theatres, 8600 Ward Parkway,
Kansas City, Missouri.


Quarterly Calendar
The company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. Fiscal 1997 quarter-end dates will be June 27, September 26, December 27, and April 3. Fiscal 1997 will be a 53 week year. Quarterly results usually are announced approximately four weeks after the close of the quarter.


Registrar and Transfer Agent
UMB Bank, n.a., Securities Transfer Division,
928 Grand Avenue, 13th Floor, P.O. Box 410064,
Kansas City, Missouri 64141-6226


Corporate Offices
amc Entertainment Inc., 106 West 14th Street,
P.O. Box 419615, Kansas City, Missouri 64141-6615,
(816) 221-4000


Independent Public Accountants
Coopers & Lybrand L.L.P., Kansas City, Missouri


Additional Information
For additional information on amc Entertainment Inc., please contact:
Peter C. Brown, amc Entertainment Inc., P.O. Box 419615, Kansas City, Missouri 64141-6615
(816) 221-4000



Executive Officers and Directors

Executive Officers
Stanley H. Durwood
Chairman of the Board, Chief Executive Officer and President

Philip M. Singleton
Executive Vice President and Chief Operating Officer

Peter C. Brown
Executive Vice President and Chief Financial Officer

Richard J. King
Senior Vice President (AMC)

Rolando B. Rodriquez
Senior Vice President (AMC)

Richard T. Walsh
Senior Vice President (AMC)

Richard M. Fay
President, amc Film Marketing

Charles P. Stilley
President, amc Realty, Inc.

Richard L. Obert
Senior Vice President and Chief Accounting and Information Officer


Board of Directors
Stanley H. Durwood
Chairman of the Board, Chief Executive Officer and President

Philip M. Singleton
Executive Vice President and Chief Operating Officer

Peter C. Brown
Executive Vice President and Chief Financial Officer

Charles J. Egan, Jr.
Vice President   General Counsel
Hallmark Cards, Incorporated

Paul E. Vardeman
Partner, Polsinelli, White, Vardeman and Shalton





Design and production: Annual Reports, Inc., Franklin, Indiana. Photography:
Len Allington