Form 10-K, Exhibit 13
period 1997-04-03
AMC ENTERTAINMENT INC
filed 1997-06-30
CIK 722077

                        AMC ENTERTAINMENT INC.
                         1997 ANNUAL REPORT

                               [PHOTO]

                                   Where boundaries are erased, vision grows...

AMC ENTERTAINMENT INC.

CORPORATE PROFILE

AMC Entertainment Inc. is an entertainment company principally involved in motion picture exhibition in the U.S. through its largest operating subsidiary, American Multi-Cinema, Inc. The company is also involved in exhibition in select international markets.

As of April 3, 1997, the company owned or operated 228 theatres with 1,957 screens in 23 states, the District of Columbia, Japan and Portugal.

* 90 percent of AMC's screens have the #1 or #2 market share in their markets, in terms of box office gross.

*     73 percent of AMC screens are located in the top 20 U.S.
      markets.

* AMC's average screen count per theatre is 8.6 compared to the industry average of 5.2.

* Almost 30 percent of AMC's screens are in theatres with 14 or more screens.

AMC common stock trades on the American and Pacific Stock Exchanges under the symbol AEN. The preferred stock is traded on the American Stock Exchange under the symbol AEN Pr. The company is headquartered in Kansas City, Missouri.

ABOUT THE COVER

[PHOTO]

AMC reaches beyond traditional boundaries and standard approaches to broaden vision, excite imagination and provide a total entertainment experience.

TABLE OF CONTENTS

Financial and Operating Highlights            1
Questions and Answers                         4
Beyond Boundaries                             6
Innovation                                    8
Expansion                                    14
AMC Theatre Locations                        18
Financial Information                        20
Investor Information                         64
Corporate Officers and Directors             65

FINANCIAL AND OPERATING HIGHLIGHTS


(In thousands, except number            April 3,          March 28,         March 30,         March 31,          April 1,
   of theatres and screens)             1997<F1>          1996<F1>          1995<F1>          1994<F1>           1993<F1>
-------------------------------------------------------------------------------------------------------------------------
Total revenues                          $749,597          $655,972          $563,344          $586,300          $403,775
EBITDA<F2>                              $112,948          $112,555          $ 88,942          $ 98,784          $ 57,345
Earnings before income taxes<F3>        $ 31,895          $ 46,671          $ 24,978          $ 27,412          $ 13,146
Number of patrons<F4>                    122,252           114,506           103,148           107,710            99,957
Number of theatres operated<F4>              228               226               232               236               243
Number of screens operated<F4>             1,957             1,719             1,630             1,603             1,617
Screens per theatre<F4>                      8.6               7.6               7.0               6.8               6.7

Total Revenues              EBITDA<F2>                  Earnings
in millions                 in millions                 Before Income Taxes<F3>
     in millions
[GRAPH]                     [GRAPH]                     [GRAPH]

<F1> Fiscal year ending April 3, 1997 consists of 53 weeks. All other fiscal years have 52 weeks.
<F2> Represents operating income plus depreciation and amortization plus estimated loss on future disposition of assets.
<F3> Before extraordinary item.
<F4> Includes managed and owned theatres.

      AMC ENTERTAINMENT INC.
    ------------------------

FROM THE CHAIRMAN

To Our Shareholders

The company achieved
the highest revenues and
cash flow in its history
while opening a record
314 screens in 17 loca-
tions, including two
international theatres.

Fiscal 1997 proved to be a significant year for AMC. The company achieved the highest revenues and cash flow in its history while opening a record 314 screens in 17 locations, including two international theatres. Thanks to the strength of our new megaplexes, we are now firmly positioned as a leading exhibitor in the United States with a growing international presence.

Financial Highlights

      Total revenues increased 14.3 percent to a record $749.6 million from $656.0 million last year. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased to a record $112.9 million.

      On a per share basis, earnings before extraordinary item, after deducting preferred dividends, were $0.74 in fiscal 1997, compared to $1.21 in fiscal 1996. After extraordinary item and preferred dividends, net earnings per share were $0.74, compared to net earnings of $0.06 per share last year.

   Our earnings this fiscal year were impacted by three factors. First, during the first nine months of the fiscal year, product from the company's key suppliers failed to deliver the box office results achieved in the prior year. Second, the company experienced expected start-up costs associated with the opening of 314 new AMC screens, including 268 megaplex screens. Third, general and administrative expenses increased, as anticipated, partially due to the company's strategic growth initiative in the United States and internationally. Looking ahead, we are encouraged by the potential of fiscal 1998, both in terms of the number of new AMC megaplexes coming on line and favorable product forecasts from our key film suppliers.

Industry Highlights

   The continued success of the AMC megaplex concept has inspired an industry-wide movement to build larger theatres. Additionally, the supply of film product remains strong in response to the increasing worldwide demand for filmed entertainment. The recent success of the re-release of the Star Wars Trilogy underscores the importance of the theatrical window in creating a film's value and the brand awareness necessary for its success in ancillary markets.

Growth Plan

   Our growth plan -- to build megaplexes in major U.S. markets and select international markets -- is on target. The success of the AMC megaplexes that we have opened validates our


AMC ENTERTAINMENT INC.
------------------------
2

  SHAREHOLDERS' REPORT

direction and strategy. As we continue to increase the number of megaplexes in our circuit, we increase our ability to deliver the finest moviegoing experience possible and attract more customers in more markets worldwide.

   Included in our fiscal 1997 theatre openings was the record-breaking AMC Ontario Mills 30 in Ontario, California, the largest theatre in the world in terms of screen count. In addition, we opened two international theatres, the AMC Canal City 13 in Fukuoka, Japan, and the AMC Arrabida
20 in Porto, Portugal. Both of these theatres are the largest and among the most luxurious theatres in their countries.

The Strength Of Our People

   This year we further strengthened our executive management team by expanding the leadership roles of Peter C. Brown and Philip M. Singleton. Peter Brown was elevated to president of AMC Entertainment Inc. In addition to his duties as AMCE president, Peter will continue to act as chief financial officer of the company and all subsidiaries. Phil Singleton was promoted to president of American Multi-Cinema, Inc., the theatrical exhibition arm and largest operating subsidiary. Both Peter and Phil will continue to report directly to me.

   The strength of any company rests in the talent and dedication of its people. Our growth would not be possible without the support of the entire AMC family, which now numbers more than 10,000 associates worldwide. I am confident in the strong leadership and immense talent of our worldwide team. Together, we create the finest moviegoing experience available anywhere in the world.

   AMC is well-positioned for continued growth and success. Our constant focus on the customer inspires us to challenge traditional approaches and to develop new industry standards. Where boundaries are erased, vision grows. We remain committed to changing the way the world sees movies(TM).


Stanley H. Durwood
Chairman of the Board and
Chief Executive Officer


[PHOTO]

Stanley H. Durwood

Our constant focus
on the customer inspires
us to challenge
traditional approaches
and to develop new
industry standards.

      AMC ENTERTAINMENT INC.
    ------------------------
                          3

FINANCIAL AND OPERATING

Q+A

            PETER C. BROWN       President and Chief Financial Officer,
                                 AMC Entertainment Inc.

            PHILIP M. SINGLETON  President and Chief Operating Officer,
                                 American Multi-Cinema, Inc.

QUESTION:   WHAT DISTINGUISHES AMC FROM COMPETING THEATRE CIRCUITS?

Brown: Since 1991, we have executed a series of financial transactions that have led us to become one of the most solidly capitalized companies in our industry. This sound financial base allows us to continue to invest confidently in what we feel will drive our valuation in the future, the AMC megaplex theatre.

Singleton:  Innovation is fundamental to the AMC culture and has  always been our mainstay competitive advantage. For more than three decades we have sustained that advantage by constantly responding to the customer and continually developing new concepts that enhance the AMC moviegoing experience.

QUESTION:   WHAT INDICATORS DO YOU HAVE THAT AMC'S GROWTH PLAN IS ON
            TRACK?

Singleton:  Our latest innovation, the AMC megaplex, has become the industry benchmark. Other circuits are following our lead. Most importantly, our customers have overwhelmingly embraced our new concept, and our new megaplexes are performing very well. Virtually every megaplex that we have opened has become one of the industry's most successful in terms of attendance and film revenue.

Brown: We look at several key measures to evaluate the success of our megaplexes, the four most significant of which are attendance per screen, total revenues per patron, theatre-level cash flow before rent margin, and return on assets. Our megaplexes have demonstrated superior results in every one of these key measures.


AMC ENTERTAINMENT INC.
------------------------
4

       QUESTIONS AND ANSWERS


QUESTION:   COULD YOU COMMENT ON THE RESULTS OF AMC'S GROWTH PLAN?

Brown: This year we achieved our goal of adding 314 screens in 17 locations, including two international theatres in Japan and Portugal. Additionally, at the end of the fiscal year, we had another 558 screens in 25 locations under construction, indicating that we are well on our way toward our fiscal 1998 goal.

QUESTION:   WHAT IMPACT IS AMC'S EXPANSION HAVING ON THE FILM
            INDUSTRY?

Singleton:  As we open more high-performance megaplexes, the more attractive
            AMC becomes to film studios. Our goal is to have the screen capacity or "shelf space" to play all available film product. Studios need a strong theatrical opening of their films in an often-crowded marketplace to create the value or word-of-mouth demand for their film product. Consequently, studios are increasingly attracted to our growing portfolio of AMC megaplexes.

QUESTION:   WHAT ARE SOME OF YOUR CRITERIA FOR SELECTING FUTURE
            MEGAPLEX LOCATIONS?

Singleton:  We look for quality sites in densely populated urban markets.
            These sites should be sufficiently large to allow us to build a theatre with 20 to 30 screens, which would enable us to play nearly all available film product. We prefer to build our megaplexes in an atmosphere of entertainment-oriented retail where our customers can benefit from the synergy of shopping, dining and other leisure activities.

QUESTION:   IS AMC CONCERNED ABOUT A POTENTIAL FOR OVERSCREENING?

Brown: AMC's growth strategy emphasizes quality over quantity. We believe that this type of approach will govern development activity. As we add new megaplexes, we are taking older-generation theatres off line, resulting in a smaller aggregate theatre count.

QUESTION:   HOW DOES AMC PLAN TO INCREASE ATTENDANCE?

Singleton:  New AMC megaplexes generate higher attendance and revenues per screen than many of our traditional multiplexes. We are growing attendance by changing our circuit portfolio to a megaplex profile, as well as by providing an outstanding AMC moviegoing experience for our patrons.

QUESTION:   WHAT MEASURES WERE TAKEN THIS YEAR TO INCREASE THE
            COMPANY'S VALUE?

Brown: We continued to invest in our next-generation theatre, the AMC megaplex, both in the United States and internationally. This investment should enhance our position in the industry, increasing our market share and long-term value.


[PHOTO]

Peter C. Brown (L)
Philip M. Singleton (R)

      AMC ENTERTAINMENT INC.
    ------------------------
                          5

INNOVATION

BEYOND
  BOUNDARIES

AMC ENTERTAINMENT INC.
------------------------
6

                    EXPANSION

AMC is changing the way the world sees movies(TM) by reaching beyond traditional boundaries and standard approaches to create not only a superior moviegoing experience, but a total entertainment experience.

   Where boundaries are erased, vision grows...

   AMC ENTERTAINMENT INC.
 ------------------------
        7

INNOVATION


OUR MEGAPLEX THEATRES
ARE SETTING THE INDUSTRY
STANDARD FOR INNOVATION

[PHOTO]

The AMC Ontario Mills 30 theatre, the world's largest theatre by screen count.


Even before you arrive at an AMC megaplex, the AMC entertainment experience begins. Music fills the parking lot, and at many locations, sidewalk entertainment, such as clowns and jugglers, delights patrons of all ages. If you have not taken advantage of AMC's TeleTicket(TM) sales system, an abundance of cashier stations expedites ticket purchases. Inside the theatre, personal touches are everywhere. From efficiently designed concession areas with delicious movie fare, to flowers and lotion in the ladies' room, AMC's commitment to customer enjoyment and comfort sets the tone. Inside the auditoriums, stadium seating guarantees that all seats are the "best in the house" by providing an unobstructed view of the screen. AMC's exclusive LoveSeat(TM)-style seating -- plush, cushioned, high-backed seats with double-wide, retractable cupholder armrests -- turns comfortable into cozy.
AMC totally immerses you in movie magic with its exclusive High Impact Theatre System(TM) with wall-to-wall compound-curved Torus(TM) screens that offer maximum brilliance and clarity. Sony Dynamic Digital Sound(TM) surrounds you with an extraordinary audio environment. So sit back, settle in and enjoy the ultimate AMC entertainment experience.



AMC ENTERTAINMENT INC.
------------------------
8

   INNOVATION

Innovation, the foundation of the AMC culture, has enabled AMC to maintain its competitive advantage for more than five decades. Today, AMC is clearly positioned at the forefront of the industry with its newest innovation, the megaplex.

  The record-breaking opening of the AMC Grand 24 in Dallas, Texas, in May 1995 launched the successful beginning of the AMC megaplex era. Now, 366 megaplex screens later, the company is rapidly becoming a circuit of megaplexes, theatres with 14 or more screens with predominately stadium-style seating, providing the finest moviegoing experience available.

   As of the end of the fiscal year, almost 30 percent of AMC's screens were in theatres with 14 or more screens. AMC's average screen count per theatre was
8.6 compared to the industry average of 5.2 screens.<F*>

   The AMC megaplex has become the customers' theatre of choice, as demonstrated by outstanding attendance levels and increased revenues. New AMC megaplexes are consistently among the top one percent of the highest-grossing theatres in the industry.

[FN]
<F*>Source: National Association of Theatre Owners

"When we go to the movies, we expect the best seat in the house. I enjoy AMC's LoveSeat(TM)-style seating because I can relax comfortably and watch the film without distraction."

John Justice
Customer
AMC West Oaks 14
Orlando, Florida

[PHOTO]

AMC's exclusive LoveSeat(TM)
stadium-style seats are plush and
high-backed with double-wide,
cushioned and retractable
cupholder armrests that lift so
moviegoers can "cozy up."



AMC Milestones


1963
Builds world's first
multi-screen theatre
in a mall.


1966
Introduces automated
projection booths.


1969
Opens world's first
six-screen theatre in
Omaha, Nebraska.


1979
Establishes industry's
first management
training academy.


1981
Introduces cupholder
armrests.


1982
Begins installation of
computerized box offices.

       AMC ENTERTAINMENT INC.
     ------------------------
                           9

INNOVATION

"AMC's megaplexes are
growing the moviegoing
audience. With their many
amenities, such as stadium
seating, these theatres
showcase our films in the
best possible environment,
resulting in higher atten-
dance and grosses."

Jeff Blake
President
Sony Distribution

[PHOTO]

The foyer of the AMC Arrabida
20 in Porto, Portugal, features a
dramatic starlit scene.

AMC's stadium-style seating
ensures that every moviegoer has
an unobstructed view of the screen.

[PHOTO]

For the fiscal year, on an annual attendance-per-screen basis, AMC megaplexes performed 96 percent higher than the industry average<F*> and 38 percent higher than traditional AMC multiplexes (theatres generally without stadium-style seating and having less than 14 screens). AMC megaplexes also generated 10 percent more revenue per patron than AMC multiplexes. Their margins, as measured by operating-cash-flow-before-rent, were 12.5 percent higher than traditional AMC multiplexes, further demonstrating their operational efficiency.

Along with ticket sales, concession revenues are an important source of income for AMC. For the fiscal year, concession sales increased 14.5 percent over the prior year, and AMC megaplexes generated 13.5 percent more concession revenue per patron than traditional AMC multiplexes.

[FN]
<F*>Source: National Association of Theatre Owners

AMC ENTERTAINMENT INC.
------------------------
10

             INNOVATION

AMC theatres continue to offer customers a broad selection of quality brand-name products. In addition to traditional movie fare, AMC continues to introduce new menu items such as frozen carbonated beverages, bottled water and fruit drinks, bulk candy and special variety packs for children.

This year, AMC introduced an innovative concession design at many of its new megaplexes. The pass-through concession design increases efficiency and customer convenience by separating preparation and delivery, ensuring faster transaction times and service, and providing for maximum freshness.

AMC enhances the overall moviegoing experience through a number of value-added national and local marketing programs. These programs have increased attendance, strengthened brand loyalty and increased revenues. Many of these AMC marketing programs have been recognized for their ingenuity and excellence. In fact, for the third consecutive year, AMC was honored with the industry's most coveted marketing and customer service awards at the 1997 National Association of Theatre Owners (NATO) ShoWest(R) convention held in Las Vegas. AMC theatre managers were recognized with The Hollywood Reporter T.E.A.M. (Theatre Excellence and Marketing) award, the NATO customer service award and the Eastman Kodak(R) marketing award.

"AMC's culture encourages
innovative customer service
ideas that will continually
improve the AMC experience.
We're trained to focus on
our customers, anticipate
their needs and provide them
with the finest entertainment
experience possible."

John Greiner
Managing Director,
AMC Burbank 28
Burbank, California
Winner of the 1997 ShoWest(R)
Customer Service Award

[PHOTO]

The AMC pass-through concession
design separates preparation and
delivery, ensuring  faster transaction
times and service, and providing for
maximum freshness.


AMC Milestones cont.

1985
Opens its first overseas
theatre in England.


1987
Opens world's first
14-screen theatre in
Century City, California.


1989
Develops proprietary High
Impact Theatre System
(HITS(TM)) for maximum
sound reproduction.


1990
Establishes MovieWatcher(R)
program, the first wide-scale
program to reward frequent
moviegoers.


1990
Pioneers an ATM-style
ticketing system, allowing
customers to use
credit cards.


1991
Introduces unique
"Silence is Golden(R)"
program, encouraging
patron courtesy.


       AMC ENTERTAINMENT INC.
     ------------------------
                          11

INNOVATION

[PHOTO]

A conceptual drawing of the
innovative AMC Maihama Station
16 in the world-class urban resort
district of Maihama, Japan, next to
Tokyo Disneyland(R) theme park.


   The company's premier marketing program, the AMC MovieWatcher(R) club, rewards frequent moviegoing and continues to be the only one of its kind in the industry. This year, the club achieved a significant membership milestone of one million avid AMC moviegoers. The MovieWatcher(R) club enhances
AMC brand loyalty and provides AMC with an extensive lifestyle and demographic database for research, analysis and direct marketing programs.

   AMC continued to enhance national marketing programs by developing high-profile, third-party affiliations to cross-promote and drive incremental attendance. These affiliations include The Coca-Cola Company, Planet Hollywood International, Inc., Burger King Corporation and The Walt Disney World(R) Resort, as well as all major film studios. AMC also has established numerous major league sports tie-ins, including promotions with the National Football League(R) organization and the Super Bowl(R) game.


AMC ENTERTAINMENT INC.
------------------------
12

                   INNOVATION

   AMC continually strives to be a responsible corporate citizen and a good neighbor in the communities it serves. AMC's "Read for the Stars(R)" program encourages children to read during the summer. This year, AMC worked with the U.S. Department of Education's "Read Write Now" program to promote tutorial reading programs during the summer.

   New AMC theatres open with a series of special fundraising events and benefits, usually tied in with film premieres that demonstrate a long-term commitment to serving the community. Nonprofit organizations such as Big Brothers/Big Sisters, as well as Variety Club and numerous other charities, have been the beneficiaries of such events.

   AMC is already at work on the next evolution of moviegoing. Programmable lobbies offering interactive experiences, trams to and from parking lots, improved comfort amenities and newer and faster ways to serve customers are already in design for AMC's next generation of world-class theatres.


[PHOTO]

AMC's 42nd Street 25 theatre in
New York City's renowned Times
Square will offer spectacular views
and film imaging innovations.


AMC Milestones cont.


1991
Introduces TeleTicket(TM)
system, allowing patrons
to purchase tickets in
advance by telephone.


1992
Installs the largest Torus(TM)
compound-curved screen
in North America.


1994
Announces plans to install
Sony Dynamic Digital
Sound(TM) (SDDS(TM)) in
all AMC auditoriums.


1995
Opens the AMC Grand 24
in Dallas, Texas, launching
the era of the AMC megaplex.


1996
Begins exporting its
new-generation theatre
concept to the Pacific Rim.


1996
Opens world's largest
theatre by screen count,
the AMC Ontario Mills 30
in Ontario, California.


       AMC ENTERTAINMENT INC.
     ------------------------
                          13

EXPANSION

                          OUR EXPANSION BRINGS
                           MORE MOVIES TO MORE
                            PEOPLE WORLDWIDE


Since its opening in December 1996, the AMC Arrabida 20 in Porto, Portugal, is that country's highest-grossing theatre.


AMC's growth plan is on target. As of April 3, 1997, AMC had 1,957 screens in 228 theatres around the world. Of the 314 new screens the company added last year, 308 were in new locations and 6 were the expansion of an existing theatre. The company has another 558 screens in construction and expects to open approximately 700 screens by the end of fiscal 1998. As planned, AMC is replacing some older existing theatres with new-generation megaplexes.

   AMC's focus is on quality rather than quantity. The company continues to target sites in densely populated urban markets that can support a 20- to 30-screen theatre, which will dominate its market and generate higher returns.



AMC ENTERTAINMENT INC.
------------------------
14

                   EXPANSION

   The company also targets locations near entertainment-oriented retail. Whether the theatre is the centerpiece of a mega-mall, such as the AMC Ontario Mills 30, or a free-standing theatre like the AMC Pleasure Island 10 (expanding to a 24-screen complex in fiscal 1998) at The Walt Disney World(R) Resort and adjacent to the Pleasure Island attraction, the combination of the AMC entertainment experience with shopping, dining and other leisure activities creates an extended entertainment event.

   Among AMC's fiscal 1997 highlights was the opening of the largest theatre in the world, the AMC Ontario Mills 30, near Los Angeles, which set a record for the highest opening weekend film gross in the history of the company. The AMC Norwalk 20, also in Los Angeles, opened last May and is consistently among the industry's top 10 highest-grossing theatres. Another new megaplex, the AMC Ahwatukee 24 in Phoenix, is the highest-grossing theatre in Arizona and among the top one percent of the industry's highest-grossing theatres. The AMC
Lennox 24 in Columbus, Ohio, was among the top 10 theatres in the industry for each of the Star Wars Trilogy films.

   AMC's fiscal 1998 domestic expansion plans include the AMC Studio 30 in Houston, the largest of six 30-screen theatres that AMC plans to open during the year. Earlier this year, AMC announced that the company had signed a lease for a 25-screen theatre, the AMC 42nd Street 25, located in New York City's renowned Times Square.


"As one of the key
anchors of many of our
Mills developments, AMC
generates a huge attendance
base, which has helped
attract other entertain-
ment-related businesses.
AMC, like the Mills
Corporation, is a quality,
customer-oriented organi-
zation. They have top-notch
people who know how to
build and operate the kind
of theatres that keep
customers coming back
again and again."

Laurence Siegel
Chairman and
Chief Executive Officer
The Mills Corporation
Shopping Center Developer

[PHOTO]

The AMC Ahwatukee 24 in
Phoenix is the highest-grossing
theatre in Arizona.


Fiscal 1997 Openings

AMC Canal City 13
Fukuoka, Japan
April 20

AMC Carolina Pavilion 22
Charlotte
May 10

AMC Norwalk 20
Los Angeles
May 10

AMC Merchants Crossing 16
Fort Myers
May 17

AMC Deerbrook 24
Houston
May 24

AMC Palace 9
Fort Worth
May 24

AMC Arrowhead 14
Phoenix
August 2

AMC Celebration 2
Orlando
October 25

AMC Tallahassee 20
Tallahassee
November 15

AMC Ahwatukee 24
Phoenix
December 13

AMC North DeKalb 16
Atlanta
December 13

AMC Ontario Mills 30
Los Angeles
December 13

AMC Lennox 24
Columbus
December 18

AMC Arrabida 20
Porto, Portugal
December 20

AMC Marina Pacifica 12
(6-screen expansion)
Long Beach
January 10

AMC West Oaks 14
Orlando
March 21

AMC Indian River 24
Vero Beach
March 28

AMC West Olive 16
St. Louis
April 3


       AMC ENTERTAINMENT INC.
     ------------------------
                          15

EXPANSION


Scheduled Fiscal 1998
Openings


First Quarter

AMC Fullerton 20
(10-screen expansion)
Los Angeles

AMC Huebner Oaks 24
San Antonio

AMC Puente Hills 20
Los Angeles

AMC Studio 30
Houston

Second Quarter

AMC BarryWoods 24
Kansas City

AMC Mercado 20
San Jose

AMC Oak View 24
Omaha

AMC Orange Park 24
Jacksonville

AMC Pleasure Island 24
(14-screen expansion)
Orlando

AMC Rolling Hills 20
(14-screen expansion)
Los Angeles

AMC Saratoga 14
San Jose

Third Quarter

AMC Arizona Center 24
Phoenix

AMC Covina 30
Los Angeles

[PHOTO]

   The AMC Canal City 13 in Fukuoka, Japan, has captured more than 50 percent of the market since its opening in April 1996.


   In April 1996, AMC began exporting its new-generation theatre concept with the opening of the AMC Canal City 13 theatre in Fukuoka, Japan. Since its opening, the theatre has captured more than 50 percent of the market. Overall moviegoing in Fukuoka has increased approximately 30 percent since the theatre opened.

   In December, the company opened the AMC Arrabida 20 in Porto, Portugal. The theatre is already the highest-grossing theatre in that country.

   AMC's global expansion plans include the Pacific Rim, western Europe and Canada. In addition to sites in Japan, Hong Kong, Spain and Portugal, the company also is monitoring sites in South Korea, China, Taiwan, Italy, France, Germany and the United Kingdom. These countries are greatly underscreened yet are active consumers of filmed entertainment. The continued increase in international box-office revenues combined with the AMC megaplex concept creates a tremendous growth opportunity in the international marketplace.

AMC ENTERTAINMENT INC.
------------------------
16

                  EXPANSION


   Construction for the AMC Festival Walk 11 in Hong Kong will begin this summer with completion scheduled for spring 1998. The theatre, part of the renowned Festival Walk development, will have direct access to rail and subway transportation systems, making it easily accessible from as far away as mainland China.

   AMC will soon begin construction of the AMC Maihama Station 16 in the world-class urban resort district of Maihama, Japan and next to Tokyo Disneyland(R) theme park. The theatre is scheduled for completion in fall 1998 and will be the largest in Japan in terms of screen count and square footage.

   The company also announced plans to build three 24-screen theatres in Spain, which include two in Barcelona and one in the city of Palma on the island of Mallorca. The AMC Terrassa 24, north of Barcelona, will be AMC's next international theatre, scheduled to open in early 1998.

   The appeal of AMC's entertainment experience is universal. With each new megaplex opening, AMC is further establishing itself as the world's preeminent motion picture exhibitor and is changing the way the world sees movies(TM).



"As a teenager I remember
going to the AMC
Northtown Mall 6 theatre
in Dallas. That was 25 years
ago, but I remember it being
the newest and best thing
going. Today, I go to the
AMC Deerbrook 24 in
Houston and take my own
family. AMC continues to
offer the best moviegoing
experience available."

Mary Lou Sinclair
Customer
AMC Deerbrook 24
Houston, Texas



AMC has more than a third
of the screens in the Houston
market, including the AMC
Deerbrook 24 theatre.

[PHOTO]

Scheduled Fiscal 1998
Openings


Third Quarter cont.

AMC First Colony 24
Houston

AMC Grapevine 30
Dallas

AMC Gulf Pointe 30
Houston

AMC Highlands Ranch 24
Denver

AMC Midlands 30
Chicago

AMC Olathe 30
Kansas City

AMC Southlake Pavilion 24
Atlanta

AMC Southroads 20
Tulsa

AMC Town Center 20
Kansas City

AMC Westminster
Promenade 24
Denver


Fourth Quarter

AMC Aventura 24
Miami

AMC Cantera 30
Chicago

AMC Esplanade 14
Phoenix

AMC Hampton
Town Center 24
Norfolk

AMC Livonia 20
Detroit

AMC Mesquite 30
Dallas

       AMC ENTERTAINMENT INC.
     ------------------------
                          17

AMC THEATRE LOCATIONS<FDAG>

Arizona
Phoenix
Ahwatukee 24
Arizona Center 24<F*>
Arrowhead 14
Bell Plaza 8
Esplanade 14<F*>
Fiesta Village 6
Gateway Village 10
Laguna Village 10
Lakes 6
Metro Village 6
Sunvalley Plaza 10
Three Fountains 4
Town & Country 6
Tucson
El Con 6
Valencia 4
California
Bakersfield
Stockdale 6
Los Angeles
Alondra 6
Burbank 14
Century City 14
Chino Town Square 10
Commercenter 6
Covina 30<F*>
Fine Arts 1
Fullerton 10 (20<F**>)
Hermosa Beach 6
Main Place 6
Marina Pacifica 12
Media Center 6
Media Center 8
Montebello 10
Old Pasadena 8
Pine Square 16
Promenade 16
Puente East 4
Puente Hills 20<F*>
Puente Plaza 10
Rolling Hills 6 (20<F**>)
Santa Monica 7
Victor Valley 10
Norwalk 20
Ontario Mills 30
San Diego
La Jolla 12
Mission Valley 20
Santee Village 8
Wiegand Plaza 8
San Francisco
Kabuki 8
Vallejo Plaza 6
San Jose
Mercado 20<F*>
Milpitas 10
Oakridge 6
Saratoga 14<F*>
Sunnyvale 6
Town & Country 1


Colorado
Colorado Springs
Tiffany Square 6
Denver
Buckingham 6
Colorado Plaza 6
Highlands Ranch 24<F*>
Seven Hills 10
Southbridge Plaza 8
Tiffany Plaza 6
Tivoli 12
Westminster 5
Westminster 6
Westminster Promenade 24<F*>
Delaware
Philadelphia Area
Cinema Center 3
Concord 2
District of Columbia
Washington, D.C.
Courthouse Plaza 8
Potomac Mills 15
Skyline Center 12
Union Station 9
Florida
Gainesville
Oaks 6
Oaks West 4
Jacksonville
Orange Park 24<F*>
Regency 6
Regency Mall 8
Miami
Aventura 24<F*>
Cocowalk 16
Coral Ridge 10
Fashion Island 16
Kendall Town & Country 10
Mall of the Americas 14
Ocean Walk 10
Omni 4
Omni 6
Ridge Plaza 8
Sheridan 12
South Dade 8
Orlando/Daytona
Celebration 2
Fashion Village 8
Interstate 6
Lakes Square 12
Merritt 6
Merritt Square 7/12
Pleasure Island 10 (24<F**>)
Volusia Square 8
West Oaks 14
Fort Myers
Merchants Crossing 16
Tallahassee
Tallahassee 20
Tampa/St. Petersburg
Clearwater 5
Countryside 6
Crossroads Center 8

Horizon Park 4
Merchants Walk 10
Old Hyde Park 7
Regency 20
Sarasota 6
Sarasota Exp 7/12
Seminole 8
Tri-City Plaza 8
Twin Bays 4
Tyrone Square 6
Varsity 6
West Palm Beach
Cross County 8
Indian River 24
Mizner Park 8
Georgia
Atlanta
Buckhead Backlot 6<F*>
Cobb Place 8
Colonial 18
Galleria 8
Mansell 14
North DeKalb 16
Northlake Festival 8
Phipps Plaza 14
Southlake Pavilion 24<F*>
Illinois
Chicago
Cantera 30<F*>
Midlands 30<F*>
Kansas
Kansas City
Oak Park 6
Olathe 30<F*>
Town Center 20<F*>
Louisiana
New Orleans
Galleria 8
Shreveport
Bossier 6
St. Vincents 6
Maryland
Washington, D.C. Area
Academy 6
Academy 8
Carrollton 6
City Place 10
Country Club Mall 6
Rivertowne 12
Massachusetts
Springfield
Hampshire 6
Mountain Farms 4
Michigan
Detroit
Abbey 8
Americana West 6
Bel-Air Center 10
Eastland 2
Eastland Mall 5
Hampton 4
Laurel Park 10
Livonia 20<F*>
Maple 3
Old Orchard 3
Southfield City 12
Southland 4
Sterling Center 10
Towne 4
Wonderland 6
Woods Complex 6
Lansing
Elmwood Plaza 8
Meridian 1/4
Meridian 5/8
Meridian Mall 6
Missouri
Kansas City
Bannister Square 6
BarryWoods 24<F*>
Crown Center 6
Independence 20
Metro North Plaza 6
Summit 4
Ward Parkway 22
St. Louis
Crestwood Plaza 10
Esquire 7
Galleria 6
Northwest Square 10
Regency 8
Village 6
West Olive 16
Nebraska
Omaha
Oak View 24<F*>
Westroads 2
Westroads 6
New Jersey
Metro New York
Headquarters Plaza 10
Rockaway 6
Rockaway 7/12
Philadelphia Area
Deptford 8
Marlton 8
Millside 4
Quakerbridge 4
Vineland 4
New York
Buffalo
Como 8
Maple Ridge 8
North Carolina
Charlotte
Carolina Pavilion 22
Ohio
Columbus
Dublin Village 18
Eastland Centre 8
Eastland Plaza 6
Lennox 24
Westerville 6
Oklahoma
Oklahoma City
Memorial Square 8
Northwest 8
Robinson Crossing 6

AMC ENTERTAINMENT INC.
------------------------
18

   AMC theatre locations<FDAG>

Tulsa
Southroads 20<F*>
Pennsylvania
Harrisburg
Colonial Commons 9
Hampden Center 8
Wonderland 4
Philadelphia
25th Street 4
309 Cinema 9
Andorra 8
Anthony Wayne 2
Granite Run Mall 8
Marple 10
Olde City 2
Orleans 8
Painters Crossing 9
Quakertown 6
Tilghman Square 8
Woodhaven 10
Texas
Dallas/Fort Worth
Central Park 7
Forum 6
Glen Lakes 8
Grand 24
Grapevine 30<F*>
Green Oaks 8
Highland Park 4
Hulen 10
Irving 8
Mesquite 30<F*>
Palace 9
Prestonwood 5
Sundance 11
Towne Crossing 8
Houston
Almeda Square 5
Commerce Park 8
Deerbrook 8
Deerbrook 24
Festival 6
First Colony 24<F*>
Greens Crossing 6
Gulf Pointe 30<F*>
Meyer Park 16
Northoaks 6
Studio 30<F*>
Town & Country 10
Westchase 5
Willowbrook 10
San Antonio
Huebner Oaks 24<F*>
Rivercenter 9
Virginia
Norfolk/Portsmouth/
Newport News
Circle 4
Coliseum 4
Hampton Town Center 24<F*>
Lynnhaven 8
Newmarket 4
Patrick Henry 7
Washington
Seattle/Tacoma
Center Plaza 6
Narrows Plaza 8
Seatac 6
Japan
Fukuoka
Canal City 13
Portugal
Porto
Arrabida 20

[FN]
<FDAG> As of 5/1/97
  <F*> FY 1998 Opening
 <F**> FY 1998 Expansion

           AMC MARKETS SERVED

                      UNITED STATES


JAPAN              PORTUGAL

       AMC ENTERTAINMENT INC.
     ------------------------
                          19

SELECTED FINANCIAL DATA

                                                          April 3,     March 28,    March 30,      March 31,    April 1,
(Dollars in thousands, except per share data)           1997<F1><F2>  1996<F1><F2> 1995<F1><F2>  1994<F1><F2>   1993<F2>
------------------------------------------------------------------------------------------------------------------------
Statement of Operations Data:
   Total revenues                                        $ 749,597      $655,972     $563,344     $ 586,300     $403,775
   Total cost of operations                                580,002       491,358      432,763       446,957      308,848
   General and administrative                               56,647        52,059       41,639        40,559       37,582
   Depreciation and amortization                            59,803        43,886       37,913        38,048       28,175
   Estimated loss on future disposition of assets                -             -            -             -        2,500
                                                         ---------------------------------------------------------------
   Operating income                                         53,145        68,669       51,029        60,736       26,670
   Interest expense                                         22,022        28,828       35,908        36,375       31,401
   Investment income                                           856         7,052       10,013         1,156        8,239
   Minority interest                                             -             -            -         1,599            -
   Gain (loss) on disposition of assets                        (84)         (222)        (156)          296        9,638
                                                         ---------------------------------------------------------------
   Earnings before income taxes
      and extraordinary item                                31,895        46,671       24,978        27,412       13,146
   Income tax provision                                     12,900        19,300       (9,000)       12,100        5,400
                                                         ---------------------------------------------------------------
   Earnings before extraordinary item                       18,995        27,371       33,978        15,312        7,746
   Extraordinary item                                            -       (19,350)           -             -       (6,483)
                                                         ---------------------------------------------------------------
   Net earnings                                          $  18,995      $  8,021     $ 33,978     $  15,312     $  1,263
                                                         ===============================================================
   Preferred dividends                                       5,907         7,000        7,000           538          256
                                                         ---------------------------------------------------------------
   Net earnings for common shares                        $  13,088      $  1,021     $ 26,978     $  14,774     $  1,007
                                                         ===============================================================
   Earnings per share before extraordinary item:
     Primary                                             $     .74      $   1.21     $   1.63     $     .89     $    .46
     Fully diluted                                       $     .73      $   1.20     $   1.45     $     .89     $    .46
   Earnings per share:
     Primary                                             $     .74      $    .06<F4> $   1.63     $     .89     $    .06<F3>
     Fully diluted                                       $     .73      $    .06<F4> $   1.45     $     .89     $    .06<F3>
   Common dividends per share                            $       -      $      -     $      -     $       -     $   1.14
   Weighted average number of shares outstanding:
     Primary                                                17,726        16,795       16,593        16,521       16,217
     Fully diluted                                          17,940        17,031       23,509        16,550       16,217
Balance Sheet Data:
   Cash, equivalents and investments                     $  24,715      $ 10,795     $140,377     $ 151,469     $ 50,106
   Total assets                                            718,213       483,458      522,154       501,276      374,102
   Total debt (including capital lease obligations)        373,724       188,172      267,504       268,188      255,302
   Stockholders' equity                                    170,012       158,918      157,388       130,404       18,171
Other Financial Data:
   EBITDA<F5>                                            $ 112,948      $112,555     $ 88,942     $  98,784     $ 57,345
   Cash flows provided by operating activities             134,074        96,847       44,366        63,680       29,062
   Cash flows provided by (used in) investing activities  (283,917)      (66,848)       3,664      (111,505)       4,594
   Cash flows provided by (used in) financing activities   163,982       (90,437)      (9,116)       56,147      (21,022)
   Capital expenditures                                    253,380       120,796       56,403        10,651        8,786

<F1> Fiscal 1997, 1996, 1995 and 1994 include the effects from the acquisition of Exhibition Enterprises Partnership on May 28, 1993.
<F2> Fiscal 1997 consists of 53 weeks. All other fiscal years have 52 weeks.
<F3> Fiscal 1993 includes a $6,483 extraordinary loss equal to $.40 per common share.
<F4> Fiscal 1996 includes a $19,350 extraordinary loss equal to $1.15 per common share.
<F5> Represents operating income plus depreciation and amortization plus estimated loss on future disposition of assets. EBITDA is a financial measure commonly used in the Company's industry and should not be construed as an alternative to operating income (as determined in accordance with GAAP). EBITDA as determined by the Company, may not be comparable to EBITDA as reported by other companies. In addition, EBITDA is not intended to represent cash flow and does not represent the measure of cash available for discretionary uses. EBITDA is a non-GAAP measure, but has been used by lenders and stockholders as additional information for estimating the Company's value and evaluating its ability to service debt.

AMC ENTERTAINMENT INC.
------------------------
20

                      MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OPERATING RESULTS

As a result of the commencement of international operations during fiscal 1997, the Company is disaggregating its domestic and international exhibition operations and the Company's on-screen advertising and other business in order to provide more information as to the Company's revenues, cost of operations, depreciation and amortization, and general and administrative expenses as set forth in the table below for the fifty-three and fifty-two week periods ended April 3, 1997 and March 28, 1996.


                                                                  53 Weeks Ended     52 Weeks Ended
                                                                  --------------------------------------------------
                                                                      April 3,          March 28,
(Dollars in thousands)                                                  1997              1996              % Change
--------------------------------------------------------------------------------------------------------------------
Revenues
   Domestic
     Admissions                                                       $479,629          $431,361              11.2%
     Concessions                                                       222,945           196,645              13.4
     Other                                                              15,763            15,096               4.4
                                                                      ----------------------------------------------
                                                                       718,337           643,102              11.7
   International
     Admissions                                                         13,322                 -                 -
     Concessions                                                         2,222                 -                 -
     Other                                                                  49                 -                 -
                                                                      ----------------------------------------------
                                                                        15,593                 -                 -
   On-screen advertising and other                                      15,667            12,870              21.7
                                                                      ----------------------------------------------
     Total revenues                                                   $749,597          $655,972              14.3%
                                                                      ==============================================
Cost of Operations
   Domestic
     Film rentals                                                     $239,480          $215,099              11.3%
     Concession costs                                                   36,045            30,417              18.5
     Rent                                                               75,116            64,813              15.9
     Other                                                             198,555           172,087              15.4
                                                                      ----------------------------------------------
                                                                       549,196           482,416              13.8
   International
     Film rentals                                                        7,719                 -                 -
     Concession costs                                                      703                 -                 -
     Rent                                                                4,945                 -                 -
     Other                                                               5,377                 -                 -
                                                                      ----------------------------------------------
                                                                        18,744                 -                 -
   On-screen advertising and other                                      12,062             8,942              34.9
                                                                      ----------------------------------------------
     Total cost of operations                                         $580,002          $491,358              18.0%
                                                                      ==============================================

    AMC ENTERTAINMENT INC.
  ------------------------
                    21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                                                  53 Weeks Ended    52 Weeks Ended
                                                                  ------------------------------------------------
                                                                      April 3,         March 28,
(Dollars in thousands)                                                  1997             1996             % Change
------------------------------------------------------------------------------------------------------------------
General and Administrative
   Domestic and corporate                                              $45,558          $44,200              3.1%
   International                                                         6,864            4,550             50.9
   On-screen advertising and other                                       4,225            3,309             27.7
                                                                       -------------------------------------------
     Total general and administrative                                  $56,647          $52,059              8.8%
                                                                       ===========================================
Depreciation and Amortization
   Domestic and corporate                                              $56,623          $42,550             33.1%
   International                                                         1,436                -                -
   On-screen advertising and other                                       1,744            1,336             30.5
                                                                       -------------------------------------------
     Total depreciation and amortization                               $59,803          $43,886             36.3%
                                                                       ===========================================

YEARS (53/52 WEEKS) ENDED APRIL 3, 1997 AND MARCH 28, 1996

Revenues. Total revenues increased 14.3%, or $93,625,000, during the year (53 weeks) ended April 3, 1997 compared to the year (52 weeks) ended March 28, 1996.

Total domestic revenues increased 11.7%, or $75,235,000, from the prior year. Admissions revenues increased 11.2%, or $48,268,000, due to a 6.4% increase in attendance, which contributed $27,658,000 of the increase, and a 4.7% increase in average ticket prices, which contributed $20,610,000 of the increase. The increase in attendance was due primarily to the Company's megaplex theatres (theatres having at least 14 screens with predominately stadium-style seating). Attendance at megaplex theatres increased during the year as a result of the addition of 12 new megaplex theatres with 248 screens and from the operation for a full fiscal year of the Company's remaining five domestic megaplex theatres with 98 screens that were opened in fiscal 1996. The increase in attendance from megaplex theatres was partially offset by a decrease in attendance at multiplex theatres (theatres generally without stadium-style seating and having less than 14 screens) and the closure or sale of 15 theatres with 76 screens. Attendance at multiplex theatres decreased as a result of competitive factors. Also, during the first nine months of the fiscal year, attendance at all theatres was impacted by film product from the Company's key suppliers which did not deliver the results achieved in the prior fiscal year. The increase in average ticket prices is due to price increases and the growing number of megaplexes in the Company's circuit, which yield higher average ticket prices than multiplexes. Concessions revenues at domestic theatres increased by 13.4%, or $26,300,000, due to a 6.9% increase in average concessions per patron, which contributed $13,692,000 of the increase, and the increase in total attendance, which contributed $12,608,000 of the increase. The increase in average concessions per

AMC ENTERTAINMENT INC.
------------------------
22
patron is attributable to the introduction of new concessions products and the increasing number of megaplexes in the Company's circuit, where concession spending per patron is higher than multiplex theatres.

Total international revenues were the result of admissions and concessions revenues from the Company's two international theatres, the Canal City 13 located in Fukuoka, Japan and the Arrabida 20 located in Porto, Portugal, which opened during the first and third quarters of fiscal 1997, respectively. Admissions and concessions revenues accounted for 85% and 14% of total international revenues, respectively. The Company's initial attendance at the Canal City 13 was negatively impacted by film distributors in Japan who restricted the Company's ability to obtain film product until approximately two weeks after its competitors had received it. This delay in releasing films to the Company has generally been eliminated.

On-screen advertising and other revenues increased 21.7%, or $2,797,000, due primarily to an increase in the number of screens served by the Company's on-screen advertising business, a result of its expansion program.

Cost of Operations. Total cost of operations increased 18.0%, or $88,644,000, during the year (53 weeks) ended April 3, 1997 compared to the year (52 weeks) ended March 28, 1996.

Total domestic cost of operations increased 13.8%, or $66,780,000, from the prior year. Film rentals expense increased 11.3%, or $24,381,000, due to higher admissions revenues. As a percentage of admissions revenues, film rentals expense was 49.9% in each year. The 18.5%, or $5,628,000, increase in concession costs is attributable to the increase in concessions revenues. As a percentage of concessions revenues, concession costs increased from 15.5% to 16.2% due primarily to increases in raw popcorn costs and the lower margins on new concessions products. Rent expense increased 15.9%, or $10,303,000, due to the higher number of screens in operation. Other cost of operations increased 15.4%, or $26,468,000, from the prior year due to the higher number of screens in operation, $1,825,000 of advertising expenses associated with the opening of new theatres and higher expenses associated with the Company's theatre management development program.

Total international cost of operations were the result of expenses associated with the Company's new theatres in Japan and Portugal. As a percentage of admissions revenues, film rentals expense was 57.9% primarily because film rentals in Japan are generally higher than those domestically. Concession costs were 31.6% of concessions revenues due to the high procurement costs of concessions products sourced from the United States. As a percentage of total revenues, rent expense was 31.7% as a result of low attendance and admissions revenues and the higher real estate costs in Japan.

    AMC ENTERTAINMENT INC.
 ------------------------
                    23

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On-screen advertising and other cost of operations increased 34.9%, or $3,120,000, as a result of the higher number of screens served and related start-up expenses.

General and Administrative. General and administrative expenses increased 8.8%, or $4,588,000, during the year (53 weeks) ended April 3, 1997.

Domestic and corporate general and administrative expenses increased 3.1%, or $1,358,000, primarily due to increases in costs associated with the Company's development of theatres and increased pension and retirement expenses of $1,992,000. These increases were partially offset by a decrease of $3,500,000 in the current year's bonus expense and severance payments of $967,000 for two former executive officers made during the prior year.

International general and administrative expenses increased 50.9%, or $2,314,000, due primarily to increases in costs associated with the Company's development of new theatres and other expenses to support the Company's international operations and expansion plan.

General and administrative expenses associated with on-screen advertising and other increased 27.7%, or $916,000, due primarily to an increase in payroll and related costs to support the expansion program at the Company's on-screen advertising business.

Depreciation and Amortization. Depreciation and amortization increased 36.3%, or $15,917,000, during the year (53 weeks) ended April 3, 1997. This increase was caused by an increase in employed theatre assets resulting from the Company's expansion plan and an impairment loss of $7,231,000 due to expected declines in future cash flows of certain theatres.

Operating income. Operating income decreased 22.6%, or $15,524,000, during the year (53 weeks) ended April 3, 1997. The decrease in operating income is attributable to the attendance and revenue decline at multiplex theatres and an increase in domestic and corporate general and administrative expenses of $1,358,000, the effects of which were partially offset by an increase in attendance and revenues at megaplex theatres. Additionally, operating income was reduced by operating losses of $4,587,000 from the Company's international theatres in Japan and Portugal, an increase in international general and administrative expenses of $2,314,000 and an increase in operating losses of $1,647,000 from the Company's on-screen advertising business.

Interest Expense. Interest expense decreased 23.6%, or $6,806,000, during the year (53 weeks) ended April 3, 1997 compared to the prior year. The decrease in interest expense resulted from lower rates under the Company's


AMC ENTERTAINMENT INC.
------------------------
24

$425 million credit facility (the "Credit Facility"), which was partially offset by an increase in average outstanding borrowings related to the Company's expansion plan.

Investment Income. Investment income decreased 87.9%, or $6,196,000, during the year (53 weeks) ended April 3, 1997 due to a decrease in outstanding cash and investments compared to the prior year. Cash and investments decreased as a result of the Company's redemption of substantially all of its 11 7/8% Senior Notes due 2000 ("Senior Notes") and 12 5/8% Senior Subordinated Notes due 2002 ("12 5/8% Senior Subordinated Notes") on December 28, 1995.

Earnings Before Income Taxes and Extraordinary Item. Earnings before income taxes and extraordinary item decreased by 31.7%, or $14,776,000, during the year (53 weeks) ended April 3, 1997 due primarily to the $15,524,000 decrease in operating income.

Net Earnings. Net earnings before extraordinary item decreased $8,376,000 during the year (53 weeks) ended April 3, 1997 to $18,995,000 from $27,371,000 in the prior year. Net earnings for the period were $18,995,000 compared to $8,021,000 in the prior year, which included an extraordinary item (a loss of $19,350,000 in connection with the early extinguishment of debt). Net earnings before extraordinary item per common share, after deducting preferred dividends, was $.74 compared to $1.21 for the prior year. Net earnings per common share, after deducting preferred dividends, was $.74 compared to $.06 for the prior year.

                                                      52 Weeks Ended                            52 Weeks Ended
                                              ------------------------------------------------------------------------
                                              March 28,           % of Total            March 30,           % of Total
(Dollars in thousands)                          1996               Revenues               1995               Revenues
----------------------------------------------------------------------------------------------------------------------
Revenues
   Admissions                                 $431,361                66%               $371,145                66%
   Concessions                                 196,645                30                 169,120                30
   Other                                        27,966                 4                  23,079                 4
                                              ------------------------------------------------------------------------
     Total                                    $655,972               100%               $563,344               100%
                                              ========================================================================
Cost of Operations
   Film rentals                               $215,099                33%               $182,669                33%
   Concession costs                             30,417                 5                  24,383                 4
   Rent                                         64,813                10                  60,076                11
   Other                                       181,029                27                 165,635                29
                                              ------------------------------------------------------------------------
     Total                                    $491,358                75%               $432,763                77%
                                              ========================================================================

       AMC ENTERTAINMENT INC.
     ------------------------
                          25

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONTITION AND RESULTS OF OPERATIONS

YEARS (52 WEEKS) ENDED MARCH 28, 1996 AND MARCH 30, 1995

Revenues. Total revenues for the year (52 weeks) ended March 28, 1996 increased 16.4%, or $92,628,000, to $655,972,000 compared to $563,344,000 for the year (52 weeks) ended March 30, 1995. Admissions revenues increased 16.2%, or $60,216,000, due to a 11.1% increase in attendance, which contributed $41,151,000 of the increase, and a 4.4% increase in average ticket prices, which contributed $19,065,000 of the increase. The increase in attendance resulted from the popularity of films licensed during fiscal 1996 and the net addition of 89 screens since fiscal 1995 at new and higher performing locations. Attendance during the prior year was impacted by a dispute with a major distributor over film licensing terms, which resulted in the Company's licensing that distributor's films for a smaller number of its theatres than it otherwise would have. In fiscal 1996, the Company licensed that distributor's films for what it considers to be a more acceptable number of the Company's theatres. Concessions revenues increased by 16.3%, or $27,525,000, due to the increase in total attendance, which caused an increase of $18,752,000, and a 6.9% increase in average concessions per patron, which contributed $8,773,000 of the increase.

Cost of Operations. Total cost of operations increased 13.5%, or $58,595,000, in fiscal 1996 to $491,358,000 from $432,763,000 in fiscal 1995. As a percentage of total revenues, cost of operations was 75% and 77% in fiscal 1996 and 1995, respectively. Film rentals expense increased 17.8%, or $32,430,000, in fiscal 1996 due to higher attendance levels, which contributed $29,637,000 of the increase, and an increase in the percentage of admissions paid to film distributors, which caused an increase of $2,793,000. Concessions costs, rent and other costs of operations increased 10.5%, or $26,165,000, from the prior year due to increases in payroll of $6,641,000, concession costs of $6,034,000, rent of $4,737,000 and other theatre operating expenses associated with the increase in admissions and concessions revenues and from the higher number of screens in operation.

General and Administrative. General and administrative expenses increased 25.0%, or $10,420,000, to $52,059,000 in fiscal 1996 from $41,639,000 in fiscal 1995. The increase in general and administrative expenses is primarily attributable to payroll and other costs associated with the Company's development of theatres in the United States and certain international markets, additional bonus expenses of $3,074,000 related to improved profitability of the Company and severance payments of $967,000 for two former executive officers. As a percentage of total revenues, general and administrative expenses increased to 7.9% in fiscal 1996 from 7.4% in fiscal 1995.

Depreciation and Amortization. Depreciation and amortization increased 15.8%, or $5,973,000, to $43,886,000 in fiscal 1996 from $37,913,000 in fiscal 1995.
This increase resulted primarily from the reduction, effective December 30, 1994, in the estimated lives of lease rights and location premiums on certain smaller theatres to




AMC ENTERTAINMENT INC.
-----------------------
26
correspond to the base terms of the theatre leases, an increase in employed theatre assets and the recognition of an impairment loss of $1,799,000 in connection with the adoption of Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of.

Interest Expense. Interest expense decreased 19.7%, or $7,080,000, to $28,828,000 in fiscal 1996 from $35,908,000 in fiscal 1995. The decrease in interest expense resulted from lower interest rates under the Company's Credit Facility as compared to the rates under the Senior Notes and 12 5/8% Senior Subordinated Notes.


Investment Income. Investment income decreased 29.6%, or $2,961,000, to $7,052,000 in fiscal 1996 from $10,013,000 in fiscal 1995 due primarily to a net gain of $1,407,000 recorded in fiscal 1995 from the sales of stock of TPI Enterprises, Inc. and AmeriHealth, Inc. and a decrease of $1,513,000 in interest income in fiscal 1996.

Earnings Before Income Taxes and Extraordinary Item. Earnings before income taxes and extraordinary item increased 86.8%, or $21,693,000, to $46,671,000 in fiscal 1996 from $24,978,000 in fiscal 1995. The Company recorded a $19,350,000 extraordinary loss, net of income tax benefit of $13,400,000, related to extinguishment of debt in fiscal 1996.

Net Earnings. For the year (52 weeks) ended March 28, 1996, the Company recorded net earnings of $8,021,000, a $25,957,000 decrease from net earnings of $33,978,000 for the year (52 weeks) ended March 30, 1995. Net earnings per common share, after deducting $7,000,000 of preferred dividends, was $.06 in fiscal 1996 compared to $1.63 in fiscal 1995. The decrease in net earnings was impacted by an extraordinary loss of $19,350,000 incurred as a result of the Company's repurchase of Senior Notes and 12 5/8% Senior Subordinated Notes in fiscal 1996. Also, in fiscal 1996 the Company had a tax expense of $19,300,000, as opposed to a tax benefit of $9,000,000 in fiscal 1995. The fiscal 1995 tax benefit resulted from a $19,792,000 reduction in the deferred tax valuation allowance established under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Earnings per share before extraordinary item, after deduction of preferred dividends, was $1.21 in fiscal 1996 compared to $1.63 in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

The forward-looking statements included in this section, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including but not limited to the Company's ability to enter into various financing programs, competition from other companies, changes in


  AMC ENTERTAINMENT INC.
   ------------------------
      27

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

economic climate, increase in demand for real estate, demographic changes, changes in real estate, zoning and tax laws, the performance of films licensed by the Company and other risks and uncertainties.

The Company's revenues are collected in cash, principally through box office admissions and theatre concessions sales. The Company has an operating "float" which partially finances its operations and which generally permits the Company to maintain a smaller amount of working capital capacity. This float exists because admissions revenues are received in cash, while exhibition costs (primarily film rentals) are ordinarily paid to distributors from 30 to 45 days following receipt of box office admission revenues. The Company is only occasionally required to make advance payments or non-refundable guarantees of film rentals. Film distributors generally release films which they anticipate will be the most successful during the summer and holiday seasons. Consequently, the Company typically generates higher revenues during such periods. Cash flows from operating activities, as reflected in the Consolidated Statements of Cash Flows, was $134,074,000, $96,847,000 and $44,366,000 in fiscal years 1997, 1996 and 1995, respectively. During fiscal 1997, the Company had capital expenditures of $253,380,000 primarily for the development of new theatres and the addition of screens at existing locations. The Company has continued its expansion plan by opening 14 leased theatres with 244 screens, two owned theatres with 46 screens and one theatre with 24 screens leased pursuant to a ground lease. Included in these openings is the Company's first theatre in Japan, the Canal City 13 in Fukuoka, which opened in April 1996, and the Company's first theatre in Portugal, the Arrabida 20 in Porto, which opened in late December 1996. In addition, the Company closed or sold 14 leased theatres with 72 screens and one owned theatre with four screens, resulting in a circuit total of 1,957 screens in 228 theatres as of April 3, 1997.

The Company has plans to open approximately 700 screens during fiscal 1998. If these planned screens are opened as scheduled, the Company estimates that total capital expenditures for fiscal 1998 will aggregate approximately $425 million. Included in these amounts are assets which the Company may place into sale/leaseback or other comparable financing programs which will have the effect of reducing the Company's net cash outlays. As of April 3, 1997, the Company had under construction 15 new leased theatre locations totaling 362 screens, four new owned theatres with 104 screens, two theatres with 48 screens leased pursuant to a ground lease and additions to four existing theatres for 44 new screens. All of these theatres and screens will be located in the United States.

On December 28, 1995, the Company completed the redemption of substantially all of its Senior Notes and 12 5/8% Senior Subordinated Notes. The Company redeemed $99,383,000 of the Senior Notes at a total price of

AMC ENTERTAINMENT INC.
------------------------
28

$1,117.90 per $1,000 principal amount and $95,096,000 of the 12 5/8% Senior Subordinated Notes at a total price of $1,144.95 per $1,000 principal amount. The Company utilized cash and investments along with borrowings of $130,000,000 on a credit facility to redeem the Senior Notes and the 12 5/8% Senior Subordinated Notes.

As a part of the refinancing plan, the Company entered into the Credit Facility, which was subsequently amended and restated as of April 10, 1997. The Credit Facility, permits borrowings at interest rates based on either the bank's base rate or LIBOR and requires an annual commitment fee based on margin ratios that could result in a rate of .1875% to .375% on the unused portion of the commitment. The Credit Facility matures in 2004. The commitment thereunder will reduce by $25 million on each of December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 and by $50 million on December 31, 2003. As of April 3, 1997, the Company had outstanding borrowings of $110,000,000 under the Credit Facility at an average interest rate of 6.4% per annum.

Covenants of the Credit Facility, as amended and restated, impose limitations on the incurrence of additional indebtedness, creation of liens, change of control, transactions with affiliates, mergers, investments, guaranties, asset sales, business activities and pledges. The Company is required to maintain
(i) a maximum net indebtedness to consolidated EBITDA ratio, as defined in the Credit Facility (generally, the ratio of the principal amount of outstanding indebtedness (less cash and equivalents) to earnings before interest, taxes, depreciation, amortization and other noncash charges), of 5.25 to 1 during the first four years of the Credit Facility, a ratio of 4.75 to 1 during the fifth year, a ratio of 4.25 to 1 in the sixth year and a ratio of 4.0 to 1 thereafter, and a (ii) minimum cash flow coverage ratio, as defined in the Credit Facility (generally, the ratio of consolidated EBITDA for the most recent four quarters to the sum of (A) consolidated interest expense for such period, (B) amounts paid as dividends, for the optional repurchase or redemption of subordinated debt or capital stock, or with respect to the principal amount of capital lease obligations during such period, plus (C) the current portion of debt with an original maturity exceeding one year), of 1.40 to 1. If the Company prepays, defeases or repurchases more than $10 million of the Notes (as defined below) or any other subordinated debt incurred after April 10, 1997, it is required to maintain a maximum net senior indebtedness to EBITDA ratio, as defined in the Credit Facility, of 4.5 to 1 during the first four years of the Credit Facility and 4.0 to 1 thereafter. As of April 3, 1997, the Company was in compliance with all financial covenants relating to the Credit Facility.

Prior to its April 10, 1997 amendment and restatement, the Credit Facility contained a covenant that generally limited the Company's capital expenditures. This covenant has been eliminated.

  AMC ENTERTAINMENT INC.
   ------------------------
                  29

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On March 19, 1997, the Company sold $200 million aggregate principal amount of 9 1/2% Senior Subordinated Notes due 2009 (the "Notes"). Net proceeds from the issuance of the Notes (approximately $193.8 million) were used to reduce borrowings under the Credit Facility. Amounts repaid under the Credit Facility will again be available for borrowing thereunder, and the Company intends to utilize this increased availability to continue with its current expansion program.

The Notes bear interest at the rate of 9 1/2% per annum, payable in March and September. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2002 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 15, 2006, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the Note Indenture), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes are subordinated to all existing and future senior indebtedness (as defined in the Note Indenture) of the Company.

The Company has agreed to use its best efforts to (i) file and cause to become effective by August 16, 1997, a registration statement relating to a registered offer to exchange the Notes (the "Exchange Offer") for notes of AMCE with terms identical in all material respects to the Notes and (ii) cause the Exchange Offer to be consummated by September 15, 1997. If the Exchange Offer registration statement is not declared effective by August 16, 1997, the Company has agreed that in lieu thereof it will use its best efforts to cause to become effective by September 15, 1997 a shelf registration statement with respect to the Notes. In the event that either (a) the Exchange Offer registration statement is not filed on or prior to June 17, 1997, (b) the Exchange Offer registration statement is not declared effective on or prior to August 16, 1997 or (c) the Exchange Offer is not consummated or a shelf registration statement, with respect to the Notes, is not declared effective on or prior to September 15, 1997, the interest rate borne by the Notes will increase by 0.50% per annum following June 17, 1997 in the case of clause (a) above, following August 16, 1997 in the case of clause (b) above and following September 15, 1997 in the case of clause (c) above. The aggregate amount of such increase will in no event exceed 1.00% per annum. Upon (x) the filing of the Exchange Offer registration statement after June 17, 1997, (y) the effectiveness of the Exchange Offer registration statement after August 16, 1997 or (z) the consummation of the Exchange Offer or the effectiveness of a shelf registration statement, as the case may be, after September 15, 1997, the interest rate borne by the Notes from the date of filing, effectiveness or consummation, as the case may be, will be reduced to 9 1/2%. The Exchange Offer registration statement was filed on June 13, 1997.


AMC ENTERTAINMENT INC.
------------------------
30

The Note Indenture contains certain covenants that, among other things, restrict the ability of the Company and its subsidiaries to: incur additional indebtedness; pay dividends or make distributions in respect of their capital stock; purchase or redeem capital stock; enter into transactions with stockholders or certain affiliates; or consolidate, merge or sell all or substantially all of the Company's assets, other than in certain transactions between the Company and one or more of its wholly-owned subsidiaries and other than a proposed merger between the Company and its majority stockholder, Durwood, Inc. (see discussion below). All of these limitations are subject to a number of important qualifications. The Note Indenture does not impose any limitation on the incurrence by the Company and its subsidiaries of liabilities that are not considered "Indebtedness" under the Note Indenture, such as those that would be incurred under certain sale/leaseback transactions; nor does the Note Indenture impose any limitation on the amount of liabilities incurred by subsidiaries, if any, that might be designated as Unrestricted Subsidiaries (as defined therein). Furthermore, there are no restrictions on the ability of the Company and its subsidiaries to make advances to, or invest in, other entities (including unaffiliated entities) and no restrictions on the ability of the Company's subsidiaries to enter into agreements restricting their ability to pay dividends or otherwise transfer funds to the Company. If the Notes attain "investment grade status" (as defined in the Note Indenture), the covenants in the Note Indenture limiting the Company's ability to incur indebtedness, pay dividends, acquire stock or engage in transactions with affiliates will cease to apply.

The Company believes that cash generated from operations, existing cash and equivalents, amounts received from sale/leaseback or other comparable financing programs which the Company is currently pursuing and the unused commitment amount under its Credit Facility will be sufficient to fund operations and planned capital expenditures through the end of fiscal 1998.

During the year (53 weeks) ended April 3, 1997, various holders of the Company's $1.75 Cumulative Convertible Preferred Stock (the "Convertible Preferred Stock") converted 696,400 shares into 1,200,589 shares of Common Stock at a conversion rate of 1.724 shares of Common Stock for each share of Convertible Preferred Stock. Convertible Preferred Stock dividend payments decreased 14.4%, or $1,007,000, to $5,993,000 for the year (53 weeks) ended April 3, 1997 from $7,000,000 in the prior year as a result of the conversions. Future conversions will continue to reduce the amount of dividends paid by the Company and increase the number of shares of Common Stock outstanding.

The Convertible Preferred Stock is redeemable in whole or in part, at the option of the Company, at a current redemption price of $26 per share, declining by $.25 per share on March 15 of each year until March 15, 2001,

  AMC ENTERTAINMENT INC.
   ------------------------
      31

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

when such price will become fixed at $25. Shares called for redemption may be converted by the holders thereof prior to the redemption date.

On January 10, 1997, the Company purchased the 20% minority interest in the common stock of AMC Philadelphia, Inc., an 80% owned subsidiary, for $7,400,000 in cash. The Company utilized borrowings on its Credit Facility to finance the purchase. Management does not believe that the acquisition will have a significant effect on the Company's results of operations.

OTHER

The Board of Directors has approved an agreement (the "Merger Agreement") providing for the merger of the Company and its principal stockholder, Durwood, Inc. ("DI"), with the Company remaining as the surviving entity (the "Merger"). The Merger has been sought by members of the Durwood family so that they may hold their interests in the Company directly instead of indirectly through DI and a related entity. In the Merger, stockholders of DI would exchange their shares of DI stock for shares of the Company's stock. Although the outstanding shares of the Company's Common Stock will increase and the outstanding shares of its Class B Stock will decrease if the Merger is effected, no aggregate increase in total outstanding shares will occur because the shares of the Company owned by DI will be canceled and the shares of the Company held by other stockholders would not be exchanged in the Merger. A condition to the Merger is that the Merger Agreement receive approval of the holders of a majority of the shares of Common Stock other than DI, the Durwood family, their spouses and children and officers and directors of the Company.

DI is primarily a holding company with no significant operations or assets other than its equity interest in the Company. Management expects that the Merger will be accounted for as a corporate reorganization and that, accordingly, the recorded balances for consolidated assets, liabilities, total stockholders' equity and results of operations of the Company would not be affected. If the Merger occurs, the Company will be responsible for paying 50% of its costs in connection with the Merger; the aggregate merger costs for both the Company and DI are estimated to be approximately $2 million. Management does not believe that the transaction will have a significant effect on the Company's financial condition, liquidity or capital resources.

The Company is in the process of modifying its computer applications to ensure their continuing functionality for the "Year 2000" and beyond. At the present time the Company estimates that expenses related to this project will total approximately $1.5 million to $2.0 million. These total estimated expenses are expected to be incurred during fiscal years 1998 and 1999.


AMC ENTERTAINMENT INC.
------------------------
32

Congress passed legislation to increase the federal minimum hourly wage paid to hourly wage employees over a two-year period. This legislation will increase the aggregate average hourly wage paid by the Company. The Company intends to relieve the cost pressure from the minimum wage increase by pursuing better labor and operating efficiencies as well as some price adjustments for theatres in certain markets. Such legislation is not expected to have a material adverse effect on the Company's results of operations, liquidity or financial condition.

IMPACT OF INFLATION

Historically, the principal impact of inflation and changing prices upon the Company has been to increase the costs of the construction of new theatres, the purchase of theatre equipment and the utility and labor costs incurred in connection with continuing theatre operations. Film rentals expense, the largest cost of operations of the Company, is customarily paid as a percentage of admissions revenues and hence, while the film rentals expense may increase on an absolute basis, the percentage of admissions revenues represented by such expense is not directly affected by inflation. Except as set forth above, inflation and changing prices have not had a significant impact on the Company's total revenues and results of operations.

RECENTLY ISSUED FINANCIAL ACCOUNTING PRONOUNCEMENTS

During fiscal 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The Statement allows companies to measure compensation cost in connection with employee stock compensation plans using a fair value based method or to continue to use an intrinsic value based method to account for stock options and awards. The Company has chosen to continue using the intrinsic value based method while adopting the disclosure-only provisions of the pronouncement.

During fiscal 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings per Share. SFAS 128 eliminates the presentation of primary and fully diluted earnings per share ("EPS") and requires presentation of basic and diluted EPS. The principal difference between primary and basic EPS is that common stock equivalents are not included with the weighted average number of shares outstanding used in the computation of basic EPS. Diluted EPS is computed similarly to fully diluted EPS. SFAS 128 is effective for periods ending after December 15, 1997, including interim periods, and requires restatement of all prior-period EPS data. Early adoption is not permitted. Management has not yet determined the impact that this statement will have on the Company.

  AMC ENTERTAINMENT INC.
   ------------------------
                        33

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


/s/ Peter C. Brown

Peter C. Brown
President and Chief Financial Officer



AMC ENTERTAINMENT INC.
------------------------
34

                         REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF AMC ENTERTAINMENT INC. KANSAS CITY, MISSOURI

We have audited the accompanying consolidated balance sheets of AMC Entertainment Inc. and subsidiaries as of April 3, 1997 and March 28, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the year (53 weeks) ended April 3, 1997 and the years (52 weeks) ended March 28, 1996 and March 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AMC Entertainment Inc. and subsidiaries as of April 3, 1997 and March 28, 1996, and the consolidated results of their operations and their cash flows for the year (53 weeks) ended April 3, 1997 and the years (52 weeks) ended March 28, 1996 and March 30, 1995, in conformity with generally accepted accounting principles.


/s/ Cooper & Lybrand L.L.P.

Kansas City, Missouri
May 16, 1997

  AMC ENTERTAINMENT INC.
   ------------------------
                        35

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   53 Weeks Ended    52 Weeks Ended    52 Weeks Ended
                                                                   --------------------------------------------------
                                                                       April 3,         March 28,         March 30,
(In thousands, except per share amount)                                 1997              1996              1995
---------------------------------------------------------------------------------------------------------------------
Revenues
   Admissions                                                         $492,951          $431,361          $371,145
   Concessions                                                         225,167           196,645           169,120
   Other                                                                31,479            27,966            23,079
                                                                      -----------------------------------------------
         Total revenues                                                749,597           655,972           563,344

Expenses
   Film rentals                                                        247,199           215,099           182,669
   Concession costs                                                     36,748            30,417            24,383
   Other                                                               296,055           245,842           225,711
                                                                      -----------------------------------------------
         Total cost of operations                                      580,002           491,358           432,763

   General and administrative                                           56,647            52,059            41,639
   Depreciation and amortization                                        59,803            43,886            37,913
                                                                      -----------------------------------------------
   Total expenses                                                      696,452           587,303           512,315
                                                                      -----------------------------------------------
         Operating income                                               53,145            68,669            51,029

Other expense (income)
   Interest expense
     Corporate borrowings                                               12,016            18,099            24,502
     Capital lease obligations                                          10,006            10,729            11,406
   Investment income                                                      (856)           (7,052)          (10,013)
   Loss on disposition of assets                                            84               222               156
                                                                      -----------------------------------------------
Earnings before income taxes and extraordinary item                     31,895            46,671            24,978
   Income tax provision                                                 12,900            19,300            (9,000)
                                                                      -----------------------------------------------
Earnings before extraordinary item                                      18,995            27,371            33,978
   Extraordinary item - Loss on extinguishment of debt
     (net of income tax benefit of $13,400)                                  -           (19,350)                -
                                                                      -----------------------------------------------
Net earnings                                                          $ 18,995          $  8,021          $ 33,978
                                                                      ===============================================
   Preferred dividends                                                   5,907             7,000             7,000
                                                                      -----------------------------------------------
Net earnings for common shares                                        $ 13,088          $  1,021          $ 26,978
                                                                      ===============================================
Earnings per share before extraordinary item:
   Primary                                                            $    .74          $   1.21          $   1.63
                                                                      ===============================================
   Fully diluted                                                      $    .73          $   1.20          $   1.45
                                                                      ===============================================
Earnings per share:
   Primary                                                            $    .74          $    .06          $   1.63
                                                                      ===============================================
   Fully diluted                                                      $    .73          $    .06          $   1.45
                                                                      ===============================================

See Notes to Consolidated Financial Statements.



AMC ENTERTAINMENT INC.
------------------------
36

                                                    CONSOLIDATED BALANCE SHEETS

                                                                                            April 3,          March 28,
(In thousands, except share amounts)                                                            1997              1996
-------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and equivalents                                                                      $ 24,715           $ 10,795
   Receivables, net of allowance for doubtful accounts of $704
    as of April 3, 1997 and $801 as of March 28, 1996                                          42,188             20,503
   Other current assets                                                                        16,769             15,179
                                                                                             ----------------------------
     Total current assets                                                                      83,672             46,477

Property, net                                                                                 543,058            355,485
Intangible assets, net                                                                         28,679             36,483
Other long-term assets                                                                         62,804             45,013
                                                                                             ----------------------------
     Total assets                                                                            $718,213           $483,458
                                                                                             ============================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                                                          $ 88,367           $ 59,353
   Accrued expenses and other liabilities                                                      42,459             43,319
Current maturities of corporate borrowings and capital lease obligations                        3,441              2,904
                                                                                             ----------------------------
     Total current liabilities                                                                134,267            105,576

Corporate borrowings                                                                          315,046            126,127
Capital lease obligations                                                                      55,237             59,141
Other long-term liabilities                                                                    43,651             33,696
                                                                                             ----------------------------
     Total liabilities                                                                        548,201            324,540

Commitments and contingencies

Stockholders' equity:
$1.75 Cumulative Convertible Preferred Stock, 66 2/3 cents par value; 3,303,600 and
 4,000,000 shares issued and outstanding as of April 3, 1997, and March 28,
 1996, respectively (aggregate liquidation preference of $82,590 and $100,000 as
 of April 3, 1997 and March 28, 1996, respectively)                                             2,202              2,667

   Common Stock, 66 2/3 cents par value; 6,,604,469 and 5,388,880 shares
     issued as of April 3, 1997, and March 28, 1996, respectively                               4,403              3,593

   Convertible Class B Stock, 66 2/3 cents par value; 11,157,000 shares issued and
     outstanding                                                                                7,438              7,438
   Additional paid-in capital                                                                 107,781            107,986
   Foreign currency translation adjustment                                                     (2,048)                 -
   Retained earnings                                                                           50,605             37,603
                                                                                             ----------------------------
                                                                                              170,381            159,287
   Less - Common Stock in treasury, at cost, 20,500 shares as of April 3, 1997
     and March 28, 1996                                                                           369                369
                                                                                             ----------------------------
     Total stockholders' equity                                                               170,012            158,918
                                                                                             ----------------------------
     Total liabilities and stockholders' equity                                              $718,213           $483,458
                                                                                             ============================

See Notes to Consolidated Financial Statements.


      AMC ENTERTAINMENT INC.
    ------------------------
                         37

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                       53 Weeks Ended     52 Weeks Ended    52 Weeks Ended
                                                                       ---------------------------------------------------
                                                                           April 3,          March 28,         March 30,
(In thousands)                                                               1997              1996              1995
--------------------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and Equivalents

Cash flows from operating activities:
   Net earnings                                                            $  18,995         $   8,021        $  33,978
   Adjustments to reconcile net earnings to
    net cash provided by operating activities:
      Depreciation and amortization                                           59,803            43,886           37,913
      Deferred income taxes                                                   (2,476)           (1,328)         (21,285)
      Gain on sale of available for sale investments                               -                 -           (1,407)
      Extraordinary item                                                           -            19,350                -
      Loss on sale of long-term assets                                            84               222              156
      Change in assets and liabilities:
         Receivables                                                            (609)           (1,537)             807
         Other current assets                                                  1,578            10,167             (578)
         Accounts payable                                                     41,486             7,458              341
         Accrued expenses and other liabilities                               12,441             7,640           (5,763)
      Other, net                                                               2,772             2,968              204
                                                                           -----------------------------------------------
            Total adjustments                                                115,079            88,826           10,388
                                                                           -----------------------------------------------
      Net cash provided by operating activities                              134,074            96,847           44,366
                                                                           -----------------------------------------------
Cash flows from investing activities:
   Capital expenditures                                                     (253,380)         (120,796)         (56,403)
   Purchase of real estate investment                                         (7,692)                -                -
   Acquisition of minority interest                                           (7,400)                -                -
   Purchases of available for sale investments                                     -          (424,134)        (314,368)
   Proceeds from maturities of available for sale investments                      -           493,278          364,374
   Proceeds from sales of available for sale investments                           -                 -           11,689
   Proceeds from disposition of long-term assets                              15,054             2,243               70
   Net change in refundable construction advances                            (21,076)          (10,394)            (182)
   Other, net                                                                 (9,423)           (7,045)          (1,516)
                                                                           -----------------------------------------------
   Net cash provided by (used in) investing activities                      (283,917)          (66,848)           3,664
                                                                           -----------------------------------------------
Cash flows from financing activities:
   Net borrowings (repayments) under revolving credit facility               (10,000)          120,000                -
   Proceeds from issuance of 9 1/2% Senior Subordinated Notes                198,938                 -                -
   Principal payments under capital lease obligations                         (2,835)           (2,455)          (2,088)
   Repurchase of 11 7/8% Senior and 12 5/8% Senior Subordinated Notes              -          (220,734)               -
   Cash overdrafts                                                           (11,673)           22,848                -
   Other repayments                                                                -              (404)             (34)
   Proceeds from exercise of stock options                                       140               878              239
   Dividends paid on preferred stock                                          (5,993)           (7,000)          (7,233)
   Deferred financing costs and other                                         (4,595)           (3,570)               -
                                                                           -----------------------------------------------
   Net cash provided by (used in) financing activities                       163,982           (90,437)          (9,116)
                                                                           -----------------------------------------------
   Effect of exchange rate changes on cash and equivalents                      (219)                -                -
                                                                           -----------------------------------------------
Net increase (decrease) in cash and equivalents                               13,920           (60,438)          38,914
Cash and equivalents at beginning of year                                     10,795            71,233           32,319
                                                                           -----------------------------------------------
Cash and equivalents at end of year                                        $  24,715         $  10,795        $  71,233
                                                                           ===============================================


AMC ENTERTAINMENT INC.
------------------------
38

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During 1995, capital lease obligations of $1,363 were incurred in connection with property acquired.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

                                                                       53 Weeks Ended     52 Weeks Ended    52 Weeks Ended
                                                                       ---------------------------------------------------
                                                                           April 3,          March 28,         March 30,
(In thousands)                                                               1997              1996              1995
--------------------------------------------------------------------------------------------------------------------------
Cash paid during the period for:
   Interest (net of amounts capitalized of $3,344, $3,003 and $870)         $24,188           $34,775           $35,878
   Income taxes, net                                                          6,285             9,787            14,822

See Notes to Consolidated Financial Statements.



   AMC ENTERTAINMENT INC.
    ------------------------
                         39

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                               Preferred Stock                       Common Stock
(In thousands, except share and per share amounts)        Shares             Amount           Shares             Amount
------------------------------------------------------------------------------------------------------------------------
Balance, April 1, 1994                                   4,000,000            $2,667         5,266,830            $3,511
Net earnings                                                     -                 -                 -                 -
Exercise of options on Common Stock                              -                 -            39,550                27
Dividends declared: $1.75 Preferred Stock                        -                 -                 -                 -
                                                         ---------------------------------------------------------------
Balance, March 30, 1995                                  4,000,000             2,667         5,306,380             3,538
Net earnings                                                     -                 -                 -                 -
Exercise of options on Common Stock                              -                 -            82,500                55
Dividends declared: $1.75 Preferred Stock                        -                 -                 -                 -
Acquisition of Common
Stock in Treasury                                                -                 -                 -                 -
                                                         ---------------------------------------------------------------
Balance, March 28, 1996                                  4,000,000             2,667         5,388,880             3,593
Net earnings                                                     -                 -                 -                 -
Exercise of options on Common Stock                              -                 -            15,000                10
Preferred Stock conversions                               (696,400)             (465)        1,200,589               800
Dividends declared: $1.75 Preferred Stock                        -                 -                 -                 -
Foreign currency translation adjustment                          -                 -                 -                 -
                                                         ---------------------------------------------------------------
Balance, April 3, 1997                                   3,303,600            $2,202         6,604,469            $4,403
                                                         ===============================================================

See Notes to Consolidated Financial Statements.

AMC ENTERTAINMENT INC.
------------------------
40




                                                                                             Additional       Foreign Currency
                                                                  Class B Stock               Paid-in           Translation
                                                          Shares              Amount          Capital           Adjustment
------------------------------------------------------------------------------------------------------------------------------
Balance, April 1, 1994                                  11,157,000            $7,438          $106,951           $     -
Net earnings                                                     -                 -                 -                 -
Exercise of options on Common Stock                              -                 -               212                 -
Dividends declared: $1.75 Preferred Stock                        -                 -                 -                 -
                                                        ----------------------------------------------------------------------
Balance, March 30, 1995                                 11,157,000             7,438           107,163                 -
Net earnings                                                     -                 -                 -                 -
Exercise of options on Common Stock                              -                 -               823                 -
Dividends declared: $1.75 Preferred Stock                        -                 -                 -                 -
Acquisition of Common
Stock in Treasury                                                -                 -                 -                 -
                                                        ----------------------------------------------------------------------
Balance, March 28, 1996                                 11,157,000             7,438           107,986                 -
Net earnings                                                     -                 -                 -                 -
Exercise of options on Common Stock                              -                 -               130                 -
Preferred Stock conversions                                      -                 -              (335)                -
Dividends declared: $1.75 Preferred Stock                        -                 -                 -                 -
Foreign currency translation adjustment                          -                 -                 -            (2,048)
                                                        ----------------------------------------------------------------------
Balance, April 3, 1997                                  11,157,000            $7,438          $107,781           $(2,048)
                                                        ======================================================================


                                                                                    Common Stock              Total
                                                          Retained                  in Treasury            Stockholders'
                                                          Earnings            Shares           Amount         Equity
------------------------------------------------------------------------------------------------------------------------
Balance, April 1, 1994                                    $ 9,837                  -           $    -        $130,404
Net earnings                                               33,978                  -                -          33,978
Exercise of options on Common Stock                             -                  -                -             239
Dividends declared: $1.75 Preferred Stock                  (7,233)                 -                -          (7,233)
                                                          --------------------------------------------------------------
Balance, March 30, 1995                                    36,582                  -                -         157,388
Net earnings                                                8,021                  -                -           8,021
Exercise of options on Common Stock                             -                  -                -             878
Dividends declared: $1.75 Preferred Stock                  (7,000)                 -                -          (7,000)
Acquisition of Common
Stock in Treasury                                               -             20,500             (369)           (369)
                                                          --------------------------------------------------------------
Balance, March 28, 1996                                    37,603             20,500             (369)        158,918
Net earnings                                               18,995                  -                -          18,995
Exercise of options on Common Stock                             -                  -                -             140
Preferred Stock conversions                                     -                  -                -               -
Dividends declared: $1.75 Preferred Stock                  (5,993)                 -                -          (5,993)
Foreign currency translation adjustment                         -                  -                -          (2,048)
                                                          --------------------------------------------------------------
Balance, April 3, 1997                                    $50,605             20,500           $ (369)       $170,012
                                                          ==============================================================



      AMC ENTERTAINMENT INC.
    ------------------------
                         41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year (53 Weeks) Ended April 3, 1997 and Years (52 Weeks) Ended March 28, 1996 and March 30, 1995

NOTE 1 - THE COMPANY AND SIGNIFICANT ACCOUNTING POLICIES

AMC Entertainment Inc. ("AMCE") is a holding company, which through its direct and indirect subsidiaries, including American Multi-Cinema, Inc. ("AMC") and its subsidiaries (collectively with AMCE, unless the context otherwise requires, the "Company"), is principally involved in the operation of motion picture theatres throughout the United States and in Japan and Portugal. The Company is also involved in the business of providing on-screen advertising and other services to AMC and other theatre circuits through a wholly-owned subsidiary, National Cinema Network, Inc.

Approximately 78% of AMCE's outstanding voting securities are owned by Durwood, Inc. ("DI"). See Note 12 for further description of AMCE's transactions with DI.

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

Fiscal Year: The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. The 1997 fiscal year reflects a 53 week period, fiscal years 1996 and 1995 each reflect a 52 week period. Fiscal year 1998 will reflect a 52 week period.

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


AMC ENTERTAINMENT INC.
------------------------
42

The amount of these checks included in accounts payable as of April 3, 1997 and March 28, 1996 was $11,175,000 and $22,848,000, respectively.

Investments: For purposes of determining gross realized gains and losses, the cost of investment securities sold is determined upon specific identification. Proceeds and gross realized gains from the sales in 1995 of equity securities classified as other long-term assets as of March 31, 1994 were $11,689,000 and $1,407,000, respectively.

Refundable Construction Advances: Included in receivables as of April 3, 1997 and March 28, 1996 is $33,193,000 and $12,117,000, respectively, due from developers to fund a portion of the construction costs of new theatres that are to be operated by the Company pursuant to lease agreements. These amounts are repaid by the developers either during construction or shortly after completion.

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

Intangible Assets: Intangible assets are recorded at cost and are comprised of lease rights, which are amounts assigned to theatre leases assumed under favorable terms, and location premiums on acquired theatres which are being amortized on a straight-line basis over the estimated remaining useful life of the theatre. Accumulated amortization on intangible assets was approximately $41,690,000 and $36,035,000 as of April 3, 1997 and March 28, 1996,
respectively.

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


   AMC ENTERTAINMENT INC.
    ------------------------
                         43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year (53 Weeks) Ended April 3, 1997 and Years (52 Weeks) Ended March 28, 1996

Other Long-term Assets: Other long-term assets are comprised principally of costs incurred in connection with the issuance of debt securities which are being amortized over the respective life of the issue; investments in real estate; investments in partnerships and corporate joint ventures accounted for under the equity method; preopening costs relating to new theatres which are being amortized over two years; and long-term deferred income taxes.

Foreign Currency Translation: The financial statements of subsidiaries outside the United States are generally measured using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the rates of exchange at the balance sheet date. Income and expense items are translated at average rates of exchange. The resultant translation adjustments are included in foreign currency translation adjustment, a separate component of stockholders' equity. Gains and losses from foreign currency transactions of these subsidiaries are included in net earnings and have not been material.

Income Taxes: Income taxes are calculated in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. The statement requires that deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

Earnings per Share: Primary earnings per share is computed by dividing net earnings for common shares by the sum of the weighted average number of common shares outstanding and outstanding stock options, when their effect is dilutive. The average shares used in the computations were 17,726,000 in 1997, 16,795,000 in 1996 and 16,593,000 in 1995. On a fully diluted basis, both net earnings and shares outstanding are adjusted to assume the conversion of $1.75 Cumulative Convertible Preferred Stock, if dilutive. The average shares used in the computations were 17,940,000 in 1997, 17,031,000 in 1996 and 23,509,000 in 1995.

Changes in Accounting Principles: During fiscal 1996, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation. The Statement allows companies to measure compensation cost in connection with employee stock compensation plans using a fair value based method or to continue to use an intrinsic value based method to account for stock options and awards. The Company has chosen to continue using the intrinsic value based method while adopting the disclosure-only provisions of the pronouncement.


AMC ENTERTAINMENT INC.
------------------------
44

During the fourth quarter of fiscal 1996, the Company adopted Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of ("SFAS 121").
This Statement establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and used. In connection with the adoption of this Statement, the Company reviewed the assets and related intangibles of its motion picture theatres for impairment on a disaggregated basis. The expected future cash flows of certain theatres, undiscounted and without interest charges, were less than the carrying value of the assets. As a result, the Company recognized an impairment loss of $1,799,000. The impairment loss represents the amount by which the carrying value of the theatre assets, including intangibles, exceeded the estimated fair value of those assets. The estimated fair value of assets was determined as the present value of estimated expected future cash flows. The loss is included in depreciation and amortization in the Consolidated Statements of Operations.

During fiscal 1997, the Company continued to review the assets and related intangibles of its motion picture theatres for impairment in accordance with the provisions of SFAS 121. As a result of expected declines in future cash flows of certain theatres, the Company recognized an impairment loss of $7,231,000 which is included in depreciation and amortization in the Consolidated Statements of Operations.

During fiscal 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings per Share. SFAS 128 eliminates the presentation of primary and fully diluted earnings per share ("EPS") and requires presentation of basic and diluted EPS. The principal difference between primary and basic EPS is that common stock equivalents are not included with the weighted average number of shares outstanding used in the computation of basic EPS. Diluted EPS is computed similarly to fully diluted EPS. SFAS 128 is effective for periods ending after December 15, 1997, including interim periods, and requires restatement of all prior-period EPS data. Early adoption is not permitted. Management has not yet determined the impact that this statement will have on the Company.

Presentation: Certain amounts have been reclassified from prior period consolidated financial statements to conform with the current year presentation.

NOTE 2 - ACQUISITION

On January 10, 1997, the Company purchased the 20% minority interest in the common stock of AMC Philadelphia, Inc., an 80% owned subsidiary, for $7,400,000 in cash. The acquisition has been accounted for using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired is

   AMC ENTERTAINMENT INC.
    ------------------------
                         45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year (53 Weeks) Ended April 3, 1997 and Years (52 Weeks) Ended March 28, 1996 and March 30, 1995

being amortized on a straight-line basis over the estimated useful life of the assets acquired.

NOTE 3 - PROPERTY

A summary of property is as follows:


(In thousands)                                                                     1997              1996
------------------------------------------------------------------------------------------------------------
Property owned:
   Land                                                                           $ 60,090          $ 35,610
   Buildings and improvements                                                      221,396           146,061
   Furniture, fixtures and equipment                                               264,619           205,761
   Leasehold improvements                                                          211,720           146,152
                                                                                  --------------------------
                                                                                   757,825           533,584
   Less-accumulated depreciation and amortization                                  246,476           213,654
                                                                                  --------------------------
                                                                                   511,349           319,930
Property leased under capital leases:
   Buildings                                                                        66,074            67,274
   Less-accumulated amortization                                                    34,365            31,719
                                                                                  --------------------------
                                                                                    31,709            35,555
                                                                                  --------------------------
                                                                                  $543,058          $355,485
                                                                                  ==========================


Included in property is $83,558,000 and $35,289,000 of construction in progress as of April 3, 1997 and March 28, 1996, respectively.


AMC ENTERTAINMENT INC.
------------------------
46




NOTE 4 - OTHER ASSETS AND LIABILITIES

Other assets and liabilities consist of the following:


(In thousands):
                                                                                      1997              1996
------------------------------------------------------------------------------------------------------------
Other current assets:
   Prepaid rent                                                                    $ 7,366           $ 6,412
   Prepaid income taxes                                                                  -             3,074
   Deferred income taxes                                                             6,376             3,207
   Other                                                                             3,027             2,486
                                                                                   -------------------------
                                                                                   $16,769           $15,179
                                                                                   =========================
Other long-term assets:
   Investments in real estate                                                      $15,329           $ 6,922
   Investments in partnerships and corporate joint ventures                            733             1,121
   Deferred charges, net                                                            12,147             6,203
   Deferred income taxes                                                            23,813            24,506
   Preopening costs                                                                  6,519             2,636
   Other                                                                             4,263             3,625
                                                                                   -------------------------
                                                                                   $62,804           $45,013
                                                                                   =========================
Accrued expenses and other liabilities:
   Taxes other than income                                                         $10,030           $ 7,110
   Income taxes                                                                      6,017                 -
   Interest                                                                          1,512               841
   Payroll and vacation                                                              4,982             6,149
   Casualty claims and premiums                                                      4,655             2,034
   Deferred income                                                                   8,911            11,634
   Accrued bonus                                                                     3,974             7,634
   Other                                                                             2,378             7,917
                                                                                   -------------------------
                                                                                   $42,459           $43,319
                                                                                   =========================


      AMC ENTERTAINMENT INC.
    ------------------------
                         47

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year (53 Weeks) Ended April 3, 1997 and Years (52 Weeks) Ended March 28, 1996 and March 30, 1995

NOTE 5 - CORPORATE BORROWINGS AND CAPITAL LEASE OBLIGATIONS

A summary of corporate borrowings and capital lease obligations is as follows:

(In thousands)                                                                      1997              1996
------------------------------------------------------------------------------------------------------------
$425 million revolving Credit Facility due 2004                                   $110,000          $120,000
11 7/8% Senior Notes due 2000                                                          615               614
9 1/2% Senior Subordinated Notes due 2009                                          198,940                 -
12 5/8% Senior Subordinated Notes due 2002                                           4,882             4,878
Capital lease obligations, interest ranging from 7 1/4% to 20%                      58,652            62,022
Other indebtedness                                                                     635               658
                                                                                  --------------------------
Total                                                                              373,724           188,172
Less-current maturities                                                              3,441             2,904
                                                                                  --------------------------
                                                                                  $370,283          $185,268
                                                                                  ==========================


On December 28, 1995, the Company completed the redemption of $99,383,000 of its outstanding 11 7/8% Senior Notes due 2000 at a price of $1,117.90 per $1,000 principal amount and $95,096,000 of its outstanding 12 5/8% Senior Subordinated Notes due 2002 at a price of $1,144.95 per $1,000 principal amount. In addition, the terms of the Indentures governing the remaining Senior and Senior Subordinated Notes were amended to eliminate certain restrictive covenants. Sources of funds for the redemption were cash and investments on hand and borrowings on a credit facility. Premiums paid to redeem the Senior and Senior Subordinated Notes, together with the write-off of unamortized debt issue costs and other costs directly related to the debt redemptions, resulted in an extraordinary loss of $19,350,000, net of income tax benefit of $13,400,000. The extraordinary loss reduced earnings per share by $1.15 for the year (52 weeks) ended March 28, 1996.

As a part of the refinancing plan, the Company entered into a $425 million credit facility (the "Credit Facility"), which was amended and restated as of April 10, 1997. The Credit Facility permits borrowings at interest rates based on either the bank's base rate or LIBOR and requires an annual commitment fee based on margin ratios that could result in a rate of .1875% to .375% on the unused portion of the commitment. The Credit Facility matures in 2004. The commitment thereunder will reduce by $25 million on each of December 31, 2002, March 31, 2003, June 30, 2003 and September 30, 2003 and by $50 million on December 31, 2003. As of April 3, 1997, the Company had outstanding borrowings of $110,000,000 under the Credit Facility at an average interest rate of 6.4% per annum.


AMC ENTERTAINMENT INC.
------------------------
48

Covenants of the Credit Facility impose limitations on the incurrence of additional indebtedness, creation of liens, change of control, transactions with affiliates, mergers, investments, guaranties, asset sales, business activities and pledges. The Company is also required to maintain certain financial covenants, as defined in the Credit Facility. As of April 3, 1997, the Company was in compliance with all financial covenants relating to the Credit Facility.

Prior to its April 10, 1997 amendment and restatement, the Credit Facility contained a covenant that generally limited the Company's capital expenditures. This covenant has been eliminated.

Costs related to the establishment of the Credit Facility were capitalized and are charged to interest expense over the life of the Credit Facility. Unamortized issuance costs of $2,821,000 as of April 3, 1997 are included in other long-term assets.

On March 19, 1997, the Company sold $200 million of Senior Subordinated Notes due 2009 (the "Notes"). The Notes bear interest at the rate of 9 1/2% per annum, payable in March and September. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2002 at 104.75% of the principal amount thereof, declining ratably to 100% of the principal amount thereof on or after March 15, 2006, plus in each case interest accrued to the redemption date. Upon a change of control (as defined in the Note Indenture), each holder of the Notes will have the right to require the Company to repurchase such holder's Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase. The Notes are subordinated to all existing and future senior indebtedness (as defined in the Note Indenture) of the Company.

The Note Indenture contains certain covenants that, among other things, restrict the ability of the Company and its subsidiaries to incur additional indebtedness and pay dividends or make distributions in respect of their capital stock. If the Notes attain "investment grade status" (as defined in the Note Indenture), the covenants in the Note Indenture limiting the Company's ability to incur additional indebtedness and pay dividends will cease to apply. As of April 3, 1997, the Company was in compliance with all financial covenants relating to the Note Indenture.

The Note Indenture also requires the Company to use its best efforts to consummate a registered offer to exchange the Notes (the "Exchange Offer") for notes of AMCE with terms identical in all material respects to the Notes or cause a shelf registration statement with respect to the Notes to become effective. In the event that certain filing deadlines as specified in the Note Indenture are not met, the interest rate borne by the Notes could increase as much as 1.0% per annum. The Company anticipates meeting its filing deadlines.


    AMC ENTERTAINMENT INC.
    ------------------------
                         49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year (53 Weeks) Ended April 3, 1997 and Years (52 Weeks) Ended March 28, 1996 and March 30, 1995


The discount on the Notes is being amortized to interest expense following the interest method of amortization. Costs related to the issuance of the Notes were capitalized and are charged to interest expense, following the interest method, over the life of the securities. Unamortized issuance costs of $4,572,000 as of April 3, 1997 are included in other long-term assets.

Minimum annual payments required under existing capital lease obligations (net present value thereof) and maturities of corporate borrowings as of April 3, 1997, are as follows:

                                                           Capital Lease Obligations
                                                    --------------------------------------
                                                     Minimum                         Net
                                                      Lease           Less         Present        Corporate
(In thousands)                                       Payments       Interest        Value         Borrowings      Total
------------------------------------------------------------------------------------------------------------------------
1998                                                $ 12,795        $ 9,380        $ 3,415       $     26       $  3,441
1999                                                  12,800          8,715          4,085             30          4,115
2000                                                  12,211          8,026          4,185             34          4,219
2001                                                  11,939          7,294          4,645            653          5,298
2002                                                  11,110          6,529          4,581             43          4,624
Thereafter                                            70,161         32,420         37,741        314,286        352,027
                                                    --------------------------------------------------------------------
   Total                                            $131,016        $72,364        $58,652       $315,072       $373,724
                                                    ====================================================================


The Company maintains a letter of credit in the normal course of its business. The unused portion of the letter of credit was $2,378,000 as of April 3, 1997.

NOTE 6 - STOCKHOLDERS' EQUITY

The authorized Common Stock of AMCE consists of two classes of stock. Except for the election of directors, each holder of Common Stock (66 2/3 cents par value; 45,000,000 shares authorized) is entitled to one vote per share, and each holder of Class B Stock (66 2/3 cents par value; 30,000,000 shares authorized) is entitled to 10 votes per share. Common stockholders voting as a class are presently entitled to elect two of the seven members of AMCE's Board of Directors with Class B stockholders electing the remainder.

Holders of the Company's stock have no pre-emptive or subscription rights and there are no restrictions with respect to transferability. Holders of the Common Stock have no conversion rights, but holders of Class B Stock may elect to convert at any time on a share-for-share basis into Common Stock.

The Company has authorized 10,000,000 shares of Preferred Stock (66 2/3 cents par value), of which 3,303,600 shares of $1.75 Cumulative Convertible Preferred Stock (66 2/3 cents par value) (the "Convertible Preferred Stock") are issued and outstanding. Dividends are payable quarterly at an annual rate of $1.75 per share.


AMC ENTERTAINMENT INC.
------------------------
50

The Convertible Preferred Stock has preference in liquidation in the amount of $25 per share plus accrued and unpaid dividends. The Convertible Preferred Stock is convertible at the option of the holder into shares of Common Stock at a conversion price of $14.50 per share of Common Stock, subject to change in certain events. In lieu of conversion the Company may, at its option, pay to the holder cash equal to the then market value of the Common Stock. The Company may redeem in whole or in part the Convertible Preferred Stock at a redemption price beginning at $26.00 per share, declining ratably to $25.00 per share after March 15, 2001.

During 1997, various holders of the Company's Convertible Preferred Stock converted 696,400 shares into 1,200,589 shares of Common Stock at a conversion rate of 1.724 shares of Common Stock for each share of Convertible Preferred Stock.

Stock-Based Compensation Plans
In June 1983, AMCE adopted a stock option plan (the "1983 Plan") for selected employees. This plan provided for the grant of rights to purchase shares of Common Stock under both incentive and non-incentive stock option agreements. The number of shares which could be sold under the plan could not exceed 750,000 shares. The 1983 Plan provided that the exercise price could not be less than the fair market value of the stock at the date of grant and unexercised options expired no later than ten years after date of grant. Pursuant to the terms of the 1983 Plan, no further options may be granted under this plan.

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

In November 1994, AMCE adopted a stock option and incentive plan (the "1994 Plan"). This plan provides for three basic types of awards: (i) grants of stock options which are either incentive or non-qualified stock options, (ii) grants of stock awards, which may be either performance or restricted stock awards, and (iii) performance unit awards. The number of shares of Common Stock which may be sold or granted under the plan may not exceed 1,000,000 shares. The 1994 Plan provides that the exercise price for stock options may not be less than the fair market value of the stock at the date of grant and unexercised options expire no later than ten years after date of grant. Options issued under the 1994 Plan vest over two years from the date of issuance.


    AMC ENTERTAINMENT INC.
    ------------------------
                         51

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year (53 Weeks) Ended April 3, 1997 and Years (52 Weeks) Ended March 28, 1996 and March 30, 1995

The Company has adopted the disclosure-only provisions of SFAS 123. As permitted by SFAS 123, the Company has chosen to continue to account for stock-based compensation using the intrinsic value method. Accordingly, no compensation expense has been recognized for the Company's stock-based compensation plans other than for performance-based stock awards. In 1997 and 1996, the Company granted to certain individuals stock awards which are issuable at the end of a performance period ending April 2, 1998 based on certain performance criteria. The number of shares which may be issued at the end of the performance period ranges from zero to 216,000. The Company recognized compensation expense for performance stock awards of $586,000 and $772,000 in 1997 and 1996, respectively. Had compensation expense for the Company's plans been determined based on the fair value at the grant dates for stock options and awards granted in 1997 and 1996, the Company's net earnings and net earnings for common shares would have been different.

The pro forma amounts under SFAS 123 are indicated below:


(In thousands except per share amounts)                                                   1997              1996
------------------------------------------------------------------------------------------------------------------
Net earnings
     As reported                                                                         $18,995            $8,021
     Pro forma                                                                           $18,664            $8,210
Net earnings per common share
     As reported                                                                         $   .74            $  .06
     Pro forma                                                                           $   .72            $  .07



The following table reflects the weighted average fair value per option granted during the year, as well as the significant weighted average assumptions used in determining fair value using the Black-Scholes option-pricing model:

                                                                                          1997              1996
------------------------------------------------------------------------------------------------------------------
Fair value on grant date                                                                 $11.63            $ 6.96
Risk-free interest rate                                                                    6.24%             5.64%
Expected life (years)                                                                         5                 5
Expected volatility                                                                       42.9 %            46.0 %
Expected dividend yield                                                                       -                 -


AMC ENTERTAINMENT INC.
------------------------
52

A summary of stock option activity under all plans is as follows:

                                           1997                          1996                             1995
                               --------------------------------------------------------------------------------------------
                                                Weighted                       Weighted                         Weighted
                                                 Average                        Average                          Average
                                 Number      Exercise Price    Number       Exercise Price      Number       Exercise Price
                               of Shares        Per Share    of Shares         Per Share      of Shares         Per Share
                               --------------------------------------------------------------------------------------------
Outstanding at
 beginning of year              487,500          $  9.67      776,500           $  9.57        813,300           $  9.29
Granted                         103,250          $ 24.80       23,250           $ 14.50         36,500           $ 11.75
Canceled                        (17,250)         $ 10.04     (229,750)          $  9.46        (33,750)          $  9.38
Exercised                       (15,000)         $ 9.375      (82,500)          $ 10.65        (39,550)          $  6.01
                               --------------------------------------------------------------------------------------------
Outstanding at
 end of year                    558,500          $ 12.47      487,500           $  9.67        776,500           $  9.57
                               ============================================================================================
Exercisable at
 end of year                    365,875          $ 10.51      233,250           $  9.45        230,000           $  9.79
                               ============================================================================================
Available for grant at
 end of year                    630,500                       746,500                          817,500
                               ============================================================================================


The following table summarizes information about stock options as of April 3, 1997:

                                              Outstanding Stock Options                         Exercisable Stock Options
----------------------------------------------------------------------------------------------------------------------------
                                                  Weighted-Average
          Range of                 Number             Remaining        Weighted-Average         Number      Weighted-Average
      Exercise Prices            of Shares        Contractual Life      Exercise Price        of Shares      Exercise Price
$  9.25     to    $  11.75        436,500             6.3 years             $  9.46            335,250           $  9.51
$ 14.50     to    $  18.50         29,250             8.7 years             $ 15.94              9,375           $ 14.50
$ 24.50     to    $ 26.375         92,750             9.1 years             $ 25.52             21,250           $ 24.50
----------------------------------------------------------------------------------------------------------------------------
$  9.25     to    $ 26.375        558,500             6.9 years             $ 12.47            365,875           $ 10.51
============================================================================================================================


      AMC ENTERTAINMENT INC.
    ------------------------
                         53

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year (53 Weeks) Ended April 3, 1997 and Years (52 Weeks) Ended March 28, 1996 and March 30, 1995

NOTE 7 - INCOME TAXES

Income taxes reflected in the Consolidated Statements of Operations for the three years ended April 3, 1997 are as follows:

(In thousands)                                                       1997              1996               1995
------------------------------------------------------------------------------------------------------------------
Current:
   Federal                                                           $ 11,418          $  5,134           $  7,738
   State                                                                3,958             2,094              4,547
                                                                     ---------------------------------------------
      Total current                                                    15,376             7,228             12,285
Deferred:
   Federal                                                             (2,114)           (1,121)            (1,238)
   State                                                                 (362)             (207)              (255)
   Change in valuation allowance                                            -                 -            (19,792)
                                                                     ---------------------------------------------
      Total deferred                                                   (2,476)           (1,328)           (21,285)
                                                                     ---------------------------------------------
Total provision                                                        12,900             5,900             (9,000)
Tax benefit of extraordinary item - extinguishment of debt                  -            13,400                  -
                                                                     ---------------------------------------------
Total provision before extraordinary item                            $ 12,900          $ 19,300           $ (9,000)
                                                                     =============================================


The effective tax rate on income before extraordinary items was 40.4%, 41.4%, and (36.0%) in 1997, 1996 and 1995, respectively. The difference between the effective rate and the U.S. federal income tax statutory rate of 35% is accounted for as follows:

(In thousands)                                                          1997              1996              1995
------------------------------------------------------------------------------------------------------------------
Tax on earnings before provision for income tax
 and extraordinary item at statutory rates                            $ 11,163          $ 16,335          $  8,742
Add (subtract) tax effect of:
   State income taxes, net of federal tax benefit                        2,258             3,163             2,973
   Change in valuation allowance                                             -                 -           (19,792)
   Other, net                                                             (521)             (198)             (923)
                                                                      --------------------------------------------
   Income tax provision                                               $ 12,900          $ 19,300          $ (9,000)
                                                                      ============================================



AMC ENTERTAINMENT INC.
------------------------
54

The significant components of deferred income tax assets and liabilities as of April 3, 1997 and March 28, 1996 are as follows:

                                                                      1997                                1996
                                                          ----------------------------------------------------------------
                                                               Deferred Income Tax                 Deferred Income Tax
(In thousands)                                             Assets          Liabilities         Assets          Liabilities
--------------------------------------------------------------------------------------------------------------------------
Accrued reserves and liabilities                          $  9,189           $   179          $  5,323           $   343
Investments in partnerships                                      -               495                 -               419
Capital lease obligations                                   11,464                 -            10,852                 -
Depreciation                                                 5,587                 -             7,842                 -
Deferred rents                                               6,254                 -             5,266                 -
Other                                                          550             2,181               683             1,491
                                                          ----------------------------------------------------------------
      Total                                                 33,044             2,855            29,966             2,253
Less: Current deferred income taxes                          6,586               210             3,702               495
                                                          ----------------------------------------------------------------
Total noncurrent deferred income taxes                    $ 26,458           $ 2,645          $ 26,264           $ 1,758
                                                          ================================================================
Net noncurrent deferred income taxes                      $ 23,813                            $ 24,506
                                                          ================================================================


SFAS 109 requires that a valuation allowance be provided against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Based upon positive earnings in recent years and the expectation that taxable income will continue for the foreseeable future, management believes it is more likely than not that the Company will realize its deferred tax assets and, accordingly, no valuation allowance has been provided as of April 3, 1997 and March 28, 1996.

NOTE 8 - LEASES

The majority of the Company's operations are conducted in premises occupied under lease agreements with base terms ranging generally from 15 to 25 years, with certain leases containing options to extend the leases for up to an additional 20 years. The leases provide for fixed rentals and/or rentals based on revenues with a guaranteed minimum. The Company also leases certain equipment under leases expiring at various dates. The majority of the leases provide that the Company will pay all, or substantially all, taxes, maintenance, insurance and certain other operating expenses. Assets held under capital lease obligations are included in property. Performance under some leases has been guaranteed by DI.


    AMC ENTERTAINMENT INC.
    ------------------------
                         55

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year (53 Weeks) Ended April 3, 1997 and Years (52 Weeks) Ended March 28, 1996 and March 30, 1995


Following is a schedule, by year, of future minimum rental payments required under existing operating leases that have initial or remaining non-cancellable terms in excess of one year as of April 3, 1997:

(In thousands)
--------------------------------------------------------------------------------
      1998                                                    $   68,551
      1999                                                        69,070
      2000                                                        68,406
      2001                                                        66,388
      2002                                                        63,748
      Thereafter                                                 722,341
                                                              ----------
        Total minimum payments required                       $1,058,504
                                                              ==========


The Company has entered into agreements to lease space for the operation of theatres not yet fully constructed. The scheduled completion of construction and theatre openings are at various dates during fiscal 1998. The future minimum rental payments required under the terms of these leases total approximately $429 million.

In addition, the Company entered into a master lease agreement during fiscal 1997 for three theatres with an expected cost of approximately $81 million. Rental amounts will be based on the final construction costs of the theatres and the lessor's cost of funds and will be finalized as the theatres open. The initial lease term under the agreement will be three years. The master lease agreement provides for a substantial residual value guarantee by the Company and includes purchase and renewal options. The Company expects these leases to be classified as operating leases.

The Company records rent expense on a straight-line basis over the term of the lease. Included in long-term liabilities as of April 3, 1997 and March 28, 1996 is $16,278,000 and $12,858,000, respectively, of deferred rent representing pro rata future minimum rental payments for leases with scheduled rent increases.

Rent expense is summarized as follows:

(In thousands)                                                          1997              1996              1995
------------------------------------------------------------------------------------------------------------------
Minimum rentals                                                       $ 80,670          $ 64,657          $ 59,790
Percentage rentals based on revenues                                     2,008             2,354             1,970
                                                                      --------------------------------------------
                                                                      $ 82,678          $ 67,011          $ 61,760
                                                                      ============================================



AMC ENTERTAINMENT INC.
------------------------
56

NOTE 9 - EMPLOYEE BENEFIT PLANS

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

The following table sets forth the plan's funded status as of December 31, 1996 and 1995 (plan valuation dates) and the amounts included in the Consolidated Balance Sheets as of April 3, 1997 and March 28, 1996:

(In thousands)                                                                   1997               1996
------------------------------------------------------------------------------------------------------------
Actuarial present value of accumulated benefit
 obligation, including vested benefits of $11,139 and $10,041                    $ 11,309           $ 10,205
                                                                                 ===========================
Projected benefit obligation for service rendered to date                        $ 18,489           $ 17,051
Plan assets at fair value                                                         (10,857)            (9,580)
                                                                                 ---------------------------
Projected benefit obligation in excess of plan assets                               7,632              7,471
Unrecognized net loss from past experience different from that
 assumed and effects of changes in assumptions                                       (686)            (1,509)
Unrecognized net obligation upon adoption being recognized over 15 years           (1,411)            (1,588)
                                                                                 ---------------------------
Pension liability                                                                 $ 5,535            $ 4,374
                                                                                 ===========================


Net pension expense includes the following components:

(In thousands)                                                   1997              1996              1995
-----------------------------------------------------------------------------------------------------------
Service cost                                                    $ 1,191           $   855           $ 1,261
Interest cost                                                     1,188               966               971
Actual return on plan assets                                     (1,218)           (1,630)               55
Net amortization and deferral                                       563             1,096              (190)
                                                                -------------------------------------------
Net pension expense                                             $ 1,724           $ 1,287           $ 2,097
                                                                ===========================================


The Company also sponsors a non-contributory Supplemental Executive Retirement Plan (the "SERP") which provides certain employees additional pension benefits. The actuarial present value of accumulated plan benefits related to the SERP was $569,000 and $379,000 as of April 3, 1997 and March 28, 1996, respectively, which is reflected in the Consolidated Balance Sheets.


    AMC ENTERTAINMENT INC.
    ------------------------
                         57

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year (53 Weeks) Ended April 3, 1997, and Years (52 Weeks) Ended March 28, 1996 and March 30, 1995

The weighted average discount rate used to measure the plans' projected benefit obligations was 7.0% for 1997 and 1996 and 7.75% in 1995. The rate of increase in future compensation levels was 6.0% for 1997, 1996 and 1995 and the expected long-term rate of return on assets was 8.5% for 1997, 1996 and 1995. A limited number of employees are covered by collective bargaining agreements under which payments are made to a union-administered fund.

The Company sponsors a voluntary thrift savings plan covering the same employees eligible for the pension plan. Since inception of the savings plan, the Company has matched 50% of each eligible employee's elective contributions, limited to 3% of the employee's salary.

The Company's expense under the thrift savings plan was $1,270,000, $1,032,000 and $1,015,000 for 1997, 1996 and 1995, respectively.

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

The following table sets forth the plans' accumulated postretirement benefit obligation reconciled with the amounts included in the Consolidated Balance Sheets as of April 3, 1997 and March 28, 1996:

(In thousands)                                                                     1997              1996
-----------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                                                       $   618           $   557
   Fully eligible active plan participants                                            513               438
   Other active plan participants                                                   1,777             1,292
                                                                                  -------------------------
Accumulated postretirement benefit obligation                                       2,908             2,287
Unrecognized net obligation upon adoption being
 recognized over 20 years                                                            (697)             (747)
Unrecognized gain (loss)                                                             (190)              105
                                                                                  -------------------------
Postretirement benefit liability                                                  $ 2,021           $ 1,645
                                                                                  =========================



AMC ENTERTAINMENT INC.
------------------------
58

Postretirement expense includes the following components:

(In thousands)                                                     1997             1996               1995
------------------------------------------------------------------------------------------------------------
Service cost                                                       $ 199            $ 192              $ 188
Interest cost                                                        172              208                202
Net amortization and deferral                                         50               66                 66
                                                                   -----------------------------------------
Postretirement expense                                             $ 421            $ 466              $ 456
                                                                   =========================================


For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed for 1997 was 7.5% for medical and 4.75% for dental. The rates were assumed to decrease gradually to 5.0% for medical and 3.0% for dental at 2020 and remain at that level thereafter. The health care cost trend rate assumption has a significant effect on the amounts reported. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of April 3, 1997 by $862,000 and the aggregate of the service and interest cost components of postretirement expense for 1997 by $164,000. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% for 1997 and 1996 and 7.75% for 1995.

NOTE 10 - CONTINGENCIES

The Company, in the normal course of business, is party to various legal actions. Management believes that the potential exposure, if any, from such matters would not have a material adverse effect on the financial condition, cash flows or results of operations of the Company.

NOTE 11 - FUTURE DISPOSITION OF ASSETS

The Company has provided reserves for estimated losses from discontinuing the operation of fast food restaurants, for theatres which have been or are expected to be closed and for other future dispositions of assets.

In conjunction with the opening of certain new theatres in fiscal 1986 through 1988, the Company expanded its food services by leasing additional space adjacent to those theatres to operate specialty fast food restaurants. The Company discontinued operating the restaurants due to unprofitability. The Company continues to sub-lease or to convert to other uses the space leased for these restaurants. The Company is obligated under long-term lease commitments with remaining terms of up to eleven years. As of April 3, 1997, the base rents aggregate approximately $779,000 annually, and $7,150,000 over the remaining term of the leases. As of April 3, 1997, the Company has subleased approximately 55% of the space with remaining terms ranging from 2 months to 68 months. Non-cancellable subleases currently aggregate approximately $496,000 annually, and $4,216,000 over the remaining term of the subleases.


    AMC ENTERTAINMENT INC.
    ------------------------
                         59

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year (53 Weeks) Ended April 3, 1997 and Years (52 Weeks) Ended March 28, 1996 and March 30, 1995


NOTE 12 - TRANSACTIONS WITH DURWOOD, INC.

The Company and DI maintain intercompany accounts. Charges to the intercompany accounts include the allocation of AMC general and administrative expense of $116,000 in 1996 and 1995 and payments made by AMC on behalf of DI. There were no general and administrative allocations in 1997. DI and non-AMCE subsidiaries owed the Company $181,000 and $795,000 as of April 3, 1997 and March 28, 1996, respectively.

The Board of Directors has approved an agreement providing for the Merger of the Company and DI, with the Company remaining as the surviving entity. The Merger has been sought by members of the Durwood family so that they may hold their interests in the Company directly instead of indirectly through DI and a related entity. In the Merger, stockholders of DI would exchange their shares of DI stock for shares of the Company's stock. Although the outstanding shares of the Company's Common Stock will increase and the outstanding shares of its Class B Stock will decrease if the Merger is effected, no aggregate increase in total outstanding shares will occur because the shares of the Company owned by DI will be canceled and the shares of the Company held by other stockholders would not be exchanged in the Merger. A condition to the Merger is that the Merger Agreement receive approval of the holders of a majority of the shares of Common Stock other than DI, the Durwood family, their spouses and children and officers and directors of the Company.

DI is primarily a holding company with no significant operations or assets other than its equity interest in the Company. Management expects that the Merger will be accounted for as a corporate reorganization and that, accordingly, the recorded balances for consolidated assets, liabilities, total stockholders' equity and results of operations of the Company would not be affected. If the Merger occurs, the Company will be responsible for paying 50% of the costs in connection with the Merger; the aggregate merger costs for both the company and DI are estimated to be approximately $2 million. Management does not believe that the transaction will have a significant effect on the Company's financial condition, liquidity or capital resources.


AMC ENTERTAINMENT INC.
------------------------
60

NOTE 13 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

The estimated fair values of the Company's financial instruments are as follows:

                                                               1997                               1996
                                                    --------------------------------------------------------------
                                                    Carrying            Fair           Carrying             Fair
(In thousands)                                       Amount             Value           Amount              Value
------------------------------------------------------------------------------------------------------------------
Financial assets:
   Cash and equivalents                             $ 24,715          $ 24,715         $ 10,795           $ 10,795
Financial liabilities:
   Cash overdrafts                                  $ 11,175          $ 11,175         $ 22,848           $ 22,848
   Corporate borrowings                              315,072           315,804          126,150            126,992



      AMC ENTERTAINMENT INC.
    ------------------------
                         61

STATEMENTS OF OPERATIONS BY QUARTER

                                                          June 27,          June 29,         Sept. 26,         Sept. 28,
(In thousands, except per share amounts) (Unaudited)        1996              1995              1996              1995
------------------------------------------------------------------------------------------------------------------------------
Total revenues                                           $ 161,927         $ 153,409         $ 202,436         $ 184,482
Total cost of operations                                   132,821           118,738           155,593           135,497
General and administrative                                  13,025            11,085            11,647            14,497
Depreciation and amortization                               11,674             9,972            12,740            10,471
                                                         ---------------------------------------------------------------------
Operating income                                             4,407            13,614            22,456            24,017
Interest expense                                             4,909             8,309             4,852             8,318
Investment income                                              182             2,226               139             2,440
Gain (loss) on disposition of assets                            18               (15)              (49)             (123)
                                                         ---------------------------------------------------------------------
Earnings (loss) before income taxes
 and extraordinary item                                       (302)            7,516            17,694            18,016
Income tax provision                                          (125)            3,100             7,125             7,400
                                                         ---------------------------------------------------------------------
Earnings (loss) before extraordinary item                     (177)            4,416            10,569            10,616
Extraordinary item
 - Loss on extinguishment of debt
 (net of income tax benefit of $13,400)                          -                 -                 -                 -
                                                         ---------------------------------------------------------------------
Net earnings (loss)                                      $    (177)        $   4,416         $  10,569         $  10,616
                                                         =====================================================================
Preferred dividends                                          1,546             1,750             1,454             1,750
                                                         ---------------------------------------------------------------------
Net earnings (loss)
 for common shares                                       $  (1,723)        $   2,666         $   9,115         $   8,866
                                                         =====================================================================
Earnings (loss) per share before
 extraordinary item:
Primary                                                  $    (.10)        $     .16         $     .51         $     .53
                                                         =====================================================================
Fully diluted                                            $    (.10)        $     .16         $     .44         $     .45
                                                         =====================================================================
Earnings (loss) per share:
Primary                                                  $    (.10)        $     .16         $     .51         $     .53
                                                         =====================================================================
Fully diluted                                            $    (.10)        $     .16         $     .44         $     .45
                                                         =====================================================================

<F1> During the fourth quarter of 1996, the Company adopted Statement of
     Financial Accounting Standards No. 121 ("SFAS 121"), Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed Of. As a result, the Company recognized an impairment loss under SFAS 121 of $1,799.
<F2> During the fourth quarter of 1997, the Company recognized an impairment loss under SFAS 121 of $7,231.
<F3> Fiscal year 1997 consists of 53 weeks and the fiscal quarter ended April
     3, 1997 consists of 14 weeks.


AMC ENTERTAINMENT INC.
------------------------
62



                                                                      Dec. 26,          Dec. 28,          April 3,
                                                                        1996              1995            1997<F3>
------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                       $ 163,192         $ 154,970         $ 222,042
Total cost of operations                                               130,464           118,252           161,124
General and administrative                                              13,910            11,437            18,065
Depreciation and amortization                                           13,129            10,399            22,260<F2>
                                                                     ---------------------------------------------------------
Operating income                                                         5,689            14,882            20,593
Interest expense                                                         5,275             7,883             6,986
Investment income                                                          343             1,958               192
Gain (loss) on disposition of assets                                       (53)              159                 -
                                                                     ---------------------------------------------------------
Earnings (loss) before income taxes
 and extraordinary item                                                    704             9,116            13,799
Income tax provision                                                       285             3,800             5,615
                                                                     ---------------------------------------------------------
Earnings (loss) before extraordinary item                                  419             5,316             8,184
Extraordinary item
 - Loss on extinguishment of debt
 (net of income tax benefit of $13,400)                                      -           (19,350)                -
                                                                     ---------------------------------------------------------
Net earnings (loss)                                                  $     419         $ (14,034)        $   8,184
                                                                     =========================================================
Preferred dividends                                                      1,454             1,750             1,453
                                                                     ---------------------------------------------------------
Net earnings (loss)
 for common shares                                                   $  (1,035)        $ (15,784)        $   6,731
                                                                     =========================================================
Earnings (loss) per share before
 extraordinary item:
Primary                                                              $    (.06)        $     .21         $     .38
                                                                     =========================================================
Fully diluted                                                        $    (.06)        $     .21         $     .34
                                                                     =========================================================
Earnings (loss) per share:
Primary                                                              $    (.06)        $    (.93)        $     .38
                                                                     =========================================================
Fully diluted                                                        $    (.06)        $    (.93)        $     .34
                                                                     =========================================================


    AMC ENTERTAINMENT INC.
  ------------------------
                        63



                                                                     March 28,                 Fiscal Year
                                                                       1996             1997<F3>            1996
------------------------------------------------------------------------------------------------------------------------------
Total revenues                                                       $ 163,111         $ 749,597         $ 655,972
Total cost of operations                                               118,871           580,002           491,358
General and administrative                                              15,040            56,647            52,059
Depreciation and amortization                                           13,044<F1>        59,803            43,886
                                                                     ---------------------------------------------------------
Operating income                                                        16,156            53,145            68,669
Interest expense                                                         4,318            22,022            28,828
Investment income                                                          428               856             7,052
Gain (loss) on disposition of assets                                      (243)              (84)             (222)
                                                                     ---------------------------------------------------------
Earnings (loss) before income taxes
 and extraordinary item                                                 12,023            31,895            46,671
Income tax provision                                                     5,000            12,900            19,300
                                                                     ---------------------------------------------------------
Earnings (loss) before extraordinary item                                7,023            18,995            27,371
Extraordinary item
 - Loss on extinguishment of debt
 (net of income tax benefit of $13,400)                                      -                 -           (19,350)
                                                                     ---------------------------------------------------------
Net earnings (loss)                                                  $   7,023         $  18,995         $   8,021
                                                                     =========================================================
Preferred dividends                                                      1,750             5,907             7,000
                                                                     ---------------------------------------------------------
Net earnings (loss)
 for common shares                                                   $   5,273         $  13,088         $   1,021
                                                                     =========================================================
Earnings (loss) per share before
 extraordinary item:
Primary                                                              $     .31         $     .74         $    1.21
                                                                     =========================================================
Fully diluted                                                        $     .29         $     .73         $    1.20
                                                                     =========================================================
Earnings (loss) per share:
Primary                                                              $     .31         $     .74         $     .06
                                                                     =========================================================
Fully diluted                                                        $     .29         $     .73         $     .06
                                                                     =========================================================



      AMC ENTERTAINMENT INC.
    ------------------------
                         63

INVESTOR INFORMATION

Stock Listing/Symbol
AMC Entertainment Inc. Common Stock is traded on the American and Pacific Stock Exchanges under the symbol AEN. The Preferred Stock is traded on the American Stock Exchange under the symbol AEN Pr. There is no established public trading market for Convertible Class B Stock.

Quarterly Common Stock Price Range
                                Fiscal 1997                   Fiscal 1996
                          ------------------------------------------------------
                            High           Low            High           Low
                          ------------------------------------------------------
First Quarter             $ 33.87        $ 23.12        $ 14.50        $ 11.00
Second Quarter              27.87          15.87          18.12          13.50
Third Quarter               19.50          13.75          23.50          17.62
Fourth Quarter              20.25          13.87          24.12          19.25
Year                      $ 33.87        $ 13.75        $ 24.12        $ 11.00

(As reported on the American Stock Exchange)

Stock Ownership
At the end of fiscal 1997, the Company had 6,583,969 common shares of Common Stock outstanding, 42.9% of which were beneficially owned by company management. There were 470 shareholders of record on May 19, 1997. At the end of fiscal 1997, the Company had 11,157,000 shares of Convertible Class B outstanding, 100% of which were beneficially owned by Company management. There was one shareholder of record on May 19, 1997.

SEC Form 1O-K
A copy of the report to the Securities and Exchange Commission on Form 10-K may be obtained without charge upon written request to the Finance Department at AMC headquarters.

Annual Meeting
The annual meeting of stockholders will be held on Thursday, November 13, 1997, at 11a.m. cst. Location will be announced at a later date.

Quarterly Calendar
The Company has a 52/53 week fiscal year ending on the Thursday closest to the last day of March. Fiscal 1998 quarter-end dates will be July 3, October 2, January 1 and April 2. Fiscal 1998 will be a 52 week year. Quarterly results usually are announced approximately four weeks after the close of the quarter.

Registrar and Transfer Agent
UMB Bank, n.a., Securities Transfer Division
928 Grand Avenue, 13th Floor, P.O. Box 410064
Kansas City, Missouri 64141-6226

Corporate Offices
AMC Entertainment Inc., 106 West 14th Street
P.O. Box 419615, Kansas City, Missouri 64141-6615
(816) 221-4000

Independent Public Accountants
Coopers & Lybrand L.L.P., Kansas City, Missouri

Additional Information
For additional information on AMC Entertainment Inc., please contact:

Craig R. Ramsey, Vice President, Finance
AMC Entertainment Inc.,106 West 14th Street
P.O. Box 419615, Kansas City, Missouri 64141-6615
(816) 221-4000


AMC ENTERTAINMENT INC.
------------------------
64

                     CORPORATE OFFICERS AND DIRECTORS

Corporate Officers

AMC Entertainment Inc.

  Stanley H. Durwood
  Chairman of the Board and Chief Executive Officer

  Peter C. Brown
  President and Chief Financial Officer

  Richard L. Obert
  Senior Vice President and Chief Accounting and Information Officer

  James V. Beynon
  Vice President and Treasurer

  Craig R. Ramsey
  Vice President, Finance

  Nancy L. Gallagher
  Vice President and Corporate Secretary

American Multi-Cinema, Inc.

  Philip M. Singleton
  President and Chief Operating Officer

  John D. McDonald
  Senior Vice President, Corporate Operations

  Richard J. King
  Senior Vice President, Northeast Operations

  Rolando B. Rodriguez
  Senior Vice President, South Operations

  Richard T. Walsh
  Senior Vice President, West Operations

AMC Entertainment International, Inc.

  Gary S. Thyer
  Vice President, International Operations

  Mark A. McDonald
  Senior Vice President, Asia Operations

  Bruno B. Frydman
  President, AMC Europe S.A.

Centertainment, Inc.

  Charles P. Stilley
  President

  Sam J. Giordano
  Executive Vice President, Design and Construction

  Nicholas A. Bashkiroff
  Vice President, Development

AMC Film Marketing

  Richard M. Fay
  President

National Cinema Network, Inc.

  Robert E. Martin
  President

Board of Directors

  Stanley H. Durwood
  Chairman of the Board and Chief Executive Officer
  AMC Entertainment Inc.

  Peter C. Brown
  President and Chief Financial Officer
  AMC Entertainment Inc.

  Philip M. Singleton
  President and Chief Operating Officer
  American Multi-Cinema, Inc.

  Charles J. Egan, Jr.
  Vice President
  Hallmark Cards, Incorporated

  William T. Grant, II
  Chairman, President and Chief Executive Officer
  LabOne, Inc.

  John P. Mascotte
  President and Chief Executive Officer
  Blue Cross and Blue Shield of Kansas City, Inc.

  Paul E. Vardeman
  Shareholder and Director
  Polsinelli, White, Vardeman and Shalton, P.C.


      AMC ENTERTAINMENT INC.
    ------------------------
                         65